      As filed with the Securities and Exchange Commission on May 23, 2000
                                            Registration Statement No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ----------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                               ----------------
                      3-Dimensional Pharmaceuticals, Inc.
             (Exact name of Registrant as specified in its charter)
        Delaware                     2834                    23-2716487
                               (Primary Standard            (IRS Employer
     (State or other              Industrial           Identification Number)
     jurisdiction of       Classification Code No.)
    incorporation or
      organization)
                     Eagleview Corporate Center, Suite 104
                               665 Stockton Drive
                                Exton, PA 19341
                                  610-458-8959
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ----------------
                           David C. U'Prichard, Ph.D.
                            Chief Executive Officer
                      3-Dimensional Pharmaceuticals, Inc.
                     Eagleview Corporate Center, Suite 104
                               665 Stockton Drive
                                Exton, PA 19341
                                  610-458-8959
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ----------------
                                   Copies to:
         Randall B. Sunberg                         Jeffrey E. Cohen
     Morgan, Lewis & Bockius LLP                    Coudert Brothers
         1701 Market Street                    1114 Avenue of the Americas
       Philadelphia, PA 19103                    New York, NY 10036-7703
           (215) 963-5000                            (212) 626-4400
  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                          Proposed
 Title of Each Class of                   Maximum         Proposed      Amount of the
    Securities to Be      Amount to be Offering Price Maximum Aggregate Registration
       Registered          Registered   Per Share(1)  Offering Price(1)      Fee
-------------------------------------------------------------------------------------
Common Stock, $0.001 par
 value(2)..............                                  $70,000,000       $18,480
-------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.
(2) Includes     shares that the underwriters have the option to purchase to cover over-allotments, if any.

                               ----------------
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such
Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. We may not sell these securities until the registration statement + +filed with the Securities and Exchange Commission becomes effective. This +
+preliminary prospectus is not an offer to sell these securities nor a         +
+solicitation of an offer to buy these securities in any jurisdiction where    +
+the offer or sale is not permitted.                                           +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED MAY 23, 2000

PRELIMINARY PROSPECTUS

                                       Shares

                                 [LOGO OF 3DP]

                                  Common Stock

                                  -----------

This is an initial public offering of     shares of common stock of 3-
Dimensional Pharmaceuticals, Inc. We are selling all of the shares of common stock offered under this prospectus.

We expect the public offering price for our common stock to be between $   and
$   per share. There is currently no public market for our common stock. We have applied to have our common stock approved for listing on the Nasdaq National Market under the symbol "DDDP".

See "Risk Factors" beginning on page 7 to read about risks that you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                                  -----------

                                                                      Per
                                                                     Share Total
                                                                     ----- -----
Public offering price............................................... $     $
Underwriting discounts and commissions.............................. $     $
Proceeds to 3-Dimensional Pharmaceuticals, Inc...................... $     $

                                  -----------

We have granted the underwriters a 30-day option to purchase up to an
additional     shares of common stock from us at the initial public offering price less the underwriting discount.

The underwriters are severally underwriting the shares being offered. The
underwriters expect to deliver the shares in New York, New York, on      ,
2000.

                                  -----------

Bear, Stearns & Co. Inc.

            Chase H&Q

                                                      U.S. Bancorp Piper Jaffray

                  The date of this prospectus is      , 2000.

                                    SUMMARY

  Because this is only a summary, it does not contain all the information that may be important to you. You should read the entire prospectus, especially the section entitled "Risk Factors", and the financial statements and notes, before deciding to invest in shares of our common stock.

                                    Overview

  We are a post-genomics drug discovery company that has developed a unique integration of proprietary technologies to provide an accelerated and improved methodology for "gene-to-clinic" small molecule drug discovery. We designed our DiscoverWorks technologies to capitalize on the opportunities for drug discovery presented by the thousands of new therapeutic targets being revealed from the sequencing of the human genome. Our technologies also facilitate drug discovery for well-characterized therapeutic targets that have historically proven difficult using traditional discovery methods. We believe that our technologies, which are applicable to virtually any disease target or therapeutic indication, produce development compounds in a more timely and cost-effective manner and with a higher probability of success than that currently achieved using conventional methods. We are using our technologies both to assist collaborators in discovering drug candidates, and to discover and develop an internal pipeline of orally active drug candidates, initially targeted at cardiovascular disease and oncology, which we currently intend to out-license at the pre-clinical or early clinical stage.

                               Market Opportunity

  Drug discovery has traditionally been a costly and time-consuming process in which the failure rate remains very high. During the past decade, pharmaceutical research and development has become more complex and expensive, with the average cost of bringing a new drug to market now estimated to be in excess of $500 million. Despite a more than three-fold increase in research and development expenditure in the last ten years by the pharmaceutical industry, there has been only a modest increase in the number of new chemical entities, or NCEs, approved by the U.S. Food and Drug Administration or FDA.

  The challenges to timely and cost-effective drug discovery faced by pharmaceutical companies will grow as continuing advances are made in genomics research. While there are approximately 500 currently known biological targets for human therapeutics, it is estimated that an additional 5,000 to 10,000 potential targets will be identified through genomics research over the next five years. Consequently, we expect bottlenecks in the discovery process to become increasingly severe and impede exploitation of the wealth of opportunities presented by genomics research. Accordingly, we believe that pharmaceutical companies will increasingly outsource aspects of discovery to companies with advanced technology capabilities, and in-license drug candidates developed by others.

                                  Our Solution

  The major steps in the drug discovery process involve producing a target protein; identifying compounds which interact with the particular target protein; synthesis and testing of structurally similar compounds, or "analogs", in order to produce "lead" compounds with increased suitability as potential drugs; and additional chemical modification, or "optimization", of such lead compounds to produce candidates for pre-clinical and clinical development. In addition, parallel testing seeks to confirm, or "validate", the link between the target protein and a specific disease.

  We believe that our DiscoverWorks technologies offer a solution to the post-genomics drug discovery challenge by integrating the following technologies and capabilities:

  . Proprietary protein production technology, which permits us to produce large quantities of target proteins rapidly and cost-efficiently.

  . Proprietary ThermoFluor high-throughput screening technology which permits us to set up in less than one week a screen for virtually any target protein and quantitatively assess within one month the binding of a large library of compounds to such target. We believe the industry norm for setting up and running a high-throughput screen is two to six months.

  . A collection, or "library", of over 200,000 chemical compounds, together with a virtual library of approximately 2.5 billion novel analogs, stored in our computer database, all of which analogs can be synthesized using automated procedures.

  . Proprietary DirectedDiversity technology which links combinatorial chemistry with our patented software and drug property databases to enable synthesis and testing of successive libraries of compounds intelligently selected by our software to optimize desired drug-like characteristics.

  . Three-dimensional target protein structure analysis using X-ray crystallography, which we combine with our DirectedDiversity technology to incorporate structural knowledge of the protein in the intelligent design of libraries of compounds for testing.

  . Chemistry-driven target validation technology, based on ThermoFluor screening of novel target proteins to establish their biochemical and pharmacological properties, together with rapid production of lead compounds to confirm the therapeutic significance of a given target protein early in the discovery process.

  We believe that using our DiscoverWorks technology creates the following advantages:

  . Time Compression. Our ThermoFluor screening process and our ability to rapidly select and synthesize compounds from our libraries compress an important segment of the R&D process, from assay set-up to the generation of a series of lead compounds with potential in vivo efficacy, from fourteen to thirty months at many pharmaceutical companies to as little as seven to ten months. This is expected to reduce resources required and development costs per target, allow more targets to be discovered with a given set of resources and accelerate time to market of successful drugs.

  . Improved Compound Characteristics. DiscoverWorks enhances the incorporation of drug-like characteristics into development compounds, thereby increasing the likelihood of commercial success, through the high quality of our compound libraries and our lead optimization and structure-based drug design capabilities.

  . Broad Target Applicability. DiscoverWorks can be used for virtually any target protein, through the flexible capabilities of ThermoFluor, the breadth of our compound libraries and our protein expression capabilities.

  In summary, we believe DiscoverWorks has the potential to make better drug candidates, in a faster and more efficient manner, for almost any given target protein.

                         GPCR Drug Discovery Technology

  G-Protein Coupled Receptors, or GPCRs, comprise a class of drug targets estimated to account for over $20 billion in annual drug sales. While current drugs target less than 100 of these receptors, there are at least an equal number of other well-characterized but unexploited GPCRs, and genomic sequencing has revealed an estimated 1,000 previously unknown GPCRs that are potential new drug targets. To date, while there are computer derived model 3-D structures of GPCRs, there are no experimentally derived 3-D structures of any GPCR, and therefore rational structure-based drug design based on the actual 3-D molecular structure of target GPCRs has not been possible. Recently, we successfully produced high-quality crystals which we believe will enable us to experimentally determine the first 3-D molecular structure of a GPCR. We believe that this and other 3-D structures expected to emerge from our laboratories, together with our supporting technology in protein production, will be key to unlocking the potential of GPCR genomics data for new drug discovery.

                       Collaborative Discovery Agreements

  We currently have collaborative discovery agreements with DuPont Pharmaceuticals Company, Boehringer Ingelheim Pharmaceuticals, Inc., Aventis Crop Protection GmbH, E.I. DuPont de Nemours, Heska Corporation, Inc. and BioCryst Pharmaceuticals, Inc.

                             Internal Drug Pipeline

  We have also leveraged our technologies to develop a promising internal pipeline of cardiovascular and oncology drug candidates, which we currently intend to out-license at the pre-clinical or early clinical stage to pharmaceutical companies for clinical development and marketing. This pipeline includes one clinical and eight preclinical programs. Our most advanced cardiovascular product candidate, an orally acting antithrombotic agent designed to inhibit the formation of blood clots, is currently in Phase 1 clinical trials. Our most advanced oncology product candidate, which may also be useful for cardiovascular indications, is an orally active urokinase inhibitor designed to inhibit the supply of blood to and growth of tumors. We have recently out-licensed our urokinase development program to Schering AG, Germany.

                                  Our Strategy

  Our objective is to be an industry leader in the post-genomics era in the discovery and optimization of novel drug candidates by:

  . further developing our DiscoverWorks technologies;

  . developing and commercializing our unique GPCR discovery technology;

  . developing and expanding our internal drug discovery pipeline to produce drug candidates for out-licensing; and

  . entering into additional "gene-to-clinic" discovery collaborations.

  We also intend to continue to apply our technologies to applications in the agricultural and veterinary medicine industries.

                             Additional Information

  We were incorporated in the State of Delaware in March 1993. Our executive offices are located in the Eagleview Corporate Center, 665 Stockton Drive, Exton, Pennsylvania 19341, and our telephone number is (610) 458-8959. Our web site is http://www.3dp.com. The information found on our web site is not part of this prospectus.

                                  THE OFFERING

Common stock offered by           shares
us........................

Common stock to be
outstanding after the
offering..................
                                  shares

Use of proceeds...........  We intend to use the net proceeds from this offering for research and development, acquisition or licensing of targets or technologies; expansion of our facilities; general corporate and working capital purposes; and possible future acquisitions.

Proposed Nasdaq National
Market symbol.............
                            DDDP

  The number of shares outstanding after this offering excludes, as of May 23, 2000:

  . 6,691,093 shares of our common stock reserved for issuance under our equity compensation plan, of which 5,757,124 shares are issuable upon exercise of outstanding options at a weighted average exercise price of $1.14 per share;

  . warrants to purchase 4,920,626 shares of common stock at a weighted average exercise price of $0.90 per share; and

  . warrants to purchase 239,475 shares of series A-1 preferred stock, which will either be exercised prior to the closing of this offering (and therefore be automatically converted into shares of common stock at the closing of this offering) or become exercisable for 239,475 shares of common stock upon the closing of this offering at an exercise price of $1.00 per share.

  Generally, the information in this prospectus, unless otherwise noted:

  . assumes that the over-allotment option is not exercised;

  . reflects the automatic conversion of all outstanding shares of preferred stock into an aggregate of shares of common stock upon the closing of this offering; and

  . assumes the issuance of an estimated     shares of our common stock upon
    the automatic conversion at the initial public offering price, at the closing of this offering, of $979,000 of convertible promissory notes, plus accrued interest, issued in lieu of cash payment of dividends to the holders of our series A-1 preferred stock.

                                ----------------

  DirectedDiversity and ThermoFluor are federally registered trademarks of 3-Dimensional Pharmaceuticals, Inc. or "3DP." We have also applied for a federally registered trademark for DiscoverWorks. This prospectus also refers to trade names and trademarks of other organizations.

                             SUMMARY FINANCIAL DATA
                       (in thousands and per share data)

  The following financial information should be read together with the financial statements and notes thereto and the "Selected Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections included elsewhere in this prospectus.

                                                                          Three Months Ended
                                  Year ended December 31,                     March 31,
                          --------------------------------------------  -----------------------
                           1995     1996     1997     1998      1999     1999         2000
                          -------  -------  -------  -------  --------  -------  --------------
                                                                                 (consolidated)
                                                                             (unaudited)
Statements of Operations
 Data:
Grant and research
 revenue................  $   463  $   967  $ 3,580  $ 5,095  $  4,489  $ 1,379     $ 1,484
                          -------  -------  -------  -------  --------  -------     -------
Costs and expenses
 Research and
  development...........    3,414    4,556    6,517   10,984    12,136    2,975       3,425
 General and
  administrative........    1,122    1,708    3,000    4,458     6,525    1,155       1,537
 Litigation settlement..      --       --       --       --      1,500      --          --
                          -------  -------  -------  -------  --------  -------     -------
 Total costs and
  expenses..............    4,536    6,264    9,517   15,442    20,161    4,130       4,962
                          -------  -------  -------  -------  --------  -------     -------
Loss from operations....   (4,073)  (5,297)  (5,937) (10,347)  (15,672)  (2,751)     (3,478)
Interest income.........       16       14      521      868       328      125          87
Interest expense........     (401)    (580)    (149)    (232)     (625)    (114)       (351)
                          -------  -------  -------  -------  --------  -------     -------
Net loss................  $(4,458) $(5,862) $(5,565) $(9,711) $(15,969) $(2,740)    $(3,742)
Declared and accrued
 cumulative dividends on
 preferred stock........      --       --       --      (144)     (669)    (167)       (167)
                          -------  -------  -------  -------  --------  -------     -------
Net loss applicable to
 common stock...........  $(4,458) $(5,862) $(5,565) $(9,855) $(16,638) $(2,907)    $(3,909)
                          =======  =======  =======  =======  ========  =======     =======
Basic and diluted net
 loss per common share--
 historical.............  $(32.30) $(20.71) $ (9.83) $ (7.93) $  (9.78) $ (1.79)    $ (2.11)
                          =======  =======  =======  =======  ========  =======     =======
Weighted average common
 shares outstanding--
 historical.............      138      283      566    1,243     1,701    1,624       1,849
                          =======  =======  =======  =======  ========  =======     =======
Basic and diluted net
 loss per common share--
 pro forma..............                                      $   (.56)             $  (.13)
                                                              ========              =======
Weighted average common
 shares outstanding--pro
 forma..................                                        28,555               28,808
                                                              ========              =======

                                                     As of March 31, 2000
                                                 ------------------------------
                                                        (consolidated)
                                                                         Pro
                                                               Pro     forma as
                                                   Actual     Forma    Adjusted
                                                 ----------- --------  --------
                                                 (unaudited)
Balance Sheet Data:
Cash and cash equivalents.......................  $ 22,038   $ 22,038
Total assets....................................    27,394     27,394
Notes payable--dividends and accrued interest...       701        701
Long-term debt, less current portion............     2,020      2,020
Redeemable convertible preferred stock..........    63,550        --
Accumulated deficit.............................   (48,851)   (48,851)
Total stockholders equity (deficit).............   (44,773)    18,777

  Pro forma net loss per share assumes all shares of our preferred stock had been converted into common stock on the date of original issuance and certain nonvested shares of our common stock, which automatically become vested upon completion of this offering, were vested as of the original date of issuance. See our financial statements for a more detailed description.

  Pro forma balance sheet data assumes the automatic conversion of all our outstanding preferred stock into common stock upon the closing of this offering.

  The pro forma as adjusted balance sheet data above reflect the sale of shares of our common stock in this offering at an assumed initial public
offering price of $   per share after deducting estimated underwriting
discounts and commissions and estimated expenses of this offering, the conversion of all our outstanding preferred stock into common stock upon the
closing of this offering and the issuance of an estimated     shares of our
common stock upon the automatic conversion at the initial public offering price, at the closing of this offering, of $979,000 of convertible promissory notes, plus accrued interest, issued in lieu of cash payment of dividends to the holders of our series A-1 preferred stock. See "Use of Proceeds" and "Capitalization" for a discussion about how we intend to use the proceeds from this offering and about our capitalization.

                                  RISK FACTORS

  An investment in our common stock offered by this prospectus involves a substantial risk of loss. You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also impair our operations. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

We have a history of net losses and may never achieve or maintain profitability.

  We have incurred net losses since our inception, including net losses of approximately $9.7 million for the year ended December 31, 1998, approximately $16.0 million for the year ended December 31, 1999 and approximately $3.7 million for the three months ended March 31, 2000. As of March 31, 2000, we had an accumulated deficit of approximately $48.9 million. We may incur additional losses for at least the next several years. The extent of our future losses will depend on the rate of growth, if any, of our revenue and on the level of our expenses. To date, substantially all of our revenue has been derived from corporate collaborations, license agreements and government grants. We expect that substantially all of our revenue for the foreseeable future will result from payments from these sources and from the outlicensing of our technologies and of our internally developed pre-clinical and clinical drug candidates. We also expect to spend significant amounts to enhance our drug discovery technologies and to fund research and development of our internal pipeline of drug candidates. Because our operating expenses will increase significantly in the near term, we will need to generate significant additional revenue to achieve profitability. In order to generate revenue, we must continue to develop products and technologies from which we can derive revenue either ourselves or through existing and future collaborations. Accordingly, we may never achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

We are developing and using new technologies, and if we are unable to successfully commercialize these technologies, we will not be profitable.

  Our DiscoverWorks technologies, in particular our DirectedDiversity and ThermoFluor technologies, represent a new and unproven approach to the identification and optimization of lead compounds with therapeutic potential. These technologies have not been used in the discovery of any compound that has been commercialized. Furthermore, our ThermoFluor technology was not used in our most advanced internal programs, including our thrombin and urokinase inhibitor programs. These technologies may not result in the successful identification, optimization or development of compounds that are safe or efficacious. Because the development of new pharmaceutical products is highly uncertain, our drug discovery technologies may not produce any commercially successful compounds. Failure to validate our technologies through the successful discovery of compounds which become commercialized would hinder our ability to out-license our internal pipeline of drug candidates and to market successfully our technologies and services.

  Historically, due to the highly proprietary nature of drug development and lead optimization activities, the importance of these activities to drug discovery and development efforts, and the desire to obtain maximum patent and other proprietary protection for their programs, pharmaceutical and biotechnology companies have conducted molecular target screening and lead compound identification and optimization within their own internal research departments. To succeed, we must convince these companies that our technologies and capabilities justify the outsourcing of their programs to us or the licensing by them of our technologies. To date, we have entered into only five collaborations involving DirectedDiversity technology, including two signed within the last three months. Under the terms of a settlement agreement with Scriptgen Pharmaceuticals, Inc., we acquired a limited, non-exclusive license to Scriptgen's ATLAS (Any Target Liquid Affinity Screen) assay technology and Scriptgen was granted a limited, nonexclusive license to the method claims of our ThermoFluor screening technology. As part of this settlement agreement, until March 7, 2003, we are precluded from using our ThermoFluor screening technology in the Hepatitis C Virus "infection" area as part of collaborative agreements or as part of our internal drug programs. In addition, we are precluded from using our ThermoFluor screening technology as part of more than one collaboration agreement in the area of "infection" until March 7, 2003, and such collaborative agreement must be limited to a maximum of 3 anti-viral targets. The settlement with Scriptgen, however, does not restrict use of our ThermoFluor screening technology by us for our internal drug discovery efforts, or for purposes of collaborative agreements outside the area of "infection" other than the limitation with respect to the Hepatitis C Virus "infection". Only one of our existing collaborations involves the use of our ThermoFluor screening technology. Our ability to succeed will depend upon the acceptance by potential collaborators of our systems, services and technologies as effective discovery tools.

  As our DiscoverWorks technologies are further developed, integrated and used, previously unforeseen or unexpected limitations or defects may emerge with these technologies. In addition, operators using these technologies may require substantial training in new technical skills. These potential complications could delay or limit the use of our technologies, substantially increase the anticipated cost of development, result in a breach by us of our contractual obligations to our collaborators and others, or render us unable to use our technologies at the quality and capacity levels required for success. Any complication or delay could harm our ability to gain market acceptance for our technologies and services and, in the case of a breach of a contractual obligation, could subject us to litigation.

  In addition, we may not be successful in our efforts to develop certain aspects of our technologies and, as a result, we may not be able to successfully commercialize these technologies. For example, if we are not successful in determining the 3-D molecular structure of the b\\2\\ adrenergic receptor, or any other GPCR, this would significantly limit the usefulness of our GPCR technology and might result in the commercial failure of this technology.

If we do not update and enhance our technologies, they will become obsolete.

  The pharmaceutical market is characterized by rapid technological change, and our future success will depend on our ability to update and enhance our technologies. Because our technology platform is designed to integrate many technologies, it may be difficult for us to stay abreast of the rapid change in each of the areas encompassed within our technology platform. If we fail to stay at the forefront of technological change we will be unable to compete effectively. Further, because high throughput screening and lead optimization are currently perceived by the pharmaceutical and biotechnology industries to represent critical bottlenecks in the discovery process, our competitors are using substantial resources to develop new technologies to reduce these bottlenecks. Accordingly, our technologies may be rendered obsolete by advances in existing technological approaches or the development of different approaches by one or more of our current or future competitors.

The drug candidates in our internal pipeline are at an early stage of development, and they may fail in subsequent development or commercialization.

  Our most advanced compound, 3DP-4815, is currently in a Phase 1 clinical trial. All of the compounds that we are currently developing will require significant additional research, formulation and manufacture development, and pre-clinical and extensive clinical testing prior to registration and commercialization. Pre-clinical and clinical studies of our products under development may not demonstrate the safety and efficacy necessary to obtain regulatory approvals. Pharmaceutical and biotechnology companies have suffered significant setbacks in advanced clinical trials, even after experiencing promising results in earlier trials. Products that appear to be promising at early stages of development may not reach the market or be marketed successfully for a number of reasons, including the following:

  . the product may be found to be ineffective or have harmful side effects during subsequent pre-clinical testing or clinical trials;

  . the product may fail to receive necessary regulatory clearance;

  . the product may be too difficult to manufacture on a large scale;

  . the product may be too expensive to manufacture or market;

  . the product may not achieve broad market acceptance;

  . others may hold proprietary rights that will prevent the product from being marketed; or

  . others may market equivalent or superior products.

  We do not expect any products we are developing either by ourselves to outlicense or in conjunction with our collaborators to be commercially available for at least several years, if at all. Our research and product development efforts and those of our collaborators may not be successfully completed and may not result in any successfully commercialized products. Further, after commercial introduction of a new product, discovery of problems through adverse event reporting could result in restrictions on the product, including withdrawal from the market and, in certain cases, civil or criminal penalties.

We are dependent on our collaborators, and our failure to successfully manage our existing and future collaborations and license arrangements could prevent us or our collaborators from developing and commercializing our products.

  Our strategy depends upon the maintenance of our existing collaborations and licensing arrangements as well as the formation of new collaborations and licensing arrangements, principally with pharmaceutical and biotechnology companies. We may not be able to maintain our existing collaborations or licensing arrangements, or establish additional collaborative or licensing arrangements, on terms favorable to us. In addition, our current or future collaborations or licensing arrangements may not be successful or we may be unable to successfully manage these collaborations or licensing arrangements. As a result, we could become involved in disputes that might result in, among other things, a significant strain on our management resources, legal claims involving significant time and expense, a loss of capital and a loss of current or future collaborators. Our present or future collaborations or licensing arrangements could also be harmed if:

  . we do not achieve our research and development objectives under our collaborative agreements;

  . conflicts arise with our collaborators as to rights to intellectual property to technologies or product candidates either we or they develop;

  . we enter into additional collaboration agreements that potentially conflict with the business objectives of our collaborators;

  . our collaborators become competitors of ours or enter into agreements with our competitors; or

  . consolidation in our target markets limits the number of potential collaborators.

  In addition, if we exclusively or co-exclusively license any aspect of our technologies to a collaborator, we will limit our ability to license this technology to other parties which may limit our ability to enter into future collaborations or licensing arrangements.

  Furthermore, since we do not currently possess the resources necessary to complete development and commercialization of our internal drug candidates, we expect to rely on and continue to enter into licensing arrangements for the further development and commercialization of our drug candidates. These drug candidates will require significant pre-clinical and/or clinical development efforts, the receipt of the requisite regulatory approvals and the integration of manufacturing capabilities and successful marketing efforts. With the exception of certain aspects of pre-clinical and early clinical development, we do not intend to perform any of these activities. A party to whom we outlicense a drug candidate may not devote sufficient resources to the development, manufacture, marketing or sale of these products. We will have limited or no control over the resources that any third party may devote to our projects.

  Any of our present or future collaborators may breach or terminate their agreements with us or otherwise fail to conduct their collaborative activities successfully and in a timely manner. In addition, disputes could arise over the application of payment provisions under any of our collaboration agreements. If we fail to enter into or maintain collaborative agreements, or if any of these events occur, we may not be able to commercialize our technologies or develop and commercialize our drug candidates.

If our collaborators fail to advance compounds arising from the use of our technologies to develop and commercialize pharmaceutical products, our business will suffer.

  Our future revenue will depend in part on the realization of milestone payments and royalties, if any, triggered by the successful development and commercialization by our collaborators of lead compounds identified through the use of our technologies or of lead compounds developed internally by us and then outlicensed. The agreements with our collaborators do not obligate them to develop or commercialize lead compounds identified through the use of our technologies. Development and commercialization of lead compounds will therefore depend not only on the achievement of development objectives by us and our collaborators, but also on each collaborator's own financial, competitive, marketing and strategic considerations, such as the relative advantages of alternative products being marketed or developed by others, including relevant patent and proprietary positions. If a collaborator fails to develop or commercialize a lead compound identified through the use of our technologies, or if a compound developed by a collaborator is determined to be unsafe or of no therapeutic benefit, we will not receive any future milestone payments or royalties for that compound, and we may have only limited or no rights to independently develop and commercialize that compound.

If the third-party expert clinical investigators and clinical research organizations we intend to rely on to conduct any of our future clinical trials do not perform in an acceptable or timely manner, our clinical trials could be delayed or unsuccessful.

  We do not have the ability to independently conduct clinical studies and obtain regulatory approvals for our drug candidates and, to the extent our collaborators do not perform these functions, we intend to rely on third-party expert clinical investigators and clinical research organizations to perform these functions. If we cannot locate acceptable third parties to run our clinical studies or enter into favorable agreements with them, or if these third parties do not successfully carry out their contractual duties, meet expected deadlines and follow regulatory guidelines, including clinical laboratory and manufacturing guidelines, then we will be unable to get required approvals and will be unable to commercialize our drug candidates on a timely basis, if at all.

If we or our collaborators are unable to manufacture or contract with third parties to manufacture drug candidates in sufficient quantities and at an acceptable cost, we or our collaborators may be unable to complete clinical trials and commercialize these drug candidates.

  Completion of any pre-clinical trials for our drug candidates involving large quantities of chemical compounds, or any future clinical trials and commercialization of drug candidates by us or our collaborators will require access to, or development of, facilities to manufacture a sufficient supply of our drug candidates. We do not have the facilities or experience to manufacture the quantities of drug candidates necessary for any such trials or commercial purposes on our own and do not intend to develop or acquire facilities for the manufacture of such quantities of drug candidates in the foreseeable future. We currently intend, instead, to rely on third-party contract manufacturers.

  In addition, because we intend to outlicense drug candidates for further development and commercialization, once a drug candidate is outlicensed, we must rely on our collaborators' ability to manufacture, or have manufactured, the quantities necessary for further development and commercialization of these drug candidates.

  Our manufacturing strategy presents the following risks:

  . we, or our collaborators, may not be able to locate acceptable manufacturers or enter into favorable long-term agreements with them;

  . third parties may not be able to successfully manufacture our drug candidates and even if they can they may not be able to do so in a cost effective and/or timely manner;

  . the manufacturing processes for our drug candidates have not been tested in quantities needed for clinical trials or commercial sales;

  . delays in scale-up to commercial quantities could delay clinical studies, regulatory submissions and commercialization of drug candidates;

  . we may not have intellectual property rights, or may have to share intellectual property rights, to many improvements in the manufacturing processes or new manufacturing processes for our drug candidates;

  . a long lead time is needed to manufacture our drug candidates and the manufacturing process is complex; and

  . manufacturers of our drug candidates are subject to the FDA's current
    Good Manufacturing Practices regulations, or cGMPs, and similar foreign standards and we and our collaborators do not have control over compliance with these regulations by third-party manufacturers.

  Any of these factors could delay clinical trials or commercialization of drug candidates developed and commercialized by us or by our collaborators, entail higher costs and result in us or our collaborators being unable to effectively sell any products.

If we, or our collaborators, do not obtain and maintain required regulatory approvals, we will be unable to commercialize our product candidates.

  Regulation by governmental entities in the United States and other countries will be a significant factor in the production and marketing of any pharmaceutical products that may be developed by ourselves or by our collaborators. The nature and the extent to which such regulation may apply will vary depending on the nature of any such pharmaceutical products. In particular, human pharmaceutical therapeutic products are subject to rigorous pre-clinical and clinical testing and other approval requirements by the United States Food and Drug Administration, or FDA, and by foreign regulatory authorities. Various federal and, in some cases, state statutes and regulations and similar statutes and regulations of foreign jurisdictions also govern or influence the manufacturing, safety, labeling, storage, recordkeeping, promotion, advertising and marketing of such pharmaceutical products. The process of obtaining these approvals and the subsequent compliance with appropriate federal and foreign statutes and regulations are time-consuming and require the expenditure of substantial resources. Both we and our collaborators may be unable to successfully complete the pre-clinical and clinical development of, and file new drug applications, or NDAs, with the FDA, for any drug candidate. In addition approval may not be granted on a timely basis, if at all, for any drug candidate. Any failure by our collaborators or licensees to obtain, or any delay in obtaining, regulatory approval could adversely affect our ability to receive milestone payments or royalty revenues. Even if FDA regulatory approvals are obtained, material changes to an approved product, such as manufacturing changes or additional labeling claims, require further FDA review and approval. Once obtained, any approval may be withdrawn. Further, if we, our collaborators, our contract research organizations or our contract manufacturers fail to comply with applicable FDA and other regulatory requirements at any stage during the regulatory process, the FDA may impose sanctions, including delays, warning letters, fines, product recalls or seizures, injunctions, refusal of the FDA to review pending market approval applications or supplements to approval applications, total or partial suspension of production, civil penalties, withdrawals of previously approved marketing applications, or criminal prosecutions. For marketing outside the United States, we and our collaborators are also subject to foreign regulatory requirements governing human clinical trials and marketing approval for pharmaceutical products. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement may vary from country to country, adding to the overall expense of drug development.

If we are unable to build sales, marketing and distribution capabilities or enter into agreements with third parties to perform these functions, we will not be able to commercialize any of our drug candidates.

  We currently have no sales, marketing or distribution capabilities to commercialize our drug candidates. In order to commercialize any of our drug candidates, we must either internally develop sales, marketing and distribution capabilities or make arrangements with third parties to perform these services. We intend to rely for the foreseeable future on collaborations with licensees of our compounds to market any of our drug candidates which receive regulatory approvals in the future.

  To market any of our drug products directly, we would have to develop a marketing and sales force with technical expertise and supporting distribution capabilities and we may not be able to do so. To promote any of our drug products through third parties, we would have to locate acceptable third parties for these functions and enter into agreements with them on acceptable terms and we may not be able to do so. If we enter into co-promotion or other licensing arrangements, any product revenues would likely be lower than if we directly marketed and sold our products, and any revenues we may receive would depend upon the efforts of third parties, which efforts may not be successful. If these third parties are not successful carrying out their contractual duties or do not meet expected deadlines, our sales would suffer and we might not be profitable.

Our ability to compete in the market may decline if we do not adequately protect our proprietary technologies, or lose some of our intellectual property rights as a result of, or otherwise become involved in expensive lawsuits or administrative proceedings.

  Our intellectual property consists of patents, copyrights, trade secrets, and trademarks. As of May 23, 2000, 15 U.S. patents and seven foreign patents relating to our technologies and compounds have issued, and 40 U.S. patent applications (including non-provisional and provisional applications) and 122 foreign patent applications are pending. Our success depends in part on our ability to obtain patents and maintain adequate protection of our intellectual property for our technologies and products in the United States and other countries. We currently do not have any issued patents for any of our lead compounds for any of our internal programs and we may be unable to obtain any issued patents for any patent applications we have filed or may file in the future for such compounds.

  Our commercial success depends in part on avoiding infringing patents and proprietary rights of third parties and developing and maintaining a proprietary position with regard to our own technologies, products and business. The patent positions of pharmaceutical companies, including our patent position, involve complex legal and factual questions and, therefore, enforceability cannot be predicted with certainty. Patents, if issued, may be lost in part or in whole as a result of lawsuits or administrative proceedings, or may be otherwise challenged, invalidated or circumvented. We cannot be sure that relevant patents have not been issued, or that relevant publications or actions by others have not occurred, that could block our ability to obtain patents or to operate as we would like. Others may develop similar technologies or duplicate technologies developed by us. We are aware of the existence of claims in published patent applications in some countries that, if granted and valid, may block our ability to commercialize products or processes in those countries if we are unable to circumvent or license them. As to those patents that we have licensed, our rights depend on maintaining our obligations to the licensor under the applicable license agreement and we may be unable to do so.

  Our industry is characterized by extensive litigation regarding patents and other intellectual property rights. Many companies have employed intellectual property litigation as a way to gain a competitive advantage. If we became involved in litigation or interference proceedings declared by the United States Patent and Trademark Office, or oppositions or other intellectual property proceedings outside of the United States, to defend our intellectual property rights or as a result of alleged infringement of the rights of others, we might have to spend significant amounts of time and money. We are aware of a significant number of patents and patent applications relating to our technologies filed by, and issued to, third parties. Should any of our competitors have filed patent applications or obtain patents that claim inventions also claimed by us, we may have to participate in an interference proceeding declared by the relevant patent regulatory agency to determine priority of invention and, thus, the right to a patent for these inventions or discoveries in the United States. Such a proceeding could result in substantial cost to us even if the outcome is favorable. Even if successful on priority grounds, an interference may result in loss of claims based on patentability grounds raised in the interference. The litigation or proceedings could divert our management time and efforts. Even unsuccessful claims could result in significant legal fees and other expenses, diversion of management time and disruption in our business. Uncertainties resulting from initiation and continuation of any patent or related litigation could harm our ability to compete.

  An adverse ruling arising out of any intellectual property dispute, including but not limited to an adverse decision as to the priority of our inventions, would undercut or invalidate our intellectual property position. An adverse ruling could also subject us to significant liability for damages, prevent us from using processes or products, or require us to license disputed rights from third parties. Although patent and intellectual property disputes in the biotechnology area are often settled through licensing or similar arrangements, costs associated with these arrangements may be substantial and could include ongoing royalties. Furthermore, necessary licenses may not be available to us on satisfactory terms, if at all.

  From time to time we have received letters from third parties suggesting that we may want to consider licensing patents held by such third parties. We believe that we have defenses to any infringement claim with respect to such patents. However, we cannot be certain that one or more of the third parties will not initiate litigation alleging that our technologies infringe claims of such patents or that a court would not find such claims valid and infringed.

  Specific technologies developed by us were funded with U.S. government grants. Portions of our ThermoFluor screening technology were developed using funds from a grant awarded by the National Institute for General Medical Sciences at the National Institutes of Health. Portions of our human fibroblast growth factor analog technology were developed using funds from grants awarded by the National Institute for Diabetes and Digestive and Kidney Diseases at the National Institutes of Health. Portions of our GPCR technology were developed using funds from grants awarded by the National Institute for General Medical Sciences at the National Institutes of Health. We elected to retain title in these technologies, subject to a nonexclusive, nontransferable, irrevocable, paid-up license to the U.S. government to practice or have practiced for or on behalf of the government any technology developed with these funds.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

  In order to protect our proprietary technology and processes, we also rely in part on trade secret protection for our confidential and proprietary information. Our policy is to execute confidentiality agreements with our employees and consultants upon the commencement of an employment or consulting arrangement with us. These agreements require that all confidential information developed by the individual or made known to the individual by us during the course of the individual's relationship with us be kept confidential and not disclosed to third parties. These agreements also provide that inventions conceived by the individual in the course of rendering services to us shall be our exclusive property. Proprietary information, however, may be disclosed, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and we may be unable to meaningfully protect our trade secrets. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

If our competitors develop and market drug discovery technologies or drug candidates faster than we do or which are superior to our drug discovery technologies or drug candidates, our commercial opportunities will be reduced or eliminated.

  We compete both in the markets for drug discovery technologies and services and the markets for pharmaceutical products. We compete with major pharmaceutical, biotechnology and discovery services companies, academic and scientific institutions, governmental agencies, and public and private research organizations. These entities compete with us either on their own or in collaborations.

  The markets for our DiscoverWorks collaborative drug discovery technologies and services are very competitive, and we expect the intensity of competition to increase as pharmaceutical and biotechnology companies continue to outsource a portion of their discovery processes and seek collaborations to access innovations in discovery technologies.

  We also compete with the internal drug discovery departments of our customers and potential customers. Many of our customers and potential customers have acquired or are developing integrated drug discovery capabilities that use high throughput screening, combinatorial chemistry, specialized computer software, and structure-based drug design.

  For drug candidates we seek to out-license from our internal drug discovery pipeline, we face, and will continue to face, intense competition from organizations such as large pharmaceutical and biotechnology companies. Competition to any of the programs in our internal drug discovery pipeline may arise from current or future drug candidates in the same therapeutic class or other classes of therapeutic agents or other methods of preventing or reducing the incidence of disease. Furthermore, any drug candidate that is successfully developed may compete with existing therapies that have long histories of safe and effective use.

  Due to perceived shortcomings of available agents and the large market potential, competition to develop a safe, orally active antithrombotic agent is intense, with many discovery programs in process. In addition, our orally active urokinase inhibitor for the inhibition of cancer metastasis and tumor angiogenesis and for cardiovascular indications faces competition from a number of agents and approaches currently under development.

  Our other research programs in small molecule drug discovery are also in highly competitive areas. Many other companies are working in these areas and they may achieve earlier or greater success than we may be able to achieve.

  Our current and anticipated future research programs and services that focus on the discovery of small molecule drugs that target GPCRs are also in a highly competitive area. Most major pharmaceutical companies have extensive drug discovery programs that target one or more GPCRs, and many biotechnology companies have developed propriety positions for particular GPCR receptors or screening technologies. Competition has also arisen and is anticipated to accelerate in the area of structural genomics, where academic laboratories and possibly companies, either on their own or in collaboration with others, are seeking to determine the molecular structures of GPCRs, and databases of GPCR molecular structures are being created in competition with the GPCR structural genomics and other databases we expect to develop.

  Most of our competitors, either alone, or together with their collaborators, have substantially greater research and development capabilities and financial, scientific, operational, marketing and sales resources than we do, as well as significantly more experience in research and development, clinical trials, regulatory matters, manufacturing, marketing and sales. These competitors and other companies may have already developed or may in the future develop new technologies or products that compete with ours or which could render our technologies and products obsolete. In addition, our competitors may succeed in obtaining broader patent protection, receiving FDA approval for products or developing and commercializing products or technologies before us. We also compete with these organizations in recruiting and retaining qualified scientific and management personnel.

If we lose our key personnel or are unable to attract and retain qualified personnel as necessary, it could delay our product development programs and harm our research and development efforts.

  We are highly dependent on the principal members of our scientific and management staff, including David C. U'Prichard, our Chief Executive Officer, and F. Raymond Salemme, our President and Chief

Scientific Officer. If we lose the services of one or more such persons, we may be unable to achieve our business objectives. Our future success also will depend in part on the continued service of our other key scientific, software, engineering and management personnel and our ability to identify, hire and retain additional personnel. There is intense competition for such qualified personnel in the areas of our activities, and there can be no assurance that we will be able to continue to attract and retain such personnel necessary for the development of our business. Failure to attract and retain key personnel could have a material adverse effect on our business, financial condition and results of operations.

We may encounter difficulties managing our growth, which could adversely affect our results of operations.

  We anticipate rapidly growing our business and if our growth continues, it will place a strain on our management and operational and financial resources. In order to effectively manage our growth, we must continue to improve our operational, financial and management controls, reporting systems and procedures and to attract and retain sufficient numbers of talented employees. We may not be able to successfully implement improvements to our controls, systems, and procedures in an efficient or timely manner or retract or retain sufficient employees. In addition, we may discover deficiencies in existing systems and controls.

If we fail to obtain necessary funds for our operations, we will be unable to maintain and improve our technology position and will be unable to develop and commercialize our drug candidates.

  We believe that our available cash resources, funding from collaborations, outlicensing of internal drug candidates and the net proceeds from this offering will be sufficient to meet our capital requirements for at least the next two years. However, we have based this estimate on assumptions that may prove to be wrong. Our present and future capital requirements depend on many factors, including:

  . the level of research and development investment required to maintain and improve our technology position;

  . our ability to enter into new agreements with collaborators or to extend the terms of our existing collaborations, and the terms of any agreement of this type;

  . our success rate or that of our collaborators in discovery efforts associated with milestones and royalties;

  . the timing, willingness and success of our collaborators to commercialize our products that would result in milestone payments and in royalties;

  . costs of recruiting and retaining qualified personnel;

  . costs of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights;

  . our need or decision to acquire or license complementary technologies or novel targets, or acquire complementary businesses; and

  . changes in drug candidate development plans needed to address any difficulties in clinical studies or in commercialization.

  We expect that additional capital may be required in the future to fund our operations. We do not know whether additional financing will be available on acceptable terms when needed. We have consumed substantial amounts of cash to date and expect capital outlays and operating expenditures to increase over the next several years as we expand our infrastructure and research and development activities. We may raise these funds through public or private equity offerings or debt financings or through corporate collaborations and licensing arrangements.

  If we raise additional capital by issuing equity securities, our existing stockholders' percentage ownership will be reduced and they may experience substantial dilution. Any equity securities issued may also provide for rights, preferences or privileges senior to holders of our common stock. If we raise additional funds by issuing debt securities, these debt securities would have rights, preferences and privileges senior to holders of our common stock and the terms of the debt securities issued could impose significant restrictions on our operations. If we raise additional funds through collaborations and licensing arrangements, we may be required to relinquish some rights to our technologies or drug candidates, or grant licenses on terms that are not favorable to us. If adequate funds are not available, we may have to delay or may not be able to continue developing our drug candidates.

  If additional funds are required to operate our business, these funds may not be available on terms favorable to us, if at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our operations, take advantage of opportunities, develop products or technologies or otherwise respond to competitive pressures could be significantly delayed or limited and we may need to downsize or cease our operations.

We expect that our quarterly results of operations will fluctuate, and this fluctuation could cause our stock price to decline, causing investor losses.

  To date, substantially all of our revenue has been from corporate collaborations, license agreements and government grants. We expect that a significant portion of our revenues for the foreseeable future will be comprised of this funding as well as milestone payments. The timing of revenue in the future will depend largely upon the signing of collaborative research and development or technology licensing agreements or the outlicensing of drug candidates for further development and payment of up-front fees, milestone payments and royalty revenues as a result thereof. In any one fiscal quarter we may receive multiple or no payments from our collaborators. As a result, operating results may vary substantially from quarter to quarter. Revenue for any given period may be greater or less than revenue in the immediately preceding period or in the comparable period of the prior year. Our operating results may also fluctuate due to other factors, including the following:

  . termination of collaborations and licensing arrangements;

  . the ability and willingness of collaborators to develop and commercialize milestone and royalty-bearing products on expected timelines and the resulting demand for any commercialized products;

  . our ability to enter into new collaborative agreements, or to extend the terms of our existing collaborative agreements, and the terms of any agreement of this type;

  . our ability or that of our collaborators to successfully satisfy all pertinent regulatory requirements;

  . the level of our expenditures on research and development and the level of other operating expenses; and

  . general and industry specific economic conditions, which may affect our collaborators' research and development expenditures.

  If revenue declines or does not grow as anticipated due to the expiration of collaborative agreements, failure to obtain new agreements or grants, lower-than-expected milestone or royalty payments or other factors, we may not be able to correspondingly reduce our operating expenses. A large portion of our expenses, including expenses for facilities, equipment and personnel, are relatively fixed. Failure to achieve anticipated levels of revenue could therefore significantly harm our operating results for a particular fiscal period.

  Due to the possibility of fluctuations in our revenue and expenses, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. Our operating results in some quarters may not meet the expectations of stock market analysts and investors. In that case, our stock price may decline.

There is uncertainty of pharmaceutical pricing and health care reform.

  We expect that a significant portion of our revenue in the foreseeable future will be derived from products and services provided to the pharmaceutical and biotechnology industries. Accordingly, our success in the foreseeable future is directly dependent upon the success of the companies within those industries and their continued demand for our products and services. The levels of revenues and profitability of pharmaceutical and biotechnology companies may be affected by the continuing efforts of governmental and third-party payors to contain or reduce the costs of health care through various means and the initiatives of third-party payors with respect to the availability of reimbursement. For example, in certain foreign markets, pricing or profitability of prescription pharmaceutical products is subject to governmental control. In the United States, there have been, and we expect that there will continue to be, a number of federal and state proposals to implement similar governmental control. It is uncertain what legislative proposals may be adopted or what actions federal, state or private payors for health care goods and services may take in response to any health care reform proposals or legislation. If these proposals or reforms harm pharmaceutical and biotechnology companies that are current or prospective collaborators with whom we work to develop drug candidates or to whom we outlicense internally developed drug candidates, our ability to generate revenues will be diminished. In addition, our ability, and the ability of our collaborators, to commercialize any drug candidates could be adversely affected by successful cost control initiatives and may also depend in part on the extent to which reimbursement for the products will be available from:

  . government and health administration authorities;

  . private health insurers; and

  . other third-party payors.

If government and other third-party payors do not provide adequate coverage and reimbursement levels for products, the market acceptance of these products may be reduced.

If we use or our collaborators use biological and hazardous materials in a manner that causes injury, we may be liable for damages.

  Both we and our collaborators conduct research and development activities which involve the controlled use of potentially harmful biological materials as well as hazardous materials, chemicals and various radioactive compounds. We cannot completely eliminate the risk of accidental contamination or injury from the use, storage, handling or disposal of these materials. In the event of contamination or injury, we could be held liable for damages that result, and any liability could exceed our resources. Both we and our collaborators are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these materials and specified waste products. The cost of compliance with these laws and regulations could be significant.

We may be sued for product liability.

  Our business exposes us to potential product liability risks, which are inherent in the life-science industry. We may not be able to avoid product liability claims. Product liability insurance for the pharmaceutical industry is generally expensive, if available at all. If we are unable to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims, we may be unable to commercialize our product candidates. A successful product liability claim brought against us in excess of our insurance coverage, if any, may cause us to incur substantial liabilities and our business may fail.

If we engage in any acquisition or business combination, we will incur a variety of risks that could adversely affect our business operations.

  In the past we have considered and we will continue to consider in the future, if and when appropriate opportunities become available, strategic business initiatives intended to further the development of our business, including acquiring businesses, technologies or products or entering into a business combination with another company. If we do pursue such a strategy, we could, among other things:

  . issue equity securities that would dilute current stockholders' percentage ownership, incur substantial debt, or both;

  . expend substantial operation, financial and management resources in integrating new businesses, technologies and products;

  . assume substantial actual or contingent liabilities; or

  . merge, or otherwise enter into a business combination with, another company in which our stockholders would receive cash or shares of the other company, or a combination of both. In such case, many stockholders may disagree with the terms of such business combination or may view the sufficiency of the consideration to be received to be inadequate, or both.

  In addition, any future acquisitions or business combinations might negatively impact our business relations with a collaborator and could lead to a termination of our agreement with such collaborator. Further, recent proposed accounting changes relating to accounting for acquisitions could result in a negative impact on our results of operations. Any of the foregoing could harm our business.

Risks Related to This Offering

Our common stock has never been publicly traded and we cannot predict the extent to which a trading market will develop.

  Prior to this offering, there has been no public market for our common stock. If you purchase shares of our common stock in this offering, you will not pay a price that was established in a competitive market. Rather, you will pay a price that we negotiated with representatives of the underwriters. That price may not be indicative of the public trading market for our common stock should one develop. Although we have applied to list the shares on the Nasdaq National Market, there can be no guarantee that after this offering an active trading market in our stock will develop or continue.

Our common stock price is likely to be highly volatile and the value of your investment may fluctuate significantly.

  The market price for securities of early-stage drug discovery companies has been particularly volatile, often for reasons unrelated to their business. In addition to various risks described elsewhere in this prospectus, some of the factors that could also cause volatility and could result in declines in the market price of our common stock include:

  . results of preclinical studies and clinical trials conducted by us or on our behalf, by our collaborators, or by our competitors;

  . announcements of technological innovations or new drug candidates or commercial products by us, our collaborators or our competitors;

  . regulatory developments in both the United States and foreign countries;

  . changes in reimbursement policies;

  . public concern as to the safety and efficacy of products developed by us, our collaborators or our competitors;

  . developments or disputes concerning patents or other proprietary rights;

  . fluctuations in our operating results;

  . changes in financial estimates or recommendations by security analysts;

  . lack of adequate trading liquidity as a public company; and

  . general market conditions.

  In the past, following periods of volatility in the market price of a particular company's securities, class action litigation has often been brought against the company. We may become involved in this type of litigation in the future. Litigation of this type is often extremely expensive and diverts management's attention and resources.

You will incur immediate and substantial dilution of the book value of your shares.

  The offering price of our common stock is substantially higher than the net tangible pro forma book value per share of our outstanding common stock. As a result, investors purchasing common stock in this offering will incur immediate and substantial dilution in the net tangible book value of their common stock
of $   per share. In the past, we issued options and warrants to acquire capital stock at prices significantly below the assumed offering price. There will be further dilution to investors when any of these outstanding options and warrants are exercised.

If a large number of shares of our common stock are sold after this offering, or if there is the perception that such sales could occur, the market price of our common stock may decline.

  The market price of our common stock could decline due to sales of a large number of shares in the market after this offering or the perception that such sales could occur, including sales or distributions of shares by our large stockholders. These sales could also make it more difficult for us to raise funds through offerings of equity securities in the future at a time and price that we deem appropriate, and could also make it more difficult for us to pay in stock for any acquisitions we may decide to pursue in the future.

  Upon the completion of this offering, we will have    shares of common stock
outstanding, assuming no exercise of options or warrants and assuming no exercise of the underwriters' over-allotment option. Of these outstanding
shares of common stock, the     shares sold in this offering will be freely
tradable, without restriction under the Securities Act of 1933, as amended,
unless purchased by our "affiliates." The remaining     shares of common stock
held by existing stockholders are "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration, such as Rule 144 under the Securities Act.

  Immediately following the completion of this offering, holders of     shares
of common stock will be entitled to registration rights. Upon registration, these shares may be freely sold in the public market.

  All of our officers, directors and % holders of shares have agreed, pursuant to lock-up agreements, that they will not, directly or indirectly, offer, sell or agree to sell, or otherwise dispose of any shares of our common stock or convertible securities in the public market without the prior written consent of Bear, Stearns & Co. Inc. for a period of 180 days after the date of this
prospectus. Upon expiration of the lock-up agreements,     shares of common
stock currently outstanding will be immediately eligible for resale, subject to the requirements of Rule 144.

  We may issue additional shares:

  . to employees, directors and consultants;

  . in connection with corporate alliances;

  . in connection with acquisitions; and

  . to raise capital.

As a result of these factors, a substantial number of shares of our common stock could be sold in the public market at any time.

Our certificate of incorporation and Delaware law contain provisions that could discourage a third party from making a takeover offer that could be beneficial to us and our stockholders.

  Certain provisions of our certificate of incorporation and bylaws and Delaware law could delay or prevent a third party from acquiring shares of our common stock or replacing members of our board of directors. Our certificate of incorporation provides for the division of our board of directors into three classes and requires supermajority approval of the removal of any member of our board of directors. In addition, our certificate of incorporation prevents our stockholders from acting by written consent. Our board of directors has the power to issue up to five million shares of preferred stock without stockholder approval. This preferred stock could have rights, including voting rights, that would be superior to those of our common stock, and our board of directors has the power to determine these rights. These provisions may make it more difficult for a third party to acquire a majority of our outstanding voting stock or to replace a majority of our board of directors.

  In addition, we are subject to Section 203 of the Delaware General Corporation Law which contains provisions imposing restrictions on the ability of stockholders to take action to acquire control of us or otherwise engage in transactions with us. Section 203 coupled with the provisions of our certificate of incorporation and bylaws may discourage transactions in which our stockholders might otherwise receive a premium for their shares over the then current price and may limit our stockholders' ability to approve transactions that they think are in their best interests.

Because our officers, directors, principal stockholders and affiliates will own approximately % of our outstanding common stock following the offering, they could control our actions in a manner that conflicts with our interests and the interests of our other stockholders.

  Upon the completion of this offering, our officers, directors, principal
stockholders and affiliates will own approximately    shares, or  %, of our
outstanding common stock. The interests of these controlling stockholders could conflict with the interests of our other stockholders. For example, if these controlling stockholders choose to act together, they may be able to exert considerable influence over us, including in the election of directors and the approval of actions submitted to our stockholders. This concentration of ownership may also have the effect of discouraging third-party offers to acquire our company or of delaying or preventing a change in control of our company.

The net proceeds from this offering may be allocated in ways with which you and other stockholders may not agree.

  Management will have significant flexibility in applying the net proceeds of this offering and could use these proceeds for purposes other than those contemplated at the time of the offering.

We do not expect to pay dividends in the foreseeable future and stockholders must rely on stock appreciation for any return on their investment.

  We do not intend to pay any cash dividends on our common stock for the foreseeable future. As a result, only the appreciation, if any, of the price of our common stock will provide a return to investors.

                           FORWARD-LOOKING STATEMENTS

  This prospectus contains forward-looking statements under the captions "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere. These forward-looking statements include, among others, statements about the following:

  . anticipated losses and expenditures;

  . anticipated revenues from corporate collaborations, licensing agreements, government grants, products and/or services;

  . development and commercialization of existing and new technologies;

  . ability to out-license our internal pipeline of drug candidates;

  . ability to market our technologies and services;

  . potential determination of the 3-D molecular structure of the [FORMULA
    APPEARS HERE] adrenergic receptor, or of any other GPCR;

  . the status of our regulatory process for 3DP-4815 and our other product candidates;

  . our intentions concerning and our reliance on collaborations and license arrangements;

  . development and commercialization of product candidates by us or our collaborators and licensors (including lead compounds identified by collaborators or licensors through the use of our technologies or developed internally by us and then out-licensed);

  . our intention to rely on third-party expert clinical investigators and clinical research organizations;

  . our intention, or our collaborators' intention, to rely on third parties for manufacturing, sales, marketing and distribution;

  . ability of us, or our collaborators, to obtain and maintain required regulatory approvals for product candidates;

  . our competition;

  . our intellectual property rights;

  . our growth rate and ability to manage growth;

  . our ability to meet capital requirements for at least the next two years;

  . our intentions regarding use of proceeds;

  . our intentions concerning payment of dividends; and

  . our ability to broadly exploit our integrated technology platform.

  When used in this prospectus, the terms "believe," "anticipate," "estimate," "expect," "seek," "intend," "could," "will," "predict," "plan," "potential," "continue," and "may", or the negative of these terms or other similar terminology, are generally intended to identify "forward-looking statements." Our forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, to be materially different from any future results, performance or achievements express or implied by these forward-looking statements. We discuss these factors in more detail elsewhere in this prospectus, including under the captions "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." You should not place undue reliance on our forward-looking statements. We do not intend to update any of these factors or to publicly announce the result of any revisions to any of these forward-looking statements.

                                USE OF PROCEEDS

  We estimate our net proceeds from the sale of our common stock in this
offering will be approximately $   million, or approximately $   million if the
underwriters' over-allotment option is exercised in full. This estimate is
based upon an assumed offering price of $   per share after deducting estimated
underwriting discounts and commissions and estimated offering expenses.

  We expect to use these proceeds for the following purposes:

  . further research and development of our drug discovery technologies and programs;

  . acquisition or licensing of targets or technologies;

  . expansion of our facilities; and

  . general corporate and working capital purposes.

  In addition, a portion of the net proceeds may be used to acquire businesses that are comparable to ours. We currently have no agreements with respect to any material acquisitions.

  The amounts and timing of our actual expenditures for each purpose may vary significantly depending upon numerous factors, including:

  . the scope of development efforts for our drug discovery technologies and programs;

  . the timing of regulatory approvals;

  . our ability to enter into new and maintain current collaborative or licensing arrangements, as well as their timing and terms;

  . the progress and success of our internal pipeline of drug candidates and our ability to outlicense them;

  . competition;

  . the progress and success of our research and development collaborations and the receipt and variability of funding, milestone payments and royalties from our collaborators;

  . the market acceptance of any products introduced by us or our collaborators;

  . time and cost of defending and enforcing patent and other intellectual property claims;

  . future revenue growth, if any; and

  . the amount of cash, if any, we generate from operations.

  We will retain broad discretion in the allocation of the net proceeds of this offering. Pending the uses described above, we intend to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing securities.

                                DIVIDEND POLICY

  Pursuant to our certificate of incorporation, from and after October 1998, the holders of our series A-1 preferred stock were entitled to receive a 10% dividend per annum, payable in equal quarterly installments. In connection therewith, we have declared and paid aggregate dividends of $979,000 through the first quarter of 2000. These dividends were paid by issuing each holder of our series A-1 preferred stock a convertible promissory note payable for the amount of the holder's portion of the declared dividend. These notes bear interest at 10% per annum. In addition we will accrue approximately $1,800 per day in additional dividends for each day between April 1, 2000 and the completion of this offering which we intend to pay in cash. Our series A-2, series A-3, series A-4 and series A-5 preferred stockholders are also entitled to receive a 10% dividend per annum payable in equal installments from and after the fifth anniversary of the date each such series was originally issued. The $979,000 principal amount of and the accrued interest on the promissory notes outstanding at the time of the closing of our initial public offering will be automatically converted into shares of our common stock valued at the
initial public offering price. We estimate that     shares of common stock will
be issued upon such conversion. We do not intend to pay any cash dividends, other than the obligations described above, in the foreseeable future.

                                 CAPITALIZATION

  You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes to those statements included elsewhere in this prospectus. This table sets forth as of March 31, 2000 (consolidated):

  . our actual capitalization;

  . our pro forma capitalization, assuming the automatic conversion of all of our outstanding preferred stock into common stock upon the closing of this offering;

  . our pro forma as-adjusted capitalization to give effect to the sale of shares of our common stock in this offering at an assumed initial
    public offering price of $   per share after deducting estimated
    underwriting discounts and commissions and estimated expenses of this offering and the automatic conversion of all of our outstanding preferred stock into common stock upon the closing of this offering; and the
    issuance of an estimated     shares of common stock issuable at the
    initial public offering price upon the automatic conversion at the initial public offering price, at the closing of this offering, of $979,000 of convertible promissory notes, plus accrued interest issued in lieu of cash payment of dividends, to the holders of our series A-1 preferred stock.

                                                        As of March 31, 2000
                                                           (consolidated)
                                                      --------------------------
                                                                          Pro
                                                                 Pro    Forma As
                                                      Actual    Forma   Adjusted
                                                      -------  -------  --------
                                                       (in thousands, except
                                                            share data)
Notes payable--dividends and accrued interest........     701      701
Long-term debt, less current portion.................   2,020    2,020
                                                      -------  -------   -----
 Total long-term debt................................   2,721    2,721
                                                      -------  -------
Redeemable convertible preferred stock...............  63,550      --
                                                      -------  -------   -----

Stockholders' Equity (Deficit):
Convertible preferred stock--par.....................       1      --
Common stock--par....................................       3       39
Additional paid in capital...........................   4,590   68,105
Deferred compensation................................    (516)    (516)
Accumulated deficit.................................. (48,851) (48,851)
                                                      -------  -------   -----
 Total stockholders' equity (deficit)................ (44,773)  18,777
                                                      -------  -------   -----
Total capitalization.................................  21,498   21,498
                                                      =======  =======   =====

  This table assumes no exercise of stock options or warrants outstanding as of March 31, 2000. As of March 31, 2000, there were options outstanding under our stock option plan to purchase 5,835,911 shares with a weighted average exercise price of $1.13 per share; warrants to purchase 4,920,626 shares of common stock at a weighted average exercise price of $0.90 per share; and warrants to purchase 239,475 shares of series A-1 preferred stock, which will either be exercised prior to the closing of this offering or become exercisable for 239,475 shares of common stock upon the closing of this offering at an exercise price of $1.00 per share.

                                    DILUTION

  As of March 31, 2000, our pro forma net tangible book value was $  , or $
per share. Pro forma net tangible book value per share is determined by dividing pro forma net tangible book value (total tangible assets less total liabilities) by the pro forma number of shares of common stock after giving effect to the automatic conversion of all outstanding shares of preferred stock
into an aggregate of     shares of common stock upon the closing of this
offering.

  Without taking into effect any changes in pro forma net tangible book value after March 31, 2000, after giving effect to the sale of the common stock
offered hereby at an assumed offering price of $   per share and after
deducting estimated underwriting discounts and commissions and estimated offering expenses, the pro forma as adjusted net tangible book value would have
been $  , or $   per share. This represents an immediate increase in pro forma
net tangible book value of $   per share of common stock to our recent
stockholders and an immediate dilution of $   or  % per share to new investors
who purchase shares in this offering. The following table illustrates this dilution.

   Assumed offering price per share..................................      $
   Pro forma net tangible book value per share before the offering... $
   Increase per share attributed to new investors....................
                                                                      ----
   Pro forma net tangible book value per share after this offering...
                                                                           ----
   Dilution in net tangible book value per share to new investors....      $
                                                                           ====

  If the underwriters exercise their over-allotment option in full, the pro forma as-adjusted net tangible book value per share after the offering would be
$   per share, the increase in pro forma net tangible book value per share to
existing stockholders would be $   per share and the dilution in pro forma net
tangible book value to new investors would be $   per share.

  The following table summarizes, on a pro forma as adjusted basis as of March 31, 2000, the differences between the total consideration paid and the average price per share paid by the existing stockholders and the new investors with respect to the number of shares of common stock purchased from us based on an
assumed offering price of $   per share:

                                                        Total
                                         Shares     Consideration
                                     -------------- -------------- Average Price
                                     Number Percent Amount Percent   Per Share
                                     ------ ------- ------ ------- -------------
Existing stockholders...............              %  $           %     $
                                      ---    -----   ----
New public investors................
                                      ---    -----   ----   -----
    Total...........................         100.0%  $      100.0%
                                      ===    =====   ====   =====

  These tables do not assume exercise of stock options or warrants outstanding as of March 31, 2000.

  As of May 23, 2000, there were 5,757,124 shares issuable upon exercise of outstanding stock options at a weighted average exercise price of $1.14 per share. As of May 23, 2000, there were 4,920,626 shares of common stock issuable upon the exercise of outstanding warrants, at a weighted average exercise price of $0.90 per share and 239,475 shares of series A-1 preferred stock issuable upon the exercise of outstanding warrants, which will either be exercised prior to the closing of this offering or become exercisable for 239,475 shares of common stock upon the closing of this offering at an exercise price of $1.00 per share. To the extent that any of these options or warrants are exercised, there will be further dilution to new investors.

                         SELECTED FINANCIAL INFORMATION
                       (in thousands and per share data)

  The selected financial data set forth below are derived from our financial statements. Our statements of operations data for the years ended December 31, 1997, 1998 and 1999 and our balance sheet data at December 31, 1998 and 1999, are derived from our financial statements that have been audited by Richard A. Eisner & Company, LLP, which are included elsewhere in this prospectus, and are qualified by reference to such financial statements. The statement of operations data for the years ended December 31, 1995 and 1996 and the balance sheet data as of December 31, 1995, 1996 and 1997 are derived from our audited financial statements, which are not included in this prospectus. The statement of operations data for the three-months ended March 31, 2000 and 1999 and the balance sheet data as of March 31, 2000, are derived from our unaudited financial statements prepared on the same basis as our audited financial statements and, in the opinion of our management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations. The results of operations for an interim period are not necessarily indicative of results to be expected for a full year. The selected financial information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes appearing elsewhere in this prospectus.

                                                                          Three Months Ended
                                  Year ended December 31,                     March 31,
                          --------------------------------------------  -----------------------
                           1995     1996     1997     1998      1999     1999         2000
                          -------  -------  -------  -------  --------  -------  --------------
                                                                                 (consolidated)
Statements of Operations
 Data:
Grant and research
 revenue................  $   463  $   967  $ 3,580  $ 5,095  $  4,489  $ 1,379     $ 1,484
                          -------  -------  -------  -------  --------  -------     -------
Costs and expenses
 Research and
  development...........    3,414    4,556    6,517   10,984    12,136    2,975       3,425
 General and
  administrative........    1,122    1,708    3,000    4,458     6,525    1,155       1,537
 Litigation settlement..       --       --       --       --     1,500       --          --
                          -------  -------  -------  -------  --------  -------     -------
 Total costs and
  expenses..............    4,536    6,264    9,517   15,442    20,161    4,130       4,962
                          -------  -------  -------  -------  --------  -------     -------
Loss from operations....   (4,073)  (5,297)  (5,937) (10,347)  (15,672)  (2,751)     (3,478)
Interest income.........       16       14      521      868       328      125          87
Interest expense........     (401)    (580)    (149)    (232)     (625)    (114)       (351)
                          -------  -------  -------  -------  --------  -------     -------
Net loss................  $(4,458) $(5,862) $(5,565) $(9,711) $(15,969) $(2,740)    $(3,742)
Declared and accrued
 cumulative dividends on
 preferred stock........       --       --       --     (144)     (669)    (167)       (167)
                          -------  -------  -------  -------  --------  -------     -------
Net loss applicable to
 common stock...........  $(4,458) $(5,862) $(5,565) $(9,855) $(16,638) $(2,907)    $(3,909)
                          =======  =======  =======  =======  ========  =======     =======
Basic and diluted net
 loss per common share--
 historical.............  $(32.30) $(20.71) $ (9.83) $ (7.93) $  (9.78) $ (1.79)    $ (2.11)
                          =======  =======  =======  =======  ========  =======     =======
Weighted average common
 shares outstanding--
 historical.............      138      283      566    1,243     1,701    1,624       1,849
                          =======  =======  =======  =======  ========  =======     =======
Basic and diluted net
 loss per common share--
 pro forma..............                                      $   (.56)             $  (.13)
                                                              ========              =======
Weighted average common
 shares outstanding--pro
 forma..................                                        28,555               28,808
                                                              ========              =======

                                      As of December 31,                   March 31,
                          -----------------------------------------------  ---------
                           1995      1996      1997      1998      1999      2000
                          -------  --------  --------  --------  --------  ---------
                                                                   (consolidated)
Balance Sheet Data:
Cash, cash equivalents
 and marketable
 securities.............  $   547  $  1,312  $  8,953  $  9,726  $  7,620  $ 22,038
Total assets............    2,954     3,401    12,897    15,833    12,550    27,394
Notes payable--dividends
 and accrued interest...                                    144       685       701
Long-term debt, less
 current portion........    1,077       575       820     3,270     2,330     2,020
Convertible notes and
 accrued interest.......       --        --        --        --    10,115        --
Long-term portion of
 settlement accrual.....       --        --        --        --       500        --
Redeemable convertible
 preferred stock........    6,610    12,015    24,461    34,834    34,834    63,550
Accumulated deficit.....   (8,001)  (13,864)  (19,429)  (29,140)  (45,109)  (48,851)
Total capital
 deficiency.............   (7,858)  (11,198)  (14,262)  (25,263)  (41,678)  (44,773)

  See our financial statements for a description of the computation of the historical and pro forma net loss per share and the number of shares used in the historical and pro forma per share calculations in "Statements of Operations Data" above.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the notes to those statements and other financial information included elsewhere in this prospectus. This discussion contains certain statements of a forward-looking nature that involve risks and uncertainties. As a result of many factors, such as those set forth under "Risk Factors" and elsewhere in this prospectus, our actual results may differ materially from those anticipated by such forward-looking statements.

Overview

  We are a post-genomics drug discovery company that has developed a unique integration of proprietary technologies to provide an accelerated and improved methodology for "gene-to-clinic" small molecule drug discovery. Our objective is to be an industry leader in the discovery and optimization of novel drug candidates. Our strategy is to pursue collaborations with pharmaceutical and biotechnology companies through: (1) application of our technology to partner-funded research and development agreements and (2) outlicensing of drug candidates that we have developed internally.

  To date, substantially all of our revenue has been from corporate collaborations, license agreements and government grants. Revenue from our corporate collaborations and our licensing agreements consists of nonrefundable up-front fees, ongoing research and development funding, potential milestone payments and royalties upon the sale of designated products. Royalties from sales of products are not expected for at least several years, if at all. We recognize revenue from corporate collaborations, including periodic payments for research and development activities and related nonrefundable technology access fees and/or technology or software licensing fees, over the period that we perform research and development activities under the terms of the agreements. Revenue from nonrefundable up-front fees for the licensing of technology, products or software under agreements which do not require us to perform research or development activities or other significant future performance obligations is recognized at the time the agreement is executed or the software is delivered. Revenue resulting from the achievement of milestone events stipulated in the agreements is recognized when the milestone is achieved. Up-front fees and other amounts received in excess of revenue recognized are recorded as deferred income.

  We have incurred substantial operating losses since our inception in 1993. As of March 31, 2000, our accumulated deficit was $48.9 million. We have funded our operations primarily through private placements of equity securities totaling $72.0 million and revenues of $16.1 million. Our losses have resulted principally from costs incurred in research and development activities related to our efforts to develop our technologies and our internal drug discovery programs and from the associated administrative costs required to support these efforts. We expect to incur additional operating losses over the next several years as we continue to develop our technologies and fund internal product research and development. Our ability to achieve profitability is dependent on the progress and commercialization of drug candidates from existing internal programs and collaborations and our ability to initiate and develop new internal programs and enter into additional collaborations with favorable economic terms. Payments either under collaborative agreements or related to the outlicensing of drug candidates from our internal pipeline will be subject to significant fluctuation in both timing and amount and therefore our results of operations for any period may not be comparable to the results of operations from any other period.

Results of Operations

 Three Months Ended March 31, 2000 and 1999

  Revenue. Our revenue for the three months ended March 31, 2000 was $1.5 million as compared to $1.4 million for the three months ended March 31, 1999. Revenues in 2000 included $1.4 million from corporate collaborations, including revenue from new agreements with DuPont Pharmaceuticals Company and Boehringer Ingelheim Pharmaceuticals, Inc., and continued funding from Aventis and The Heska Corporation and $0.1 million from government grants. Revenues in the first quarter of 1999 included $1.4 million from corporate collaborations, including revenues from Wyeth-Ayerst, Merck KGaA, and Heska Corporation.

  Research and Development Expenses. Our research and development expenses increased $0.4 million, to $3.4 million for the three months ended March 31, 2000 from $3.0 million for the three months ended March 31, 1999. This increase was attributable to the expansion of research efforts in our internal programs, including clinical testing of our lead thrombin inhibitor compound, the commencement of collaborative discovery programs and investment in our core technologies, with related increases in expenses for personnel, facility expansion, equipment and lab supplies for all of these activities.

  General and Administrative Expenses. Our general and administrative expenses increased $0.3 million, to $1.5 million for the three months ended March 31, 2000 from $1.2 million for the three months ended March 31, 1999. The increase was primarily attributable to increased management and administrative personnel expenses and legal and professional fees incurred in connection with litigation over intellectual property, which we settled in March 2000, and the expansion of our operations and business development efforts.

  Other Income (Expenses). Interest income was approximately $0.1 million for the first quarter of both 2000 and 1999. Interest expense increased $0.3 million to $0.4 million.

 Years Ended December 31, 1999 and 1998

  Revenue. Our revenue for 1999 was $4.5 million as compared to $5.1 million in 1998. Revenues in 1999 included $4.3 million from corporate collaborations, including revenue from a new agreement with Aventis, continued funding from Wyeth-Ayerst, Merck KGaA, Heska Corporation and E.I. DuPont de Nemours and $0.2 million from government grants. Revenues in 1998 included $4.5 million from corporate collaborations, including funding from Wyeth-Ayerst, Merck KGaA, and Heska Corporation, and $0.6 million from government grants. The decrease in revenue for 1999 is primarily attributable to the completion in August 1998 of funding from an Advanced Technology Program (ATP) award sponsored by the National Institute of Standards and Technology, which commenced in August of 1995, and a reduction in revenues from Wyeth-Ayerst. Our agreements with Wyeth-Ayerst and Merck KGaA ended in 1999.

  Research and Development Expenses. Our research and development expenses increased $1.1 million, to $12.1 million for 1999 from $11.0 million for 1998. This increase was attributable to the expansion of research efforts in our internal programs, including preclinical testing of our lead thrombin inhibitor compounds, the commencement of collaborative discovery programs, investment in our core technologies and associated increases in expenses for personnel, facility expansion, equipment and lab supplies.

  General and Administrative Expenses. Our general and administrative expenses increased $2.0 million, to $6.5 million for 1999 from $4.5 million for 1998. The increase was primarily attributable to increased management and administrative personnel expenses and legal and professional fees incurred in connection with litigation involving our ThermoFluor technology, which we settled in March 2000, the expansion of our operations and business development efforts. In connection with the settlement of litigation, we accrued an expense of $1.5 million in 1999.

  Other Income (Expenses). Interest income decreased $0.6 million, to $0.3 million for 1999 from $0.9 million for 1998. This was attributable to lower average cash balances during 1999. Interest expense increased $0.4 million, to $0.6 million in 1999 from $0.2 million in 1998. The increase in interest expense was primarily attributable to an increase in short-term borrowings from certain of our investors.

  Provision for Income Taxes. We incurred net operating losses for the years ended December 31, 1999 and 1998, and, accordingly, we did not pay any federal income taxes. As of December 31, 1999, we had federal net operating loss carryforwards of approximately $40.4 million, which expire through 2019. Our utilization of the net operating losses may be subject to substantial annual limitations pursuant to Section 382 of the Internal Revenue Code. The annual limitations may result in the expiration of net operating losses prior to utilization.

 Years Ended December 31, 1998 and 1997

  Revenue. Our revenue for 1998 was $5.1 million as compared to $3.6 million in 1997. Revenues in 1998 included $4.5 million from corporate collaborations, including revenue from Wyeth-Ayerst, Merck KGaA, and Heska Corporation, and $0.6 million from government grants. Revenues in 1997 included $2.5 million from corporate collaborations, including the initiation of the agreement with Wyeth-Ayerst, funding from Merck KGaA, and $1.1 million from government grants. The increase in revenue from corporate collaborations was primarily attributable to the full year of funding under the Heska agreement. The decrease in grant revenue is primarily attributable to the completion in August 1998 of funding from an Advanced Technology Program (ATP) award, sponsored by the National Institute of Standards and Technology which commenced in August of 1995.

  Research and Development Expenses. Our research and development expenses increased $4.5 million to $11.0 million for 1998 from $6.5 million for 1997. This increase was attributable to the expansion of research efforts in our internal programs, including preclinical testing of our lead thrombin inhibitor compounds, the commencement of collaborative discovery programs, investment in our core technologies, and associated increases in expenses for personnel, facility expansion, equipment and lab supplies.

  General and Administrative Expenses. Our general and administrative expenses increased $1.5 million to $4.5 million for 1998 from $3.0 million for 1997. The increase was primarily attributable to increased management and administrative personnel expenses and legal and professional fees incurred in connection with the expansion of our operations and business development efforts.

  Other Income (Expenses). Interest income increased $0.4 million to $0.9 million for 1998 from $0.5 million for 1997. This was attributable to higher average cash balances during 1998. Interest expense increased $0.1 million to $0.2 million in 1998 from $0.1 million in 1997. The increase in interest expense was primarily attributable to an increase in short-term borrowings from certain of our investors.

  Provision for Income Taxes. We incurred net operating losses for 1998 and 1997, and, accordingly, we did not pay any federal income taxes.

Liquidity and Capital Resources

  At March 31, 2000, we had cash and cash equivalents of $22.0 million and working capital of $16.7 million. We have funded our operations to date primarily through private placements of equity securities with aggregate proceeds of approximately $72.0 million, revenues from corporate collaborations totaling $12.9 million, government grants totaling $3.2 million, capital equipment and leasehold improvement financing totaling $7.8 million and interest earned on the net proceeds of our private placements. Our operating activities used funds totaling $10.6 million, $8.4 million and $3.8 million in 1999, 1998 and 1997, respectively.

  To date, substantially all of our revenue has been from corporate license agreements and government grants. We expect that substantially all of our revenue for the foreseeable future will come from similar sources as well as from interest income. Furthermore, our ability to achieve profitability will be dependent upon our ability to enter into additional corporate collaborations and outlicense any internally developed products. There can be no assurance that we will be able to negotiate additional collaborative agreements in the future on acceptable terms, if at all, or that such current or future collaborative agreements will be successful and provide us with expected benefits. We believe that the net proceeds from this offering, expected revenue from collaborations and outlicense arrangements, existing capital resources and interest income should be sufficient to fund anticipated levels of operations for at least the next two years.

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

Recently Issued Accounting Standards

  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Financial Instruments and for Hedging Activities," which will be effective for our fiscal year 2001. This statement establishes accounting and reporting standards requiring that every derivative instrument, including derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. SFAS 133 is not anticipated to have a significant impact on our operating results or financial condition when adopted, since we currently do not engage in hedging activities.

Quantitative and Qualitative Disclosures About Market Risk

  Our exposure to market risk for changes in interest rates relates primarily to the increase or decrease in the amount of interest income we can earn on our investment portfolio and on the increase or decrease in the amount of interest expense we must pay with respect to our various outstanding debt instruments. Our risk associated with fluctuating interest expense is limited to our capital lease obligations, the underlying interest rates of which are closely tied to market rates, and our investments in interest rate sensitive financial instruments. Under our current policies, we do not use interest rate derivative instruments to manage exposure to interest rate changes. We seek to ensure the safety and preservation of our invested principal funds by limiting default risk, market risk and reinvestment risk. We seek to mitigate default risk by investing in investment grade securities. A hypothetical 100 basis point adverse move in interest rates along the entire interest rate yield curve would not materially affect the fair value of our interest rate sensitive financial instruments at December 31, 1998 or December 31, 1999. Declines in interest rates over time will, however, reduce our interest income while increases in interest rates over time will increase our interest expense.

                                  OUR BUSINESS

Overview

  We are a post-genomics drug discovery company that has developed a unique integration of proprietary technologies to provide an accelerated and improved methodology for "gene-to-clinic" small molecule drug discovery. We designed our DiscoverWorks technologies to capitalize on the opportunities for drug discovery presented by the thousands of new therapeutic targets being revealed from the sequencing of the human genome. Our technologies also facilitate drug discovery for well-characterized therapeutic targets that have historically proven difficult using traditional discovery methods. We believe that our technologies, which are applicable to virtually any disease target or therapeutic indication, produce development compounds in a more timely and cost-effective manner and with a higher probability of success than that currently achieved by other pharmaceutical and biotechnology companies. We are using our technologies both to assist collaborators in discovering drug candidates, and to discover and develop an internal pipeline of orally active drug candidates initially targeted at cardiovascular disease and oncology, which we currently intend to out-license at the pre-clinical or early clinical stage.

Industry Background

  Drugs are chemical compounds that change the activity of biological target proteins associated with particular disease states to achieve the desired therapeutic effect. Using traditional approaches, it has been estimated generally to take from five to seven years from the initial identification of a protein as a suitable therapeutic target to the production of a drug candidate ready to go into clinical trials. The major steps in the drug discovery process following identification of the biological target involve (a) hit identification, (b) lead generation, (c) lead optimization and (d) target validation, each of which is described below.

  Hit identification: This involves the screening of large collections of compounds to identify those compounds that interact with the biological target (which may be an enzyme, receptor or other protein). A compound that interacts with a target protein is referred to as a "hit." In order to identify hits, the following steps are undertaken:

  . production ("cloning and expression") of sufficient quantities of the target protein to facilitate high throughput screening;

  . design and development of a high throughput screen specific to the target protein; and

  . screening the target protein against collections or "libraries" of compounds.

  Lead generation: This involves the chemical modification of hits by iterative synthesis and testing of analogs to produce "leads," which are compounds with improved chemical characteristics, thereby increasing their suitability as potential drugs.

  Lead optimization: This involves the further optimization of leads by additional iterative chemical modification to produce drug development candidates with optimized characteristics for further preclinical and clinical development.

  Target validation: In parallel to the above steps in the discovery process, studies are undertaken to demonstrate the link between the target protein and the particular clinical disease. These tests usually involve correlating changes in the level of the target protein in cells or animals with changes in cell biology or animal physiology indicative of the disease state. This "biology-driven" target validation, which is generally employed today in the pharmaceutical industry, is in contrast to "chemistry-driven" target validation, where the role of the target protein in disease is determined by testing a target-specific compound in cell or animal models.

  Although advances in recent years have improved the drug discovery process, there remain serious bottlenecks, which can include:

  . an inability to produce in a reasonable time sufficient quantities of the target protein for high throughput screening and concurrent 3-D structure analysis of the target protein;

  . the need to establish a different high throughput screen for each new target, which typically can take from two to six months;

  . an inability to rapidly generate leads from initial hits, a process which typically can take one to two years;

  . the need for large resources in the lead optimization process;

  . an inability to incorporate desired drug-like attributes into leads, and to validate target proteins, sufficiently early in the optimization process; and

  . the time-consuming and resource-intensive nature of the biology-driven target validation process.

  Traditional drug discovery thus remains a costly and time-consuming process, in which the failure rate is very high. Despite a more than three-fold increase in research and development expenditure in the last ten years by the pharmaceutical industry, there has been only a modest increase in the number of new chemical entities, or NCEs, approved by the FDA. The challenges faced by pharmaceutical companies to timely and cost-effective drug discovery will grow as continuing advances are made in genomics research, since it is estimated that 5,000 to 10,000 potential target proteins will be identified through genomics research within the next five years.

                                   [GRAPHIC]

  Illustration captioned "Expected Proliferation of New Target Proteins from Genomics." This illustration shows two funnels that represent the drug discovery process, beginning with the identification of new target proteins, and ending with marketed drugs. Between the funnels are listed the five steps in the drug discovery process: "Discovery," "Pre-clinical Development," "Clinical Development," "Registration and Marketing" and "Marketed Drug." The funnel on the left illustrates the current process and is labeled "Now." The funnel on the right illustrates the anticipated process five years from now and is labeled "Next 5 years." The mouth of discovery funnel on the right is larger than that of the funnel on the left to illustrate the anticipated increase from 500 target proteins to 5,000 to 10,000 target proteins.

Our Integrated DiscoverWorks Solution

  We believe we provide a unique solution to the problems of efficiency and productivity in drug discovery in the post-genomics era, by integrating the use of an array of advanced tools with proprietary information technology to more efficiently discover novel drugs and harness the opportunities presented by genomics. Our DiscoverWorks technology platform includes the following technologies and capabilities:

  . Broadly applicable target protein production capabilities: Our proprietary protein expression and refolding technology allows for the rapid, cost-efficient production of large quantities of a wide-range of target proteins, including important membrane-bound proteins such as GPCR targets.

  . ThermoFluor any-target quantitative high-throughput screening: Our proprietary ThermoFluor high-throughput screening technology provides a direct means to quantitatively assess binding of potential drug compounds to virtually any target protein, including those derived from genomics. ThermoFluor screening does not require knowledge of a target's detailed biochemical function, as is required to set-up and use conventional screening assays. ThermoFluor screens can be set up for virtually any target protein in less than one week. The ThermoFluor screen can also be used to rapidly determine whether a target protein is suitable for small molecule drug discovery (i.e. whether the target protein is "drugable").

  . Libraries of diverse and drug-like compounds: We have a highly diverse
    Probe Library of over 200,000 actual compounds pre-designed for pharmaceutical acceptability, and a virtual library stored in our computers of approximately 2.5 billion novel analogs of the Probe Library compounds. We call this virtual library our "Synthetically Accessible Library" because each of the compounds therein can be generated in physical form using automated chemistry synthesis protocols developed and verified in our laboratories. In DiscoverWorks, we initially screen our Probe Library using the ThermoFluor screen to find hits. We then generate leads from these hits by iteratively synthesizing and testing focused libraries of up to 1,000 compounds selected from our virtual library. Such focused libraries are routinely synthesized in two to three weeks. We have indexed each of the compounds in our libraries using a comprehensive set of approximately 500 molecular descriptors, facilitating the rapid selection and synthesis of compounds with desired properties.

  . Patented DirectedDiversity technology linking combinatorial chemistry with chemi-informatics software and drug property databases: Our DirectedDiversity technology allows the directed, iterative synthesis and testing of focused libraries of compounds for lead generation and optimization, which compounds are intelligently selected by our decision support and process control software to confer desired drug-like characteristics. We believe that our DirectedDiversity technology, combined with the high-quality compounds in our Probe Library and our extensive knowledge of the chemistry of such compounds linked with screening results in our drug property databases, allows lead generation in as little as six to nine months, as compared to one to two years for more traditional methods generally employed in the industry at this time. Such leads are termed by us "Prototype NCE Leads", which we define in terms of potency, selectivity, potential for in vivo activity, and chemical properties that indicate potentially acceptable toxicologic, pharmacokinetic and metabolic profiles in man.

  . State-of-the-art structure-based drug design capabilities: We have integrated into our DiscoverWorks platform structure-based drug design technology that uses X-ray crystallography to directly visualize how compounds bind to a target protein. This technology allows the atom-by-atom modification of hits to produce leads with improved potency and specificity, and permits us to incorporate 3-D structural information into the intelligent selection of sub-libraries of the Probe Library directed to specific families of target proteins, as well as the intelligent design of focused libraries for lead generation. Our structure analysis capabilities are enhanced by our ability to make large amounts of proteins through our proprietary protein production technology.

  . Chemistry-driven target validation: Our DiscoverWorks technologies provide us with two ways to validate novel genomics targets early in the discovery process:

    . by using ThermoFluor screening of novel, unvalidated target proteins against reference compound libraries to establish the biochemical or pharmacological properties of the target, and

    . by allowing us to rapidly produce potent and specific leads to validate the significance of a novel target through assessment of the activity of these leads in disease models.

  We believe that our technology platform offers an important solution to the resource and productivity dilemmas facing post-genomics drug discovery by providing the following advantages:

  . Time compression: The efficiency of our ThermoFluor process combined with the capabilities of our DirectedDiversity combinatorial chemistry technology and associated computer software, and our ability rapidly to select and synthesize compounds from our libraries, compresses an important segment of the R&D process, from assay set-up to the generation of a lead series of compounds with potential for in vivo efficacy, to seven to ten months (including one month for assay set up and Probe Library screening, and six to nine months for Prototype NCE Lead generation) compared with an estimated 14-30 months using traditional methods. This is expected to significantly reduce resources required and development costs per target; allow more drug targets to be exploited with a given set of resources; and accelerate the time to market of successful drugs, thereby improving market position and increasing post-commercialization patent life.

                                   [GRAPHIC]

  Illustration captioned "Time Compression in the Discovery Process." This illustration consists of two arrows, representing hypothetical timelines for the development of a Prototype NCE Lead by, respectively, 3DP's DiscoverWorks technology and conventional drug discovery technology. The first arrow, titled "3DP's DiscoverWorks Technology," depicts two time periods, a period of "<1 month," with the caption "ThermoFluor HTS Setup and Probe Library Screening" and a period of "6-9 months," with the caption "DirectedDiversity Lead Generation." The first arrow points toward the words "Prototype NCE Lead 7-10 Months Total Time." The second arrow, titled "Conventional Pharmaceutical Industry Technology," depicts two time periods, a period of "2-6 months," with the caption "Conventional HTS Setup and Library Screening," and a period of "12-24 months," with the caption "Conventional Lead Generation." The second arrow points toward the words "Prototype NCE Lead 14-30 Months Total Time."

  . Improved compound characteristics: DiscoverWorks enhances the incorporation of drug-like characteristics into development compounds through the high quality of our compound libraries together with our DirectedDiversity combinatorial chemistry technology and associated chemi-informatics software and drug property databases, and our structure-based drug design capabilities, thus increasing the likelihood of commercial success of individual compounds. In addition, since more compounds can be developed with equivalent resources, a user has more drug candidates from which to choose, thereby further enhancing the likelihood of commercial success.

  . Broad target applicability: As a result of the flexible capabilities of ThermoFluor, the breadth of our compound libraries and our protein expression capabilities, DiscoverWorks can be used for virtually any target. While our efforts have initially focused on the areas of cardiovascular disease and oncology, we believe our technology is applicable to any therapeutic category or family of target proteins.

  We believe our technology drives value creation through the reduction of risk in discovery and early development by facilitating better, more timely decisions. We expect our technology, with its broad applicability, to increase in value as the genomics revolution expands the number of novel molecular targets.

Our Strategy

  Our objective is to be an industry leader in post-genomics discovery and optimization of novel drug candidates. The main elements of our strategy are to:

  . Maintain and improve technology position: We intend to continue to pursue technological innovation to enable us to have the most advanced and reliable drug discovery processes and tools, both for our collaborations and for our internal development programs. To date, the key proprietary technologies used in DiscoverWorks have been invented by us. We intend to continue to patent or otherwise protect our technological innovations to maintain our strong intellectual property position. We also intend to expand our libraries of drug compounds and associated drug property databases to facilitate the rapid discovery of new drug candidates.

   A key component of our strategy is the development and commercialization of our unique GPCR structural genomics technology, which we believe represents a significant market opportunity. We believe that our breakthrough work in GPCR production and 3-D structure determination has the potential to drive multiple discovery collaborations with pharmaceutical and biotechnology companies, as well as expand our internal development pipeline. We intend to extend our technology platform by determining new GPCR 3-D structures and developing a database of GPCR structural models.

  . Expand internal drug discovery pipeline: Our strategy is to outlicense internally developed drug candidates at the preclinical or early clinical stage, so that we utilize our resources on the stages of R&D where we can add the greatest value. Our current internal drug discovery programs are focused on cardiovascular and oncology indications. We intend to expand our internal pipeline to focus on GPCR targets for central nervous system and metabolic diseases and other biological targets in high-value therapeutic markets. We intend to form collaborations with major genomics and biotechnology companies to supply high-quality genomics targets to add to our portfolio of target proteins.

  . Pursue additional collaborative R&D agreements: We intend to continue to enter into collaborative R&D agreements with leading companies based on our DiscoverWorks technology platform, which is capable of providing our partners with an entire range of drug discovery services from target expression through generation of leads, which we can further optimize to produce an IND candidate.

  . Deploy our technologies across diverse markets: We intend to continue to deploy our DiscoverWorks technologies in the pharmaceutical, agricultural and veterinary medicine industries. Discoveries or products made for any particular market may find use in other markets, resulting in enhanced revenues.

Evolution of Our Integrated Platform

  Our company was founded in 1993. Originally we focused on connecting combinatorial chemistry and structure-based drug design to improve the lead generation and optimization stages of drug discovery. To facilitate this process, we developed and integrated proprietary chemi-informatic and process control software systems for combinatorial chemistry, which we call DirectedDiversity. Our first patent for DirectedDiversity was issued in 1995 and our DirectedDiversity software has been continually enhanced since then. With the anticipated increase in previously unknown targets due to structural genomics, we also sought to develop a flexible any-target screening technology, which we call ThermoFluor. Our first patent for ThermoFluor was issued in February 2000. Subsequently, we have been able to achieve an integration of our DirectedDiversity and ThermoFluor technologies and our structure-based drug design capability to create our DiscoverWorks platform. With the recent settlement of a lawsuit with Scriptgen, we are able to broadly exploit our integrated DiscoverWorks technology platform.

Our DiscoverWorks Technology Platform

  DiscoverWorks is a highly integrated, modular and flexible platform for drug discovery that links our ThermoFluor high-throughput screening technology, Probe and Synthetically Accessible Libraries, DirectedDiversity chemi-informatics and combinatorial chemistry capabilities and structure-based drug design expertise. Starting from the DNA sequence of a new molecular target, we have developed complete capabilities required to generate Prototype NCE Leads. Our DiscoverWorks technologies can efficiently assimilate and process vast quantities of data produced from the combination of combinatorial chemistry and high-throughput screening, and can be rapidly and efficiently scaled to meet virtually any anticipated demand. Our DiscoverWorks process integrates the following technologies:

                                   [GRAPHIC]


  Illustration captioned "3DP's Integrated Drug Discovery Technology." This illustration consists of eight interconnected small illustrations, each with an accompanying caption. The eight illustrations, counter-clockwise from the upper lefthand corner, are as follows: First illustration: illustration of the 3D molecular structure of a target protein, with an accompanying caption reading:
"Target Protein 3D Structure." Second illustration: illustration of stackable plates containing a library of compounds, with an accompanying caption reading "DirectedDiversity Probe Library." Third illustration: illustration of an automated ThermoFluor high throughout screening station, with an accompanying caption reading "ThermoFluor & other HTS." Fourth illustration: illustration of a computer visualizing and analyzing data, with an accompanying caption reading "Structure-Activity Data Analysis." Fifth illustration: illustration of a rodent, with an accompanying caption reading "Prototype NCE Lead Target Validation." Sixth illustration: illustration of a chemical compound, with an accompanying caption reading "Structure-Based Drug Design." Seventh illustration: illustration of an information storage facility, with an accompanying caption reading "Synthetically Accessible Compound Library." Eighth illustration: illustration of an automated chemical synthesizer, with an accompanying caption reading "Automated Chemical Synthesis." Interposed in the center of the illustration is a caption reading "DiscoverWorks Technology Platform" and, in the lower left corner of the illustration, a caption reading "Target Protein/Target Protein Production."

 Target Protein Production

  We believe that timely large-scale production of target proteins is essential for effective use of quantitative high-throughput screening technology. We have extensive experience in cloning, engineering and expressing target proteins using a wide array of bacterial, insect cell and mammalian cell expression systems. In addition, we have developed proprietary technology for refolding proteins that allows the rapid, parallel production of target proteins derived from genome sequencing. We believe that we can produce less expensively and more efficiently large quantities of membrane protein and other target proteins that are difficult to make, in order to facilitate high-throughput screening and target protein 3-D molecular structure analysis.

 ThermoFluor and Other High-Throughput Screening Technologies

  Our proprietary ThermoFluor high-throughput screening system provides a quantitative measurement of drug-binding affinity for virtually any target protein. ThermoFluor is based on a physical effect common to all functionally active proteins. Proteins, which constitute the vast majority of molecular targets, are highly organized structures that melt at different defined temperatures. By measuring the shift in melting temperature of the protein-drug complex caused by drug binding, it is possible to estimate the binding affinity of the drug.

As a result, ThermoFluor can be applied with equal effectiveness to virtually all varieties of enzymes, receptors, growth factors, antibodies, cell adhesion molecules and other target proteins. We have developed ThermoFluor in an automated workstation format using 384 well assay plates, with integrated data processing and database connectivity. We intend to continue to develop ThermoFluor to incorporate miniaturization technology and enhance throughput.

  ThermoFluor is able to directly discover leads for targets with unknown biological function, including the thousands of new targets being identified through genome sequencing. Conventional high-throughput screening techniques rely on readouts that reflect specific biological activities and thus are generally time-consuming to set up and difficult to employ in the case of targets with unknown biological function. We believe that ThermoFluor significantly shortens the time required for high throughput screen development and compound library screening from two to six months for conventional assays to one month or less. This time savings results from the uniform ThermoFluor assay approach, as opposed to the need to develop a custom assay for each new conventional high-throughput screen. The ThermoFluor assay developed and used for high throughput screening can also be applied during lead generation and optimization, thus in many instances avoiding the need to set up secondary biochemical assays and offering additional time and cost savings in the discovery process. The technology is also portable and scalable.

  We can also complement ThermoFluor with additional capabilities in high-throughput screening using conventional robot-assisted receptor binding or enzyme assays.

 DirectedDiversity Probe Library

  In order to initiate our DiscoverWorks discovery process, we have constructed a DirectedDiversity Probe Library incorporating more than 200,000 individually synthesized "drug-like" compounds designed to include the following desirable properties:

  . diversity of chemical structures;

  . comprehensive representation of all 3-D molecular shapes that we believe are useful for targeting drug binding sites on proteins; and

  . possession of the structural and physicochemical features commonly found in orally-active, small molecule marketed drugs.

  As opposed to the compound libraries used by many pharmaceutical companies, which may include compounds of unknown structure or which may lack certain desired characteristics for drug candidates, our Probe Library has been carefully assembled to reflect the parameters above, thereby optimizing its value as a screening library. Prior to including a compound in our Probe Library, we extensively analyze and accumulate information on the compound, including a comprehensive set of approximately 500 molecular descriptors. The Probe Library includes sub-libraries directed toward serine and metalloproteases, GPCRs and several other enzyme receptor classes with broad therapeutic relevance.

 DirectedDiversity Synthetically Accessible Library

  To complement our Probe Library, we have generated a Synthetically Accessible Library of approximately 2.5 billion compounds that are analogs of the compounds in our Probe Library. Each of the compounds in the Synthetically Accessible Library can be generated in physical form using automated chemistry synthesis protocols developed and verified in our laboratories. For a typical optimization cycle, we select a focused library of approximately 1,000 compounds from our Synthetically Accessible Library and synthesize them within two to three weeks. As with our Probe Library, each of the compounds in our Synthetically Accessible Library is indexed using a comprehensive set of approximately 500 molecular descriptors.

 DirectedDiversity Chemi-informatics Software and Databases

  Using the 500 molecular descriptors referred to above and intelligent algorithms, our patented DirectedDiversity chemi-informatics software helps assure that properties important in drug development, such as potency, selectivity, bio-availability and minimal toxicity, are factored into compound selection for inclusion in a focused library, and more broadly the Prototype NCE Lead generation and further lead optimization processes. Starting with hits from the Probe Library, our chemists use our proprietary software and graphics interfaces to rapidly retrieve thousands of compounds from our Synthetically Accessible Library which conform to the range of desired properties. Each selected compound can then be synthesized for subsequent biological testing. Through our ability to rapidly select and synthesize a focused library of compounds in each optimization cycle, our chemists can test many optimization hypotheses in parallel, with all information tracked and captured by the DirectedDiversity software for use in subsequent iterations and other discovery programs. The combination of the detailed chemical description of each of our compounds and the biological screening data that is generated provides a valuable drug property database for lead generation and further optimization.

  We believe our DiscoverWorks process is more efficient than traditional methods due to the quality of both the compounds in our Probe Library and the compounds from our Synthetically Accessible Library that we synthesize, combined with the selection and feedback capabilities of our DirectedDiversity chemi-informatics software and drug property databases. In contrast, traditional approaches to library generation using combinatorial chemistry are less directed and information-rich. Moreover, generation of leads derived from conventional screening hits may require the development of novel synthetic procedures to make analogs, either because synthetic methods for generating analogs have not previously been developed or the hit has an unknown chemical structure which must be first determined in order to develop analogs. Accordingly, an unnecessary expenditure of time and effort may be required in the discovery process, and the compounds thereby produced may lack required properties for orally active drugs. We estimate that a Prototype NCE Lead can typically be generated using our technology in as little as six to nine months, with five cycles of focused library design, synthesis and biological testing. This compares to an estimated traditional lead generation process of 12 to 24 months which often requires more synthesis and testing cycles.

 Automated Chemical Synthesis Technologies

  We have a broad repertoire of modern parallel synthetic technologies, which enables us to synthesize approximately 10,000 compounds per month. We believe this compound production is sufficient to support multiple concurrent discovery programs and can be readily expanded.

 Structure-Based Drug Design Technology

  We have integrated into our DiscoverWorks platform structure-based drug design technology that uses X-ray crystallography to directly visualize how lead compounds bind to a target protein. Structure-based drug design allows the atom-by-atom modification of leads to produce chemically novel compounds with high potency and specificity toward a given target protein. We have established a state-of-the-art facility for protein production, crystallization, X-ray crystallography and computational chemistry to carry out 3-D structure determination of target proteins and their bound complexes with lead compounds. To date, our scientists have carried out in excess of 100 structure determinations of protein complexes in our laboratories. The integration of DirectedDiversity technology with structure-based drug design allows us to automate and multiplex the rational design and chemical synthesis of compounds, enabling the simultaneous investigation and optimization of multiple drug properties.

  We recently joined a consortium of major pharmaceutical companies who have formed the Industrial Macromolecular Crystallography Association (IMCA) and developed a facility for collecting X-ray diffraction data using the unique properties of the Advanced Photon Source at the Argonne National Laboratory. The Advanced Photon Source is among the most brilliant X-ray sources in the world and greatly extends our capabilities for determining new structures and rapidly carrying out structure-based design programs. By

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

joining IMCA, 3DP becomes the only biotechnology company that currently has direct and guaranteed access to synchrotron X-ray data collection facilities. Other members of IMCA include Merck & Co., Glaxo-Wellcome, SmithKline Beecham, Pharmacia, Eli Lilly and Company, Schering-Plough, Pfizer, Warner-Lambert, Abbott Laboratories, Bristol-Myers Squibb, and Procter & Gamble.

 Chemistry-Driven Target Validation

  Our chemistry-driven target validation process relies on the any-target capability of our ThermoFluor screen, coupled with our ability to generate Prototype NCE Leads rapidly. We have two methods of chemistry-driven target validation: (1) ThermoFluor screening of novel, unvalidated target proteins with reference libraries of compounds designed specifically to classify biochemical function and pharmacological properties of target proteins and (2) use of DiscoverWorks technology to rapidly produce potent and specific leads to assess and validate the significance of a new target protein in disease models. By capitalizing on our ability, using DiscoverWorks, to produce a Prototype NCE Lead in less time than with conventional drug discovery we can perform chemistry-driven validation of novel genomics targets early in the discovery process. This provides an advantage compared to the more prolonged and resource-intensive strategies of validating target proteins either by chemistry driven validation as performed in conventional drug discovery, or by biological means of validation.

 GPCR Technology Program

  G-protein coupled receptors, or GPCRs, are an important class of target proteins that exist on the surface membrane of all cells, and are associated with a wide range of therapeutic categories, including asthma, inflammation, obesity, cancer, and cardiovascular, metabolic, gastrointestinal and central nervous system diseases. There are estimated to be over 1,000 GPCRs in the human genome with potential therapeutic utility. GPCRs have been historically valuable drug targets, but to date there are less than 200 well-characterized GPCRs with known ligands (compounds which specifically bind to the GPCR), of which only half are currently targets of commercial drugs. To date, the industry has been unable to utilize an important drug discovery tool, structure-based drug design using x-ray crystallography, to develop drugs targeting either novel or well-characterized GPCRs. This is due to the inability of the industry to crystallize GPCRs and thereby derive three-dimensional X-ray structures that provide a direct view of the drug-binding site.

  Since 1995, we have been working to crystallize and determine the 3-D structure of GPCRs. We believe that successful GPCR structure determination will constitute a major breakthrough in drug discovery for this key group of drug target proteins. Currently, it is estimated that the less than 100 GPCRs targeted by commercial drugs account for over $20 billion in annual worldwide drug sales. These include major drug classes such as antipsychotics, antihistamines, beta-blockers, anti-migraine drugs, anti-ulcer drugs and analgesics, and blockbuster drugs such as Claritin, Zantac, Cozaar, Zyprexa and Tenormin. Both the characterized GPCRs with known ligands but for which no commercial drugs have yet been developed, and the approximately 1,000 uncharacterized GPCRs with possible therapeutic utility, represent potentially important drug targets.

  Our GPCR 3-D structure determination program has four principal milestones:

  1. production of the large amounts of pure GPCR protein required to make crystals;

  2. production of crystals of the target GPCR that will provide high quality X-ray structural data;

  3. collection of high quality X-ray structural data from such crystals; and

  4. computer processing of such X-ray structural data to determine the 3-D molecular structure of such GPCR in order to facilitate structure-based drug design.

  To date, we have been successful in achieving the first three milestones, and we are progressing toward the final objective for our initial GPCR target, the B2-adrenergic receptor, which has an important role in asthma and central nervous system diseases, and has been the subject of extensive biochemical studies. We have successfully developed proprietary protein expression and refolding technology to produce large amounts of GPCRs for discovery efforts. A patent application has been filed for a component of this technology and we intend to file additional patent applications for other components of this technology. Our scientists have subsequently been able to produce stable, high-quality crystals of the B2-adrenergic GPCR that have provided high-resolution X-ray diffraction data, which we believe will allow for the first time the determination of the 3-D molecular structure of a GPCR target.

  GPCR Drug Discovery: We believe our GPCR technology presents a novel opportunity to exploit this broad and important range of drug targets, benefiting both our internal discovery programs and pharmaceutical and biotechnology company collaborations. We believe that our GPCR technology, on the basis of our anticipated successful 3-D molecular structure determination, will enable for the first time the application of structure-based drug design, based on actual molecular target protein structure, for both existing and new GPCR targets leading to:

  . more precisely designed drugs with fewer side effects than many existing
    GPCR drugs, such as antipsychotics;

  . drugs with lower addiction risk than existing GPCR drugs for pain, such as morphine;

  . small molecule, orally active drugs for GPCR targets for which the only currently known ligands are peptides or proteins that, as drugs, would need to be given by injection; and

  . drugs targeting the approximately 1,000 identified GPCRs which are potentially therapeutically relevant, but for which ligands have not yet been discovered.

  To expedite drug discovery using GPCR target proteins, our current Probe Library contains more than 20,000 synthesized compounds which have been designed based upon structural features of commercially successful GPCR drugs, for utility against GPCR target proteins. In addition, our Synthetically Accessible Library contains a corresponding collection of approximately 200 million analogs of these compounds.

  GPCR Structural Genomics: If we successfully determine the B2-adrenergic
GPCR structure, we plan to create a database containing model 3-D structures of all other GPCRs whose gene sequences have been identified in the human genome. We believe that this "3-D homology database" will facilitate discovery of new drugs that act at any of the estimated 1,000 uncharacterized GPCRs that are potential new drug target proteins. In addition, we plan to expand the database and enhance its accuracy and utility for drug discovery, through the 3-D structure analysis of additional diverse GPCR target proteins, GPCRs complexed with different types of receptor ligands, and GPCRs complexed with various signal transduction proteins. We will utilize this structural genomics database for our internal programs, and we will offer access to this database to collaborative partners.

  Our membership in the IMCA provides access to a facility for collecting X-ray diffraction data using the unique properties of the Advanced Photon Source, a dedicated synchrotron X-ray source located at the Argonne National Laboratory. Access to this facility greatly extends our capabilities for determining new GPCR structures and rapidly carrying out structure-based design programs.

Our Drug Discovery Collaborations

  We seek to enter into discovery collaborations and joint discovery programs with pharmaceutical, biotechnology, agrochemical and veterinary medicine companies. These arrangements can take various forms ranging from comprehensive "gene-to-clinic" programs to licensing agreements for portions of our libraries, or specific R&D arrangements that utilize our technologies for lead identification, lead generation and/or lead optimization purposes. Our technologies are flexible and have applicability for virtually any therapeutic area.

  Our collaboration strategy is aimed at capitalizing on the trend within the pharmaceutical industry to outsource major components of the drug discovery process that can be more effectively provided by companies that have unique and/or focused technologies. We also seek collaborations with biotechnology companies that may lack the chemical screening, synthesis and/or optimization capabilities that our technology platform offers. These collaborations allow us to leverage the investment we have made in our technology platform and provide funding for our internal drug development efforts. A summary of our drug discovery collaborations is provided below.

 DuPont Pharmaceuticals Company

  In February 2000, we entered into a collaboration with DuPont Pharmaceuticals Company, or DuPont Pharmaceuticals, to use our DirectedDiversity technology to assist DuPont Pharmaceuticals in the discovery of new human and animal drug compounds for specific biological targets. The initial term of the collaborative discovery and lead optimization agreement is until December 31, 2001, subject to extension by DuPont. Under our agreement, we will generate custom combinatorial chemistry libraries based on molecules and information provided by DuPont Pharmaceuticals and will optimize those molecules into preclinical drug candidates. DuPont Pharmaceuticals is responsible for preclinical and clinical development, and marketing and sales of the resulting products. During the initial term of the agreement, we received a technology access fee and are eligible to receive research funding. We could also receive additional milestone payments for each product developed and we are entitled to receive royalties on sales of licensed products. We have agreed not to work with anyone other than DuPont on compounds acting through the targets of the research program during the term of the program and for one year thereafter.

  DuPont Pharmaceuticals may terminate the agreement upon 90 days notice, provided they pay the balance of any financial support due for the remainder of the term of the research program.

  We have also entered into a separate agreement granting DuPont
Pharmaceuticals an option for a nonexclusive license to use our DirectedDiversity patents in support of their internal and collaborative research programs.

 Boehringer Ingelheim Pharmaceuticals, Inc.

  Effective December 1999, we entered into a collaboration agreement with Boehringer Ingelheim Pharmaceuticals, Inc., or BIPI, to use our DirectedDiversity technology to assist BIPI in the discovery of new drugs for specific biological targets in humans. The initial term of our collaboration is two years, subject to annual extensions by BIPI. Under our agreement, we have agreed to generate custom combinatorial chemistry libraries based on molecules and information provided by BIPI and will optimize those molecules into preclinical development candidates. BIPI is responsible for preclinical and clinical development, and marketing and sales of the resulting products. During the initial term of the agreement, we will receive payments for technology access and research funding totaling $3.25 million. We may also receive milestone payments of up to $4.8 million and will receive royalties on sales of resulting products.

  BIPI may terminate the agreement upon 30 days' written notice provided it pays us, in most circumstances, an early termination fee if it terminates the agreement prior to the end of any term.

 Aventis Crop Protection GmbH

  In October 1999, we entered into a collaboration with Hoechst Schering AgrEvo GmbH, now a part of Aventis Crop Protection GmbH, or Aventis, to use our DirectedDiversity technology to assist Aventis in the discovery of compounds applicable to plant and pest management and animal health. The initial term of our agreement is two years. Under our agreement, we have agreed to provide libraries of diverse compounds to

Aventis, and will use our DirectedDiversity technologies to optimize active compounds identified from Aventis' screening of the compound libraries. Aventis will receive the exclusive worldwide right to commercialize products in the fields of plant and pest management and animal health discovered during the course of the collaboration. We will retain rights for non-agrochemical uses of compounds. During the initial term of the agreement, we will receive payment for delivery of compounds, research and development funding and license fees totaling $3.6 million. We will also receive royalties on sales of resulting products. If we enter into a business collaboration with a company that has substantial activity in the plant and pest management or animal health field and is a significant competitor of Aventis, Aventis may either terminate our agreement or require us to take reasonable actions to ensure that Aventis' confidential or proprietary information is not disclosed to such company.

 E.I. DuPont de Nemours

  In October 1998, we entered into a collaborative research and license agreement with the Agricultural Products Division of E.I. DuPont de Nemours, or DuPont, pursuant to which we are using our DirectedDiversity chemi-informatics software and Synthetically Accessible Library to assist DuPont in the discovery and development of new agrochemicals. We have received a technology licensing fee, and we are eligible to receive additional technology licensing fees, potential milestone payments and royalties on the sale of any products developed through this collaboration. We have advanced in this collaboration from initial hits to more potent compounds identified from our libraries.

  The initial term of the agreement is three years. DuPont may terminate the research program under the agreement at any time, but such termination will not affect either DuPont's obligation to pay us license fees under the agreement or our obligation to provide DuPont with access to DirectedDiversity workstations.

 Heska Corporation

  In December 1997, we entered into a research and license agreement with Heska Corporation, or Heska, to use our DirectedDiversity technology to assist in the discovery and development of new veterinary therapeutic agents. Under our agreement, we also granted Heska the exclusive worldwide right to license the veterinary therapeutic products developed for sale worldwide. Our agreement originally had a two year-term expiring in December 1999 and has been extended until July 2000. Under our agreement, we have received up-front payments and research funding and could receive additional milestone payments and royalties for products developed. Pursuant to this collaboration, candidate compounds have been identified and Prototype NCE leads have been generated. We are also entitled to royalties on sales of products licensed under the agreement.

 BioCryst Pharmaceuticals, Inc.

  In October 1996, we entered into a research collaboration with BioCryst Pharmaceuticals, Inc., to share resources and technology to develop inhibitors of key serine proteases that represent promising targets for inhibiting the activation of "Complements" (plasma proteins that work to eliminate microorganisms and other antigens from tissues and blood). This pathway plays a major role in mediating a broad range of immunological diseases. In June 1999, we updated and renewed our original agreement to concentrate on selected complement enzymes as targets for the design of inhibitors. Under our agreement, we are each responsible for our own research costs. If a drug candidate emerges as a result of our joint research, we will then negotiate the product development and commercialization rights and responsibilities. Under this collaboration, we have generated Prototype NCE Leads which are currently being optimized further through in vivo evaluation and for which we have filed patent applications. The initial term of the agreement is one year, subject to automatic annual renewal. Either of us may terminate the agreement at any time upon 60 days written notice.

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

Our Internal Product Pipeline

  We have developed a promising pipeline of small molecule, orally active development candidates in the areas of cardiovascular disease and oncology. Our current strategy with respect to our internal pipeline is to advance compounds to late-stage pre-clinical or early stage clinical trials, and then to outlicense such compounds to pharmaceutical companies for further development and commercialization. We believe that by focusing our efforts on pre-clinical development and the early stages of clinical development, we can use our resources on the stages of drug research and development where we can add the greatest value.

  As of May 23, 2000, we had nine internal pipeline programs in various stages of discovery and development. 3DP-4815, our most advanced cardiovascular compound, is an oral thrombin inhibitor presently in Phase 1 clinical trials. Our most advanced oncology compound, which also has cardiovascular utility, is an orally bioavailable urokinase inhibitor. We have recently out-licensed the urokinase inhibitor program to Schering AG, Germany. As illustrated below, many of our development candidates have utility across therapeutic areas.


    Molecular Target      Therapeutic Area           Indication                    Status
-----------------------------------------------------------------------------------------------
         Thrombin          Cardiovascular               Thrombosis              Phase 1 Trial
-----------------------------------------------------------------------------------------------
        Urokinase             Oncology                 Solid Tumors             Pre-clinical
     (out-licensed to      Cardiovascular      Restenosis, Atherosclerosis
  Schering AG, Germany)
-----------------------------------------------------------------------------------------------
     AvB3/AvB5                Oncology                 Solid Tumors             Pre-clinical
                           Bone Disorders              Osteoporosis
                           Cardiovascular               Restenosis
-----------------------------------------------------------------------------------------------
          C1s-1             Inflammation        Lupus, Autoimmune Diseases      Pre-clinical
    (in collaboration      Cardiovascular             Bypass Surgery
      with BioCryst)          Pulmonary         Adult Respiratory Distress
                                                      Syndrome (ARDS)
-----------------------------------------------------------------------------------------------
           FXa             Cardiovascular               Thrombosis           Prototype NCE Lead
-----------------------------------------------------------------------------------------------
          PAI-1            Cardiovascular        Adjunct to tPA Therapy,     Prototype NCE Lead
                              Oncology        Prophylaxis of Cardiovascular
                                                         Disease
                                                       Solid Tumors
-----------------------------------------------------------------------------------------------
        hdm2 (mdm)            Oncology          Adjunct to Chemotherapy &         Screening
                                                        Radiation
-----------------------------------------------------------------------------------------------
          mmp-2               Oncology                 Solid Tumor                Screening
                           Cardiovascular      Restenosis, Congestive Heart
                                                 Failure, Atherosclerosis
-----------------------------------------------------------------------------------------------
      VEGF Receptor           Oncology                 Solid Tumor                Screening


  To date, our internal program pipeline has been based on biological targets in high-value therapeutic areas that are well known in the pharmaceutical industry, and have either been recently validated and/or have proved difficult targets for the industry to develop into commercially attractive products. We believe that our discovery success to date, in particular our progress with historically difficult targets such as thrombin, PAI-1 and AvB3/AvB5 demonstrate the capabilities of our technology platform.

  The worldwide market for pharmaceuticals is approximately $60 billion annually and is expected to grow substantially given expectations of improved therapies which will arise from genomics and other scientific advances and the demographics of an aging and longer-living global population. Despite the scale of R&D operations within large pharmaceutical companies, most will continue to in-license a significant portion of the drugs that they eventually sell. The market for pre-clinical/early clinical candidates from our internal programs is therefore significant and is expected to continue to grow.

 Cardiovascular Disease and Oncology Discovery Programs

  Our initial cardiovascular disease focus is on the enzymes of the blood coagulation cascade. This focus is derived from our expertise in serine protease drug targets which are well-suited for structure-based drug design and our other DiscoverWorks capabilities. We have assembled a portfolio of molecular targets involved in such cardiovascular conditions as thrombosis, restenosis (reocclusion of blood vessels), angina and atherosclerosis, and which are also involved in the vascular remodeling (changes in blood vessel structure) and angiogenesis (the formation of blood vessels that are required to feed a growing tumor) which underlie the progression of cancer. Our principal cardiovascular targets include inhibitors of thrombin, FXa and PAI-1.

  Our anticancer efforts are aimed at inhibiting cellular processes that facilitate tumor progression and angiogenesis for a majority of cancer types, which we believe may result in broadly useful anticancer agents. These cellular processes include cell activation, proliferation and migration, adhesion and focal proteolysis which are involved in metastasis (the spread of tumor cells away from the original tumor), and angiogenesis. In addition, we are initiating programs that target molecules involved in cell-cycle regulation and apoptosis (cell death). Many of the agents under development are anticipated to have crossover utility in cardiovascular disease. Our principal oncology targets include urokinase, AvB3/AvB5 integrins, hdm2 (mdm2) and mmp-2.

 Key Cardiovascular Disease Drug Candidates

  Oral Thrombin Inhibitor: Our most advanced cardiovascular drug discovery program focuses on the development of potent, selective, and orally active inhibitors of thrombin for arterial and venous thrombosis. The only oral anticoagulant currently marketed is warfarin (Coumadin and generic versions). We have designed our compounds to work by a different mechanism of action from warfarin, which we believe will provide an enhanced safety profile without the need for monitoring.

  Following our initial work on the thrombin inhibitor program, in June 1997 we entered into a license agreement with Wyeth-Ayerst Laboratories for the further development and marketing of our small molecule thrombin inhibitors. During the following two years, we collaborated with Wyeth-Ayerst on research and development activities. On June 1, 1999, the parties agreed to terminate the agreement with all rights returning to us. We believe that the termination was influenced by Wyeth-Ayerst's shift in focus away from the cardiovascular therapeutic area.

  3DP-4815 was discovered through the close integration of structure-based drug design and DirectedDiversity combinatorial chemistry and represents a new class of orally bioavailable thrombin inhibitors. 3DP-4815 is a low molecular weight, homogenous, achiral compound that potently and reversibly inhibits thrombin with excellent specificity. 3DP-4815 is orally bioavailable and efficacious in several animal models. We filed an Investigatory New Drug Application ("IND") with the FDA for 3DP-4815 in December 1999 and initiated Phase 1 clinical trials in January 2000. Unlike many agents, where the beneficial effect is first indicated in extensive Phase 2 trials to establish efficacy in the targeted disease, the effectiveness of agents in inhibiting blood clotting is readily measured in Phase 1 trials on healthy volunteers. To date, in Phase 1 3DP-4815 appears to exhibit good safety and tolerability characteristics.

  Throughout the pre-clinical development phase for 3DP-4815, we have actively pursued the discovery of additional compounds in the thrombin inhibitor program, and have identified novel classes of compounds that differ significantly in their chemical structures and pharmacokinetic properties from 3DP-4815. These may offer the opportunity for backups to 3DP-4815, or additional therapeutic types of oral antithrombotic agents differentiated by their pharmacokinetic and other properties.

  PAI-1 Antagonist: The pharmaceutical industry in the last decade has recognized the potential commercial importance of an antagonist of plasminogen activator inhibitor-1 (PAI-1) as a prophylactic thrombolytic, but the target has proved difficult for traditional high throughput screening and discovery efforts. PAI-1 has also been identified as an independent prognostic factor associated with decreased long term survival for metastatic cancer, and therefore PAI-1 antagonists may be of use in treating cancer. We have discovered novel antagonists of PAI-1 through screening our Probe Library using ThermoFluor, and are currently performing chemical optimization of the lead series.

 Key Oncology Disease Drug Candidates

  Urokinase Inhibitor for Cancer Therapy: Our most advanced oncology discovery program targets the inhibition of urokinase plasminogen activator (uPA or Urokinase). An inhibitor of uPA provides a new therapeutic approach to cancer treatment following surgical removal of tumors, through its ability to inhibit angiogenesis and metastasis. An expanding body of evidence supports the identification of uPA as a target for agents that control the spread and growth of cancer. In addition, uPA has been identified as a target for agents that prevent restenosis.

  Urokinase is a serine protease enzyme that is related to thrombin, but has a different active site structure and enzymatic specificity. Our urokinase inhibitor discovery program draws substantially from the knowledge base developed in our thrombin inhibitor program. We have advanced our urokinase inhibitor program using focused libraries and structure-based drug design, and have discovered proprietary, potent, orally active, small molecule inhibitors of urokinase. Our pre-clinical lead compounds have been shown to inhibit tumor cell invasion associated with prostate cancer and melanoma and vascular smooth muscle cell migration without causing cytotoxic effects, and to have high oral bioavailability in in vivo models. We believe that our urokinase inhibitor has potential application as a stand alone agent or in combination with other compounds under development or currently marketed as part of a multi-drug therapy regimen.

  In May 2000, we entered into a license and research agreement with Schering AG, Germany in which Schering AG, Germany obtained, for human therapeutic uses, exclusive worldwide rights to our urokinase inhibitor compounds. Under our agreement, we will be responsible for further research and optimization of the compounds and Schering AG, Germany will be responsible for development, marketing and sales of the resulting products. During the initial two year research and development term we will receive payments for research funding totaling $5 million. We are also eligible to receive milestone payments of up to approximately $23 million for the first product developed in a therapeutic area, and we are eligible to receive further milestones for additional therapeutic areas. We will also receive royalties on resulting products. After the initial research term, Schering AG, Germany may terminate the agreement at any time on 90 days' notice. In conjunction with the agreement, we issued 625,000 shares of our series D preferred stock to an affiliate of Schering AG, Germany for $5 million.

  Antagonists of AvB3 and AvB5 Integrins: The integrin adhesion receptors for vitronectin and osteopontin, AvB3 and AvB5 are essential modulators of angiogenesis and endothelial cell adhesion and have been implicated in tumor angiogenesis, atherosclerosis, restenosis and osteoporosis. We have applied our proprietary technology to the discovery of potent and selective small molecule antagonists of AvB3 and AvB5 and discovered several independent lead series of compounds. Our lead compounds have been shown to inhibit both AvB3 and AvB5 dependent cell adhesion, endothelial and smooth muscle cell migration, and to lack cytotoxic effects.

 Other Internal Discovery Programs

  In addition to programs in cardiovascular disease and oncology, we plan to use our G-Protein Coupled Receptor technology as the basis for initiation of additional programs for central nervous system and metabolic diseases.

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

Intellectual Property

  Protection of our intellectual property is a strategic priority for our business. Our ability to protect and use our intellectual property rights in the continued development and commercialization of our technologies and drug candidates, operate without infringing the proprietary rights of others and prevent others from infringing on our proprietary rights is crucial to our continued success. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary rights are covered by valid and enforceable patents, trademarks or copyrights, or are effectively maintained as trade secrets, know-how or other proprietary information. We currently rely on a combination of patents and pending patent applications, some of which we license and most of which we own, trademarks, copyrights, trade secrets, know-how and proprietary information to protect our interests in continuing to develop and commercialize our technologies and drug candidates.

  We devote significant resources to obtaining, enforcing and defending patents, as well as developing and protecting our other proprietary information. Our comprehensive patent strategy is to augment our broad proprietary portfolio by continuing to actively seek patents for our technologies and compounds. We have already obtained patents or filed patent applications on a number of our technologies and on certain of the compounds we have developed. We also have certain proprietary trade secrets and know-how that are not patentable or for which we have chosen to maintain secrecy rather than file for patent protection.

  We have taken security measures to protect our trade secrets, proprietary know-how and technologies and confidential information and continue to explore further methods of protection. We have executed confidentiality agreements with our employees and consultants upon the commencement of an employment or consulting arrangement with us. These agreements require that all confidential information developed or made known to the individual by us during the course of the individual's relationship with us be kept confidential and not disclosed to third parties. These agreements also provide that inventions conceived by the individual in the course of rendering services to us shall be our exclusive property. We also attempt to limit access to, and dissemination of, our confidential information.

  Our intellectual property estate is as follows:

 Drug Discovery Program Patents

  We have eight issued U.S. patents, one Australian patent, one New Zealand patent, and one South African patent covering our drug discovery program inventions.

  The patents cover various compounds, methods of making compounds, pharmaceutical compositions, and methods of using the compounds for inhibiting proteases and for treating particular disease states. The proteases that are inhibited include, but are not limited to, thrombin, factor Xa, urokinase, complement and other protease inhibitors, integrins and certain other targets. Disease states include cardiovascular diseases and cancer as described in the section entitled "Our Internal Pipeline." The U.S. patents are directed to distinct families of novel compounds.

  We also have 19 pending U.S. patent applications, two of which have received notice of allowance from the U.S. patent office, and 86 pending foreign patent applications also covering compounds, methods of making compounds, pharmaceutical compositions, and methods of using the compounds for inhibiting proteases and for treating particular disease states.

  We currently do not have any issued patents for any of our lead compounds for any of our internal programs and we may be unable to obtain any issued patents for any patent applications we have filed or may file in the future for such compounds.

 DirectedDiversity Combinatorial Chemistry Process Patents

  Our DirectedDiversity technology is protected by four issued U.S. patents. Collectively, these patents provide apparatus and process patent coverage for the automated, semi-automated and/or manual computer directed selection, synthesis, testing, and refinement of compounds in chemical libraries, including the computer codes that allow implementation of this process.

  In October 1995, we were issued our first U.S. patent covering our DirectedDiversity technology. The patent covers the use of semi-automated feedback control for refining the properties of combinatorial libraries for all applications in which suitable properties can be measured (e.g., drugs, herbicides, paints, scents, solvents, advanced materials, etc.). A second U.S. patent related to our DirectedDiversity technology was issued in December 1996 covering the automatic generation of new drug leads through computer-controlled, iterative robotic synthesis and analysis of chemical libraries. Our third U.S. patent, issued in November 1997, covers additional features of our DirectedDiversity technology, including inventions related to computer software for semi-automatic and automatic generation of compounds of interest. We received our fourth U.S. patent for DirectedDiversity, covering the generation of new drug leads through computer-controlled, iterative robotic synthesis and analysis of chemical libraries, in May 1999.

  We also have two Australian patents and two Israeli patents covering our DirectedDiversity technology described above.

  Additionally, we have eight pending U.S. patent applications (one of which received a notice of allowance from the U.S. Patent Office) and 18 pending foreign patent applications. In addition to our DirectedDiversity technology described above, these patent applications cover novel methods for handling large multidimensional data sets. Within our DirectedDiversity technology, these methods are utilized for visualizing chemical compound similarity/dissimilarity, for lead identification, and for lead optimization. The methods for handling large multi-dimensional data sets have applications beyond our DirectedDiversity technology. Two of these pending U.S. patent applications and one of these pending foreign patent applications cover apparatuses, processes, and software inventions for quickly and efficiently searching large chemical libraries, as well as other inventions relating to data mining.

 ThermoFluor Patents

  We have two U.S. patents covering our ThermoFluor screening and protein characterization technology, process and instruments. One U.S. patent covers methods for screening compounds for binding to proteins and nucleic acids, and the other covers an instrument for implementing our patented methods for screening compounds.

  We also have nine pending U.S. patent applications and nine pending foreign patent applications covering this technology. The pending applications cover methods for screening for biochemical conditions that stabilize proteins and nucleic acids, methods for screening for biochemical conditions that facilitate protein crystallization, methods for screening for biochemical conditions that promote recombinant protein folding, and methods for screening for lead compounds that bind to a target receptor. The pending applications also cover "functional genomics," that include methods for screening proteins of unknown function in order to determine the function of newly discovered proteins.

  Under the terms of a settlement agreement with Scriptgen Pharmaceuticals, Inc., we acquired a limited, non-exclusive license to Scriptgen's ATLAS (Any Target Ligand Affinity Screen) assay technology and Scriptgen was granted a limited, nonexclusive license to the method claims of our ThermoFluor assay technology. Under this agreement, we paid Scriptgen $0.5 million and will make two additional payments of $0.5 million in September 2000 and March 2001. This agreement restricts us, for a period of three years, from specified activities in connection with screening drugs useful for treating "infection" (defined as relating to drugs whose principal aim is to treat or cure infectious disease in humans). As part of this settlement agreement, until March 7, 2003, we are precluded from using our ThermoFluor screening technology in the Hepatitis C Virus "infection" area as part of collaborative agreements or as part of our internal drug programs. In addition, we are precluded from using our ThermoFluor screening technology as part of more than one collaboration agreement in the area of "infection" until March 7, 2003, and such collaborative agreement must be limited to a maximum of 3 anti-viral targets. The settlement with Scriptgen, however, does not restrict use of our ThermoFluor screening technology by us for our internal drug discovery efforts, or for purposes of collaborative agreements outside the area of "infection", other than the limitation with respect to Hepatitis C Virus "infection".

 GPCR Technology Estate

  We have made significant discoveries in the area of GPCR (G-Protein Coupled Receptor) technology which are useful for drug discovery. One patent application concerning a component of this technology has been filed and we intend to file additional patent applications for other components of this technology.

 U.S. Government Grants

  We have been awarded a number of U.S. government grants to fund a variety of internal scientific programs and undertake exploratory research. Pursuant to these grants, we retain ownership of all intellectual property and commercial rights generated during these projects, subject to a non-exclusive, non-transferable, paid-up license to practice, for or on behalf of the United States, inventions made with federal funds. This license is retained by the U.S. government as provided by applicable statutes and regulations. We have received the following award and government grants from the National Institutes of Health (Small Business Innovative Research "SBIR" grants) and the National Institute of Standards and Technology (Advanced Technology Program "ATP" award) during the past several years that have totaled approximately $4.2 million:

                                                                 Grant/Award
Grant/Award Title                                                    Date
-----------------                                               --------------
Automated Receptor Screening by Thermal Physical Assays
 (SBIR)(Phase 1)...............................................       May 1995

Crystallization and Structural Determination of G-Coupled
 Protein Receptors (ATP).......................................    August 1995

Protein Engineering by Thermal Physical Assays (SBIR)(Phase
 1)............................................................ September 1995

Automated Receptor Screening by Thermal Physical Assays
 (SBIR)(Phase 2)............................................... September 1996

Four Helix Bundle Analog of a G-Protein Coupled Receptor
 (SBIR)(Phase 1)...............................................  February 1999

Expression of G-Protein Coupled Receptors for Structure
 Determination (SBIR)(Phase 1)................................. September 1999

Four Helix Bundle Analog of a G-Protein Coupled Receptor
 (SBIR)(Phase 2)...............................................     March 2000

  The sponsoring agencies make decisions annually on continuations of multi-year awards based on the availability of funds from the United States Congress and our satisfactory performance under each award or grant.

Government Regulation

  The FDA and comparable regulatory agencies in state and local jurisdictions and in foreign countries impose substantial requirements on the development, manufacture and marketing of pharmaceutical candidates. These agencies and other federal, state and local entities regulate research and development activities and the testing, manufacture, quality control, safety, effectiveness, labeling, storage, record-keeping, approval, promotion and advertising of our drug candidates and those of our collaborative partners. Obtaining marketing approvals and subsequently complying with ongoing statutory and regulatory requirements are costly and time-consuming. Any failure by us or our collaborators, licensors or licensees to obtain, or any delay in obtaining, regulatory approvals or in complying with other requirements could adversely affect the commercialization of drug candidates and our ability to receive upfront payments, milestone payments or royalty revenues.

  The steps required before a new drug candidate for humans may be distributed commercially in the U.S. generally include:

  . conducting appropriate preclinical laboratory evaluations of the drug candidate's chemistry, formulation and stability, and preclinical studies to assess the potential safety and efficacy of the product candidate;

  . submitting the results of these evaluations and tests to the FDA, along with manufacturing information and analytical data, in an investigational new drug application (IND);

  . making the IND effective after the resolution of any safety or regulatory concerns of the FDA;

  . obtaining approval of Institutional Review Boards, or IRBs, to introduce the drug into humans in clinical studies;

  . conducting adequate and well-controlled human clinical trials that establish the safety and efficacy of the drug candidate for the intended use, typically in the following sequential, or slightly overlapping, stages:

    Phase 1: The drug candidate is initially introduced into healthy human subjects or patients and tested for safety, dose tolerance, absorption, metabolism, distribution and excretion;

    Phase 2: The drug candidate is studied in patients to identify possible adverse effects and safety risks, to determine dosage tolerance and the optimal dosage, and to collect some efficacy data;

    Phase 3: The drug candidate is studied in an expanded patient population at multiple clinical study sites to confirm efficacy and safety at the optimized dose, by measuring a primary endpoint established at the outset of the study; and

    Phase 4: The FDA may in some circumstances require post-marketing studies to delineate additional information about a drug's risks, benefits and optimal use.

  . submitting the results of preliminary research, preclinical studies, and clinical trials as well as chemistry, manufacturing and control and labeling information on the drug candidate to the FDA in an NDA; and

  . obtaining FDA approval of the NDA prior to any commercial sale or shipment of the drug candidate.

  Upon approval, a drug candidate may be marketed only in those dosage forms and for those indications approved in the NDA. In addition to obtaining FDA approval for each indication to be treated with each product candidate, each foreign and domestic drug candidate manufacturing establishment must register with the FDA, list its product candidates with the FDA, comply with cGMPs and permit and pass manufacturing plant inspections by the FDA. Moreover, the submission of applications for approval may require additional time to complete manufacturing stability studies. Foreign companies that manufacture drug candidates for distribution in the United States also must list their product candidates with the FDA and comply with cGMPs. They are also subject to periodic inspection by the FDA or by local authorities under agreement with the FDA. Moreover, approval of drug candidates may be delayed by certain market exclusivity and patent protections awarded to other parties concerning similar products or drug candidates.

  Any drug candidates that we or our collaborators manufacture or distribute pursuant to FDA approvals are subject to extensive continuing regulation by the FDA, including recordkeeping requirements and reporting of adverse experiences with the product candidate. Additionally, if we or our collaborators propose any modifications to a product, including changes in indication, manufacturing process, manufacturing facility or labeling, we or our collaborators may be required to submit an NDA supplement to the FDA.

  Failure to comply subjects the manufacturer to possible FDA action, such as Warning Letters, suspension of manufacturing, seizure of the product, voluntary recall of a product or injunctive action, as well as possible civil penalties. We currently rely on, and intend to continue to rely on, third parties to manufacture our compounds and product candidates. These third parties will be required to comply with cGMPs.

  Products manufactured in the United States for distribution abroad will be subject to FDA regulations regarding export, as well as to the requirements of the country to which they are shipped. These latter requirements are likely to cover the conduct of clinical trials, the submission of marketing applications, and all aspects of manufacturing and marketing. Such requirements can vary significantly from country to country. As part of our strategic relationships, our collaborators may be responsible for the foreign regulatory approval process for our product candidates, although we may be legally liable for noncompliance.

  We and our collaborators are also subject to various federal, state and local laws, rules, regulations and policies relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances used in connection with our research work.

  The extent of government regulation which might result from future legislation or administrative action cannot be accurately predicted. Consequently, the actual effect of these developments on our business is uncertain and unpredictable.

Competition

  We compete both in the markets for drug discovery technologies and services and the markets for pharmaceutical products. We compete with major pharmaceutical, biotechnology and discovery services companies, academic and scientific institutions, governmental agencies, and public and private research organizations. These entities compete with us either on their own or in collaborations.

  The markets for our DiscoverWorks drug discovery technologies and services are very competitive, and we expect the intensity of competition to increase as pharmaceutical and biotechnology companies continue to outsource a portion of their discovery processes and seek collaborations to access innovations in discovery technologies. Our technology platform integrates many technologies, including combinatorial chemistry, chemi-informatics software, structure-based drug design and high-throughput screening and we compete with many drug discovery service companies offering one or more technology components of the discovery process. We face competition based on numerous factors, including size, diversity and ease of use of compound libraries, speed and cost of identifying and optimizing potential lead compounds and patent position. Companies such as Aurora Biosciences Corporation and Evotec BioSystems AG have developed ultra-high throughput screening capabilities. In addition, several competitors, including Scriptgen Pharmaceuticals, Inc., Novalon Pharmaceutical Corporation and Cetek Corporation have developed alternative approaches to screening protein targets of unknown function that are competitive with our "any target" ThermoFluor technology. There are many companies that provide combinatorial chemistry services for lead generation and optimization that compete with our DiscoverWorks technologies and discovery services. Competitors such as Pharmacopeia Inc. and ArQule, Inc. use computer methods to assist in the design of large screening libraries and synthesize them using combinatorial or parallel chemical synthesis methods, which are competitive with our DirectedDiversity technology. Competitors such as Tripos Inc. and MDL Information Systems, Inc. are computer software companies that offer chemi-informatics and other software and database services to support drug discovery, which are competitive with the software components of our DirectedDiversity chemi-informatics technology. Competitors such as Vertex Pharmaceuticals Incorporated and Axys Pharmaceuticals Inc. extensively use structure-based drug design integrated with combinatorial chemistry and other drug discovery technologies.

  We also compete with the internal drug discovery departments of our customers and potential customers. Many of our customers and potential customers have acquired or are developing integrated drug discovery capabilities that use combinatorial chemistry, chemi-informatics software, structure-based drug design and high throughput screening. In addition, many of these companies have large collections of compounds that they have previously synthesized, purchased from chemical supply catalogs or obtained from other sources against which they may screen new targets.

  For drug candidates that we seek to out-license from our internal drug discovery pipeline, we face, and will continue to face, intense competition from organizations such as large pharmaceutical and biotechnology companies. Competition with any of the programs in our internal drug discovery pipeline may arise from current or future drug candidates in the same therapeutic class or other classes of therapeutic agents or other methods of preventing or reducing the incidence of disease. Furthermore, any drug candidate that is successfully developed may compete with existing therapies that have long histories of safe and effective use.

  Due to perceived shortcomings of available agents and the large market potential, competition to develop a safe, orally active antithrombotic agent is intense, with many discovery programs in process, including programs in clinical development by AstraZeneca PLC and BASF. In addition, we are aware of several other programs targeting additional proteins in the coagulation process which could be competitive with our thrombin inhibitor, including programs of Schering AG, Germany and AstraZeneca PLC targeting Factor Xa. In addition, we are aware of an oral heparin program of Emisphere believed to be in Phase 2 which may also compete with our thrombin inhibitor. In addition, oral agents that effect blood platelet activation could provide competitive therapeutic approaches to oral inhibitors of the coagulation process. We are aware of such drug development programs at Merck and Co., Inc., SmithKline Beecham and Schering-Plough Corporation, among others.

  Our orally active urokinase inhibitor for the inhibition of cancer metastasis and tumor angiogenesis faces competition from a number of agents and approaches currently under development. We are aware of competing urokinase inhibitor programs at Abbott Laboratories, Axys Pharmaceuticals, Inc., Corvas International, Inc. and Pfizer Inc. We are also aware of urokinase receptor antagonist programs under development which could compete with our oral urokinase inhibitor. There are also a number of alternative approaches to controlling angiogenesis or metastasis including the use of i) inhibitors of matrix metalloproteases, including programs by British Biotech plc (in alliance with Schering Plough), Bristol-Myers Squibb Company, Pharmacia Corporation and Pfizer Inc., ii) inhibitors of cellular tyrosine kinases, including programs by Cephalon Inc. and Sugen Inc., and iii) other therapeutic proteins or monoclonal antibodies that target a variety of cellular mechanisms.

  Our other research programs in small molecule drug discovery are also in highly competitive areas. Many other companies are working in these areas and they may achieve earlier or greater success than we may be able to achieve.

  Our current and anticipated future research programs and services that focus on the discovery of small molecule drugs that target GPCRs are also in a highly competitive area. Most major pharmaceutical companies have extensive drug discovery programs that target one or more GPCRs, and many biotechnology companies have developed propriety positions on particular GPCR receptors or screening technologies. Competition has also arisen and is anticipated to accelerate in the area of structural genomics, where academic laboratories and possibly certain companies, either on their own or in collaboration with others, are seeking to determine the molecular structures of GPCRs, and databases of GPCR molecular structures may be created in competition with the GPCR structural genomics and other databases we expect to develop.

  Most of our competitors, either alone, or together with their collaborators, have substantially greater research and development capabilities and financial, scientific, operational, marketing and sales resources than we do, as well as significantly more experience in research and development, clinical trials, regulatory matters, manufacturing, marketing and sales. These competitors and other companies may have already developed or may in the future develop new technologies or products that compete with ours or which could render our technologies and products obsolete. In addition, our competitors may succeed in obtaining broader patent protection, receiving FDA approval for products or developing and commercializing products or technologies before us. We also compete with these organizations in recruiting and retaining qualified scientific and management personnel.

Clinical Testing Strategy

  We do not have the ability to independently conduct clinical studies and obtain regulatory approvals for our drug candidates. To the extent our collaborators do not perform these functions, we intend to rely on third party expert clinical investigators and clinical research organizations to perform these functions.

Manufacturing Strategy

  We are an early stage drug discovery company and, accordingly, do not at this stage require commercial scale manufacturing capabilities. We currently rely, and anticipate continuing to do so for the foreseeable future, on internal capabilities for synthesis of the small amounts of chemical compounds required for the discovery phases of our internal programs and external collaborations.

  Completion of any preclinical trials for our drug candidates involving large quantities of chemical compounds, or any future clinical trials and commercialization of our drug candidates by us or our collaborators, will require access to, or development of, facilities to manufacture a sufficient supply of our drug candidates. We do not have the facilities or experience to manufacture the quantities of drug candidates necessary for any such trials or commercial purposes on our own and do not intend to develop or acquire facilities for the manufacture of such quantities of drug candidates in the foreseeable future. We currently intend, instead, to rely on third-party contract manufacturers.

  In addition, because we intend to outlicense drug candidates for further development and commercialization, once a drug candidate is outlicensed, we must rely on our collaborators' ability to manufacture, or have manufactured, the quantities necessary for further development and commercialization of these drug candidates.

Marketing and Sales

  We market and sell our DiscoverWorks drug discovery services and technologies, and outlicense drug candidates from our internal drug discovery programs, through a direct marketing effort to potential customers in the pharmaceutical, agrochemical, and biotechnology industries. Since we are an early-stage company, we do not have an established sales and marketing effort, but have solicited our collaborative partners primarily through the efforts of our management team. We also make presentations at trade shows and have an internet web site that describes our products and services.

  We currently have no sales, marketing or distribution capabilities to commercialize our drug candidates. In order to commercialize any of our drug candidates, we must either internally develop sales, marketing and distribution capabilities or make arrangements with third parties to perform these services. We intend to rely for the foreseeable future on collaborations with licensees of our compounds to market any of our drug candidates which receive regulatory approvals in the future.

Employees

  As of May 23, 2000, we had 86 full-time employees, 47 of whom hold Ph.D. degrees. Of these employees, 70 were engaged in research and development and 16 were engaged in business development, finance and general administration. Our scientific staff includes: 19 molecular and cell biologists, 10 structural biologists, biophysicists and enzymologists, 30 chemists and 11 computer scientists and engineers. Many of our employees have extensive experience in drug discovery at major pharmaceutical companies. None of our employees are represented by labor unions or covered by collective bargaining agreements. We have not experienced any work stoppages, consider our employee relations to be good and believe that we enjoy a strong corporate culture, built on cooperation among our various departments, which we view as a key element in our interdisciplinary approach to research.

Facilities

  Our executive offices and research and development facility are located in Exton, Pennsylvania. We lease approximately 30,000 square feet of space. Our facility is leased through June 2008. To meet our expected growth needs, we are also negotiating for approximately 10,000 square feet of adjacent space for use in expansion of our research capabilities.

Legal Proceedings

  We are not currently a party to any material legal proceedings.

Center Gatefold

The gatefold consists of four pages.

The first page contains (under the 3-Dimensional Pharmaceuticals logo) four illustrations. On the left side of the page, one above the other, are three small illustrations depicting the major customer industries for our technologies: the pharmaceutical, the agricultural and the veterinary medicine industries. The first of the three small illustrations on the left side depicts approximately a dozen capsules and tablets, with an accompanying caption reading "Pharmaceutical"; the second of the three illustrations depicts a grain mill, with an accompanying caption reading "Agrochemical"; and the third of the three illustrations depicts two veterinarians and a dog, with an accompanying caption reading "Veterinary". In the center of the page is a large illustration of a double-strand of DNA coding for a target protein with an accompanying caption reading: "We discover and optimize novel drug candidates through employment of a uniquely integrated suite of proprietary technologies. We believe our DiscoverWorks technologies can produce development compounds in a more timely and cost effective manner, and with a higher probability of success, than that currently achieved using more conventional methods. Our DiscoverWorks technologies have application to the pharmaceutical, veterinary and agrochemical industries."

The second and third pages of the gatefold constitute a unit entitled "The DiscoverWorks Lead Generation Process." This two-page unit include nine small illustrations, arranged in a circle, each with an accompanying caption. The nine illustrations, counter-clockwise from the upper left-hand corner, are as follows:

First illustration: illustration of the 3-D molecular structure of a protein target, with an accompanying caption reading:
"3-D Protein Structure
The molecular 3-D structure of new targets allows direct visualization of how compounds bind with target proteins, and enhanced intelligent selection of Probe Library compound sets for screening."

Second illustration: illustration of stackable plates containing an inventory of compounds, with an accompanying caption reading:
"Structure-Based Probe Library
Our Probe Library contains 200,000+ individually synthesized "drug-like" compounds selected for chemical diversity and comprehensive representation of 3-D molecular shapes."

Third illustration: illustration of a double strand of DNA coding for a target protein, with an accompanying caption reading:
"Target Proteins from Gene Sequencing
We clone and express target proteins using bacterial, insect and mammalian cell expression systems. Our protein refolding technology allows rapid, parallel production of target proteins at the required scale."

Fourth illustration: illustration of an automated ThermoFluor high throughput screening station, with an accompanying caption reading:
"Quantitative High-Throughput Screening
Our ThermoFluor high-throughput screening technology provides a direct means to quantitatively assess the binding affinity of potential drug compounds to virtually any target protein, including those derived from genomics."

Fifth illustration: illustration of a computer visualizing and analyzing data, with an accompanying caption reading:
"Structure-Activity Data Analysis
Our DirectedDiversity chemi-informatics software analyzes hits for structure-activity relationships and rapidly retrieves from our Synthetically Accessible Library thousands of compounds intelligently selected for predicted efficacy, which are then synthesized and tested."

Sixth illustration: illustration of a chemical compound in a gelatin capsule, with an accompanying caption reading:
"Prototype NCE Lead
We are able to generate a Prototype NCE Lead suitable for in vivo efficacy in 7-10 months through iterative cycles of focused library selection, synthesis and testing."

Seventh illustration: illustration of several chemical compounds bound to a target protein, with an accompanying caption reading:
"Structure-Based Library Optimization
We integrate chemi-informatics software with target protein 3-D structural information to automate and multiplex the rational design and chemical synthesis of compounds and simultaneously optimize many drug properties."

Eighth illustration: illustration of a computer screen showing molecular structures selected using our proprietary software, with an accompanying caption reading:
"Synthetically Accessible Library
Our Synthetically Accessible Library contains 2.5 billion "drug-like" analogs of Probe Library compounds. Our chemists make focused libraries of compounds selected from our Synthetically Accessible Library using automated chemistry synthesis protocols."

Ninth illustration: illustration of an automated chemical synthesizer, with an accompanying caption reading:
"Automated Parallel Synthesis
We have a broad repertoire of modern parallel synthesis technologies and synthesize thousands of novel compounds per month."

The fourth page of the gatefold is entitled: "Innovative Structure-Based Drug Design and GPCR Structure Determination Program". This page consists of three large illustrations placed diagonally from the top left hand side of the page to the bottom right hand side of the page. The first illustration depicts a protein crystal. The second illustration depicts a 3D protein structure. The third illustration depicts an aerial view of the Argonne National Laboratory. In the upper right hand side of the page is set forth the following two paragraphs of text:

"Our innovations in structure-based drug design and X-ray crystallography enable real time rational design of drugs using target protein structures. High quality structural data is collected from crystals and analyzed to determine the protein's 3-D molecular structure, which in turn facilitates structure-based drug design."

"Recently, we successfully produced high quality crystals which we believe will enable us to experimentally determine the first 3-D molecular structure of a G-protein coupled receptor (GPCR). GPCRs comprise an important class of drug targets, for which structure-based drug design based on the actual molecular structure has not been possible to date."

In the lower left hand side of the page is set forth the following paragraph of text:
"We have recently become a member of the Industrial Macromolecular Crystallography Association (IMCA) consortium of major pharmaceutical companies using dedicated resources for X-ray data collection at the Advanced Protein Source within the Argonne National Laboratory in Chicago, Illinois. We are currently the only biotechnology company to be an IMCA consortium member. This access greatly enhances our ability to determine new structures and use structure-based drug design as an effective discovery tool."

                                   MANAGEMENT

Executive Officers and Directors

  The following table sets forth information about our directors, executive officers and other key employees as of May 23, 2000:

Name                       Age Position
----                       --- --------
David C. U'Prichard,
 Ph.D....................   51 Chief Executive Officer, Director
F. Raymond Salemme,
 Ph.D....................   54 President and Chief Scientific Officer, Director
Michael J. Wassil........   49 Vice President and Chief Financial Officer
Roger F. Bone, Ph.D......   42 Vice President, Biochemistry
David G. Fehr............   54 Vice President, Technology Operations
Scott M. Horvitz.........   41 Vice President, Finance and Administration
Richard M. Soll, Ph.D....   44 Vice President, Chemistry
Paul M. K. Weiss, Ph.D...   42 Executive Director, Technology Licensing
Stephen Bunting, Ph.D....   47 Director
Bernard Canavan,
 M.D.(2).................   64 Director
James H. Cavanaugh,
 Ph.D.(1)................   63 Director
Zola P. Horovitz,
 Ph.D.(1)(2).............   65 Director
David R. King(2).........   50 Director
Joshua Ruch(1)...........   50 Director
Harold R. Werner.........   51 Director

--------
(1) Member of compensation committee.
(2) Member of audit committee.

  Dr. David C. U'Prichard joined us in September 1999 as our CEO. Most recently, Dr. U'Prichard served as President of Research and Development at SmithKline Beecham. While at SmithKline Beecham, Dr. U'Prichard oversaw the entry of approximately ten compounds into global development, the international registration of the diabetes drug Avandia and the entry of four compounds into Phase III trials and six compounds into early clinical trials; additionally, he instituted several major restructuring efforts at the company. Prior to SmithKline Beecham, he worked for ICI/Zeneca from 1986 to 1997. Dr. U'Prichard was also instrumental in the launch of Nova Pharmaceuticals in 1983, following an academic career as the Associate Professor of Pharmacology and Neurobiology at Northwestern University Medical School (1978-83), and his postdoctoral fellowship at Johns Hopkins University (1975-78). Dr. U'Prichard received his Ph.D. in Pharmacology from the University of Kansas, and his B.S. in Pharmacology with first-class honors from the University of Glasgow, Scotland. He has held academic appointments at Northwestern University, Johns Hopkins University and the University of Pennsylvania and has an honorary professorship at the University of Glasgow. He is also an author of more than 100 primary and review publications and was a founding co-editor of Molecular Neurobiology, co-editor of Epinephrine in the Central Nervous System and has served as a member of various editorial boards.

  Dr. F. Raymond Salemme founded our company in 1993 and currently serves as President and Chief Scientific Officer. Prior to founding 3DP, Dr. Salemme held research management positions at various pharmaceutical companies including:
Senior Director, Biophysics and Computational Chemistry at Sterling Winthrop; Research Leader, Protein Structure Group for DuPont Merck Pharmaceuticals, Inc.; and Research Leader, Protein Structure Group at DuPont Company. In 1983, Dr. Salemme founded the Genex Protein Engineering Division, among the first industrial groups to use three-dimensional structural tools as the basis for engineering proteins. From 1973 to 1983, Dr. Salemme was Professor of Biochemistry at the University of Arizona. Dr. Salemme received a B.A. in Molecular Biophysics from Yale University and a Ph.D. in Chemistry from the University of California, San Diego, specializing in protein X-ray crystallography. Dr. Salemme is a member of numerous professional societies, and serves on several national and international scientific review committees and journal editorial boards. Dr. Salemme has authored over 75 scientific publications and patents in the areas of structural biology, biomaterials, computer modeling of proteins and structure-based drug design. Dr. Salemme is a co-inventor of our DirectedDiversity chemi-informatics process control technology and our ThermoFluor assay technology.

  Mr. Michael J. Wassil joined us in September 1997 as Vice President and Chief Financial Officer. Prior thereto, from 1995 to 1997, Mr. Wassil was President and founder of Med Tech Advisers, Inc. From 1983 to 1994, Mr. Wassil held various positions at Interspec, Inc. (ISPC). Since 1987, Mr. Wassil served as Executive Vice President, Chief Financial Officer and Secretary. In 1993 he also became General Manager of Interspec's international operations. In 1994, Interspec, Inc. was acquired by Advanced Technology Laboratories Inc. (ATLI) at which point Mr. Wassil became Vice President and Chief Financial Officer of ATL--Interspec. From 1978 to 1983, Mr. Wassil held several financial and operating positions at Rorer Group Inc. Mr. Wassil began his career in 1972 with Price Waterhouse. A Certified Public Accountant, Mr. Wassil received his B.S. in Finance from King's College. He is also a Director of Telefactor Corporation and the Eastern Technology Council.

  Dr. Roger F. Bone joined us in 1993 and currently serves as Vice President, Biochemistry. Prior thereto, Dr. Bone held several research positions at Merck and Company from 1990 to 1993, and conducted his postdoctoral fellowship at the University of California from 1985 to 1989. Dr. Bone received his Ph.D. in Biochemistry from the University of North Carolina and his B.S. in Chemistry from Purdue University.

  Mr. David G. Fehr joined us in January 1998 as Vice President, Technology Operations. Mr. Fehr previously served from 1987 to 1993 as Vice President, Development and Manager of Systems Integration at Bell & Howell Publication Systems Company. Prior thereto, Mr. Fehr was Manager, Analytical Systems Development at BF Goodrich Company. Mr. Fehr received his B.S. degree in Physics, his M.S. in Industrial Administration from Carnegie-Mellon University, and his M.S. in Physics from the University of California, San Diego.

  Mr. Scott M. Horvitz has served as Vice President, Finance and Administration since our inception. From 1991 to 1993, Mr. Horvitz held various positions at Magainin Pharmaceuticals Inc. and most recently served as Executive Director, Finance and Human Resources. From 1983 to 1991, Mr. Horvitz was with the firm of Richard A. Eisner and Company, LLP, Certified Public Accountants, where he most recently served as a Senior Audit Manager specializing in venture-financed, technology start-up companies. Mr. Horvitz holds a B.S. in Accounting from the State University of New York at Albany and is a Certified Public Accountant.

  Dr. Richard M. Soll joined us in 1994 and currently serves as Vice President, Chemistry. From 1983 to 1994, Dr. Soll held various positions at Wyeth-Ayerst Research and Ayerst Laboratories, most recently serving as a Principal Scientist, Medicinal Chemistry. Dr. Soll conducted his postdoctoral fellowship at Harvard University, and he received his Ph.D. in synthetic organic chemistry from Dartmouth College and his B.S. in chemistry from the University of Massachusetts.

  Dr. Paul M. K. Weiss joined us in December 1997 as Executive Director, Technology Licensing. From 1993 to 1997, Dr. Weiss held various positions at American Home Products Corporation and Wyeth-Ayerst Laboratories, including Director-Licensing, Director-Business Development and Research, and Manager-Business Development. Prior thereto, Dr. Weiss was employed by Columbia Research Laboratories as International Director of Product Development and R&D Coordinator. Dr. Weiss received his Ph.D. in Biochemistry and his M.B.A. from the University of Wisconsin Madison, and his B.S. in Biochemistry from Carleton University Institute of Biochemistry in Ottawa, Ontario.

  Dr. Stephen Bunting joined us as a director in November 1997. Dr. Bunting has been a director of Abingworth Management Limited in London, UK since March 1987 and has been in the venture capital business for over 17 years during which he has been involved in over 50 investments in the biotechology and medical area. He has served on the boards of many life science companies including Aurora Biosciences, Cantab Pharmaceuticals (UK), Devgen (Belgium), Genetic Therapy and Hexagen (UK).

  Dr. Bernard Canavan joined us as a director in March 1997. Dr. Canavan recently retired from American Home Products Corporation where he held the position of President and Chief Operating Officer. Dr. Canavan started his pharmaceutical career with Wyeth Limited Canada in 1969 as Medical Director. He left Wyeth Canada in 1975 as President. He then joined Wyeth International Ltd. as Executive Assistant to the President and in 1980 became President of Wyeth International. In 1984 he took over as President of Wyeth Laboratories in charge of Pharmaceutical Operations. From 1990 to 1994 he was President and COO of American Home Products Corporation. Dr. Canavan is on the board of the following companies: Magainin Pharmaceuticals, and Shire Pharmaceuticals Group Plc.

  Dr. James H. Cavanaugh joined us as a director in May 1996 and has served as our Chairman since August 1998. Dr. Cavanaugh is the President of HealthCare Ventures LLC. Prior to HealthCare Ventures, he was President of SmithKline & French Laboratories--U.S., the pharmaceutical division of SmithKline Beecham Corporation. Previously, he served as President of SmithKline's clinical laboratory business and as President of Allergan International. Prior to his industry experience, Dr. Cavanaugh served as Staff Assistant to President Nixon for Health Affairs and as Deputy Director of the Domestic Council. Under President Ford, he was appointed Deputy Assistant to the President for Domestic Affairs and Deputy Chief of the White House Staff. Before then, he served as Deputy Assistant Secretary for Health and Scientific Affairs in the U.S. Department of Health, Education and Welfare, and as Special Assistant to the Surgeon General of the U.S. Public Health Service. He was a Special Consultant to President Reagan and served as a member of the President's Export Council. Preceding his government service, Dr. Cavanaugh was a member of the faculty of the Graduate College and the College of Medicine at the University of Iowa, where he received his Master's and Doctorate degrees. Dr. Cavanaugh currently serves on the Boards of Trustees of the National Committee for Quality Health Care (Chairman, 1988) and The National Center for Genome Resources, and as Trustee Emeritus of the California College of Medicine. He has served on the Board of Directors of the Pharmaceutical Research and Manufacturers Association, Unihealth America, and the Proprietary Association. He was a Founding Director of the Marine National Bank in Santa Ana, California. Dr. Cavanaugh serves on the Board of the following companies: Diversa Corporation, MedImmune Inc. and Shire Pharmaceuticals Group Plc.

  Dr. Zola P. Horovitz joined us as a director in September 1996. Dr. Horovitz recently retired from Bristol-Myers Squibb, last serving as Vice President of Business Development and Planning. Previously, he spent 31 years with The Squibb Institute for Medical Research in Princeton, New Jersey, last serving as Vice President of Research Planning & Scientific Liaison. Dr. Horovitz recently served as Commissioner of the New Jersey Cancer Research Commission. He has been an active member of many industry organizations, including the American Society for Pharmacology & Experimental Therapies, British Pharmacological Society, American Pharmaceutical Association, International Society of Biochemical Pharmacology, and the New York Academy of Sciences, among others. Additionally, he is a Fellow of the New Jersey Academy of Sciences, American Foundation for Pharmaceutical Education, Academy of Pharmaceutical Sciences, and the American Association for the Advancement of Science. Dr. Horovitz earned a B.S. in Pharmacy and an M.S. and Ph.D. in Pharmacology from the University of Pittsburgh. He is a registered pharmacist in the state of Pennsylvania and has published more than 90 books, articles and abstracts in the areas of pharmacology and drug research and development. Dr. Horovitz serves on the Board of the following companies: BioCryst Pharmaceuticals, Inc., Diacrin, Inc., Magainin Pharmaceuticals Inc., Avigen, Inc., Clinicor, Inc., Synaptic Pharmaceuticals Corporation, Shire Pharmaceuticals Group Plc and HeavenlyDoor.Com.

  Mr. David R. King joined us as a director in April 2000. Since 1981, Mr. King has been a partner in the Business and Finance Section of the law firm of Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. Mr. King's practice focuses on biotechnology and emerging growth companies and he has extensive experience in corporate and securities law matters. Mr. King serves on the Board of Cephalon, Inc.

  Mr. Joshua Ruch joined us as a director in March 1997. Mr. Ruch is Chairman and Chief Executive Officer of Rho Management Company, Inc., an investment advisory firm. Mr. Ruch has been employed by Rho Management Company in various capacities since its inception in 1981. Mr. Ruch holds an M.B.A. from the Harvard Graduate School of Business Administration.

  Mr. Harold R. Werner joined us as a director at our inception. Mr. Werner is a Managing Director of HealthCare Ventures LLC. Mr. Werner has over twenty-five years of experience in planning, development and financing of health care technology. Prior to the founding of the HealthCare Ventures family of funds in 1985, Mr. Werner served as Director of New Ventures for Johnson & Johnson Development Corporation, responsible for corporate venture capital and strategic planning activities. These responsibilities included outside investments and licenses for Johnson & Johnson in biotechnology, pharmaceuticals, vision care, diagnostics and other high-technology areas of health care. Previously, he was Senior Vice President of Robert S. First, Inc., and was responsible for managing its European and, later, U.S. health care management consulting business. Mr. Werner received his B.S. (high honors) and M.S. degrees in engineering from Princeton University and an M.B.A. from the Harvard Graduate School of Business Administration.

Board Of Directors

  Upon or prior to the closing of this offering, our board of directors will be divided into the following three classes, with the members of the respective classes serving for staggered three-year terms:

  . Class 1 directors, whose terms expire at the annual meeting of stockholders to be held in 2001;

  . Class 2 directors, whose terms expire at the annual meeting of stockholders to be held in 2002; and

  . Class 3 directors, whose terms expire at the annual meeting of stockholders to be held in 2003.

  Messrs.     ,      and      will be our Class 1 directors, Messrs.     ,
and      will be our Class 2 directors, and Messrs.     ,      and      will be
our Class 3 directors. At each annual meeting of stockholders following this offering, our stockholders will elect the successors to directors whose terms have expired to serve from the time of election and qualification until the third annual meeting following election.

  All directors were nominated and elected as directors by the holders of our common and preferred stock in accordance with provisions of our certificate of incorporation, our bylaws and our current stockholders agreement. These provisions of our stockholders agreement will terminate upon the completion of this offering. Each of the individuals will remain as a director until resignation or until the stockholders elect their replacements in accordance with our certificate of incorporation.

  Our executive officers are appointed by the board of directors and serve until their successors have been duly elected and qualified. There are no family relationships among any of our executive officers or directors.

Audit Committee

  We have established an audit committee. Our audit committee consists of three independent directors. Our audit committee is responsible for reviewing with management our financial controls and accounting and reporting activities. In addition, our audit committee is also responsible for reviewing the qualifications of our independent auditors, making recommendations to the board of directors regarding the scope, fees and results of any audit and reviewing any non-audit services and related fees. David R. King, one of our directors and a current member of the audit committee, is a partner at Morgan, Lewis & Bockius LLP, a law firm which has provided legal services for us in each of our last three fiscal years.

Compensation Committee and Compensation Committee Interlocks and Insider Participation

  We have established a compensation committee. Our compensation committee is responsible for the evaluation, approval and administration of all salary, incentive compensation, benefit plans and other forms of compensation for our officers, directors and other employees, including bonuses and options granted under our Equity Compensation Plan. None of the Compensation Committee members has served as an officer or employee of us or our subsidiary.

  For information on recent purchases of our capital stock by the members of our compensation committee or their respective affiliates, see the description under "Certain Relationships and Related Transactions" included in this prospectus.

Director Compensation

  Drs. Canavan and Horovitz and Mr. King each receive $10,000 per year as consideration for their services as directors. Drs. Canavan and Horovitz are entitled to receive consulting fees of $1,500 per day of additional service, although no such consulting services have been rendered to date. Additionally, Drs. Canavan and Horovitz each have received grants of options to purchase 50,000 shares of our common stock under our equity compensation plan in connection with their service as directors. Mr. King received a restricted stock grant in connection with his service as a director of 20,000 shares of common stock for an aggregate purchase price of $45,000. All of the option grants and restricted stock grants for our directors vest in equal annual installments over a period of four years. Our non-employee directors are reimbursed for expenses in connection with attendance at board and committee meetings.

Scientific Advisory Board

  In addition to our in-house scientific resources, we have assembled a Scientific Advisory Board of seven members with expertise in the areas of protein structure-function relationships, computer-aided drug design, protein modeling, intracellular signaling and molecular regulation of the immune system. The Scientific Advisory Board meets as a group two to three times a year to review our research, development and clinical activities. We also consult with our scientific advisors throughout the year. Each member of the Scientific Advisory Board has an individual consulting agreement under which he is compensated by cash and/or by options to purchase shares of our common stock. These consulting agreements also provide for confidentiality, assignment of inventions and certain noncompetition provisions. None of our scientific advisors is employed by us, and they may have commitments to, or consulting or advisory contracts with, their employers or other entities that may conflict or compete with their obligations to us. Our scientific advisors include:

Name                      Title/Affiliation
----                      -----------------
Don C. Wiley, Ph.D,       John L. Loeb Professor of Biochemistry and
 Chairman...............  Biophysics at Harvard University

Stephen J. Benkovic,      Evan Pugh Professor and Eberly Chair in
 Ph.D...................  Chemistry, The Pennsylvania State University

Jeremy M. Berg, Ph.D....  Professor and Director of the Department of
                          Biophysics and Biophysical Chemistry at the
                          Johns Hopkins University School of Medicine

Dale L. Boger, Ph.D.....  Richard and Alice Cramer Professor of Chemistry,
                          The Scripps Research Institute

Michael Levitt, Ph.D....  Chairman, Department of Structural Biology at
                          Stanford University

Victor J. Marder, M.D...  Director of the Vascular Medicine Program at
                          Orthopaedic Hospital/UCLA

Clarence E. Schutt,
 Ph.D...................  Professor of Chemistry at Princeton University

Executive Compensation

  The following table sets forth the compensation awarded or paid, or earned or accrued for services rendered to us, in all capacities during the fiscal year ended December 31, 1999 by our Chief Executive Officer and the four other most highly compensated officers whose total salary and bonus exceeded $100,000 in fiscal 1999. In accordance with SEC rules, the compensation described in the table does not include medical, group life insurance or other benefits which are available generally to all our salaried employees and perquisites and other personal benefits which do not exceed the lesser of $50,000 or 10% of the officers' total salary and bonus disclosed in this table. We refer to these officers as our named executive officers in other parts of this prospectus.

                           Summary Compensation Table

                                                                    Long-Term
                                                                   Compensation
                                                                   ------------
                                                  Annual            Number of
                                               Compensation         Securities
                                     Fiscal --------------------    Underlying
Name and Principal Position           Year  Salary($)   Bonus($)     Options
---------------------------          ------ ---------   --------   ------------
David C. U'Prichard, Ph.D...........  1999    92,330(1)      --     2,064,000
 Chief Executive Officer
F. Raymond Salemme, Ph.D............  1999   245,549     95,723(2)     28,571
 President and Chief Scientific
 Officer
Michael J. Wassil...................  1999   166,005     55,405(3)     20,714
 Vice President and Chief Financial
 Officer
Scott M. Horvitz....................  1999   150,491     40,097(4)     19,643
 Vice President, Finance and
 Administration
Roger F. Bone.......................  1999   146,475     32,957        15,714
 Vice President, Biochemistry

--------
(1) Dr. U'Prichard's employment with us began on September 20, 1999.
(2) Includes loan forgiveness of $29,565 and year end bonus of $66,158, $33,079 of which was paid in February 2000; balance still accrued.
(3) Includes loan forgiveness of $22,204 and year end bonus of $33,201, $16,601 of which was paid in February 2000; balance still accrued.
(4) Includes loan forgiveness of $6,261 and year end bonus of $33,836, $16,918 of which was paid in February 2000; balance still accrued.

                               1999 Option Grants

  The following table sets forth information concerning stock options granted to our named executive officers during the fiscal year ended December 31, 1999. The potential realizable value represents amounts, net of exercise price before taxes, that may be realized upon exercise of the options immediately prior to the expiration of their terms assuming appreciation of 5% and 10% over the option term. The 5% and 10% values are calculated based on rules promulgated by the SEC and do not reflect our estimate of future stock price growth. The actual value realized may be greater or less than the potential realizable value set forth in the table.

                                      Individual Grants
                         --------------------------------------------
                                                                        Potential
                                                                       Realizable
                                                                        Value at
                                                                      Assumed Rates
                                                                        of Stock
                                                                          Price
                         Number of  Percentage of                     Appreciation
                         Securities Total Options Exercise                 for
                         Underlying  Granted to    Price               Option Term
                          Options   Employees in    (per   Expiration -------------
Name                      Granted    Fiscal Year   share)     Date      5%    10%
----                     ---------- ------------- -------- ---------- ------ ------
David C. U'Prichard,
 Ph.D...................   380,952      15.37      $1.05    09/17/09  $      $
                         1,339,048      54.03       1.05    09/17/09
                           344,000      13.88       2.60    09/17/09
F. Raymond Salemme,
 Ph.D...................    28,571       1.15       1.05    04/09/09
Michael J. Wassil.......    20,714        .84       1.05    04/09/09
Scott M. Horvitz........    19,643        .79       1.05    04/09/09
Roger F. Bone...........    15,714        .63       1.05    04/09/09

                Aggregated Option Exercises In Last Fiscal Year
                       And Fiscal Year-End Option Values

  The following table sets forth information concerning year end option values for the 1999 fiscal year for the executive officers named in the Summary Compensation Table above. The value of unexercised in-the-money options is calculated based on a value equal to an assumed initial public offering price
of    per share.

                            Number of Securities
                           Underlying Unexercised    Value of Unexercised in-
                                 Options at            the-Money Options at
                              December 31, 1999          December 31, 1999
                          -------------------------  -------------------------
Name                      Exercisable Unexercisable  Exercisable Unexercisable
----                      ----------- -------------  ----------- -------------
David U'Prichard,
 Ph.D. ..................       --      2,064,000(1)    $            $
F. Raymond Salemme,
 Ph.D....................   355,000       359,821
Michael J. Wassil........   101,113       124,051
Scott M. Horvitz.........    43,386        40,943
Roger F. Bone............    44,447       102,356

--------
(1) Pursuant to Dr. U'Prichard's offer letter with us, which permitted early exercise of the above options prior to vesting for a period of six months following the date of grant, Dr. U'Prichard exercised 495,238 options in March 2000. The shares acquired pursuant to such exercise are subject to restrictions which lapse over the same period as the predecessor stock options would have vested.

                               2000 Option Grants

  The following table sets forth information concerning stock options granted to our named executive officers in the year 2000 as of May 23, 2000.

                                        Individual Grants
                         -----------------------------------------------
                                                                           Potential
                                                                          Realizable
                                                                           Value at
                                                                         Assumed Rates
                                                                              of
                                                                          Stock Price
                         Number of  Percentage of                        Appreciation
                         Securities Total Options                         for Option
                         Underlying  Granted to    Exercise                  Term
                          Options   Employees in     Price    Expiration -------------
Name                      Granted    Fiscal Year  (per share)    Date      5%    10%
----                     ---------- ------------- ----------- ---------- ------ ------
David C. U'Prichard,
 Ph.D. .................   37,500                    $2.25     03/31/10
F. Raymond Salemme,
 Ph.D. .................   62,500                    $2.25     03/31/10
Michael J. Wassil.......   13,000                    $2.25     03/31/10
Scott M. Horvitz........   42,000                    $2.25     03/31/10
Roger F. Bone...........   46,000                    $2.25     03/31/10

  The figures in the two tables above represent options granted under our Equity Compensation Plan. We granted options to purchase 2,478,570 shares of our common stock in 1999 and as of May 22, 2000 have granted options to purchase 810,000 shares of our common stock in 2000. All options were granted at an exercise price equal to or greater than the fair market value of the common stock on the date of grant as determined by our board of directors.

  The options granted to our employees typically vest in 25% increments on each of the four annual anniversaries of the date of grant. The options granted to our consultants generally vest in 33% increments on each of the three annual anniversaries of the date of the grant or in accordance with specified performance goals over a ten-year term. Options granted to the persons listed above expire 10 years from the grant date.

  We have never granted stock appreciation rights.

Equity Compensation Plan

  On August 31, 1993, our board adopted our equity compensation plan, and the plan was approved by our stockholders on October 12, 1993. The plan has been subsequently amended, most recently in March 2000, to authorize a total of 9,325,000 shares of common stock for issuance under the plan.

  The plan provides for grants of incentive stock options, nonqualified stock options, and restricted stock grants to our officers and employees, our non-employee directors and members of the Scientific Advisory Board, and independent contractors and consultants (who may be individuals or entities) that perform services for us.

  General. The plan, as amended, authorizes up to 9,325,000 shares of our common stock for issuance under the terms of the plan. The maximum number of shares for which any individual may receive grants under the plan in any calendar year is 1,000,000 shares. If options granted under the plan expire or are terminated for any reason without being exercised, or if shares of restricted stock are forfeited, the shares of common stock underlying the grants will again be available for purposes of the plan. As of May 23, 2000, 5,757,124 shares are issuable upon the exercise of options outstanding under the plan and 2,633,907 shares have been issued under the plan, including 706,488 shares subject to repurchase.

  Administration of the Plan. The compensation committee of the board of directors administers and makes grants under the plan.

  Grants. Grants under the plan may consist of:

  . options intended to qualify as incentive stock options;

  .nonqualified stock options; and

  .restricted stock.

  Eligibility for Participation. Grants may be made to any of our officers and employees, members of our board of directors and the Scientific Advisory Board, and independent contractors and consultants who perform services for us.

  Options. The exercise price of options will be determined by the compensation committee. The exercise price for incentive stock options will be equal to the fair market value of our common stock on the date the option is granted; however, the exercise price of an incentive stock option granted to an individual who owns more than 10% of the voting power of our stock will not be less than 110% of the fair market value of our stock on the date the option is granted.

  Participants may pay the exercise price:

  . in cash;

  . with the approval of the compensation committee, by delivering shares of common stock owned by the grantee and having a fair market value on the date of exercise equal to the exercise price of the option; or

  . by such other method as the compensation committee may designate in the grant letter, including tendering the grantee a recourse promissory note on terms specified by the compensation committee.

  Options will become exercisable according to the terms determined by the compensation committee and specified in the grant letter. The compensation committee may impose restrictions on shares received upon the exercise of options. The compensation committee will determine the term of each option, up to a maximum ten-year term.

  Restricted Stock. The compensation committee may issue shares of stock to participants subject to restrictions established by the committee. If restricted stock is purchased, the grantee may pay the purchase price in cash or, if the compensation committee permits, by a promissory note. If a grantee's employment or service terminates during the restriction period or if any other conditions are not met, the restricted stock will terminate as to all shares on which restrictions are still applicable, and the shares must be immediately returned to us, unless the compensation committee determines otherwise.

  Certain Corporate Changes. If all or substantially all of our assets are sold or exchanged, we are to be dissolved or liquidated, or we are party to a merger or consolidation with another corporation in which we will not be the surviving corporation, then, unless the compensation committee provides otherwise in the grant letter, each grantee will have the right to exercise the entire portion of his or her grant not previously exercised within ten days after written notice of the transaction is given to grantees, and any grants not exercised after the ten day period will be forfeited.

  If we are a party to a merger or consolidation in which we are the surviving corporation, then the compensation committee may determine that grantees will have the right to exercise the entire portion of their grants not previously exercised within ten days after written notice of the transaction is given to grantees, and any grants not exercised after the ten day period will be forfeited.

  In addition, the compensation committee may provide in the grant letter specific provisions that are applicable in the event of a corporate transaction, and the committee may also articulate the exercisability or vesting of grants in the event of a corporate transaction or allow the surviving corporation to assume or substitute outstanding grants.

  Transferability. Grants are generally not transferable by the participant, except in the event of death. However, the compensation committee may permit participants to transfer nonqualified stock options to family members or other persons or entities on such terms as the compensation committee deems appropriate.

  Amendment and Termination of the Plan. The board of directors may amend or terminate the plan at any time. However, the board of directors may not make any amendment without stockholder approval if stockholder approval is required by Section 162(m) of the Internal Revenue Code. The plan will terminate on August 31, 2003, unless the board of directors terminates the plan earlier or extends it with approval of the stockholders.

  Adjustment Provisions. Upon a merger, recapitalization, stock split or other change to our stock, the compensation committee shall appropriately adjust:

  . the maximum number and class of shares available for grants under the plan;

  . the number and class of shares covered by outstanding grants; and

  . the price per share of each outstanding option.

  Section 162(m). Section 162(m) of the Internal Revenue Code imposes a $1,000,000 limit on the amount a public corporation can deduct for federal income tax purposes for compensation paid to the chief executive officer or any of the four other most highly compensated officers in any year. This limit generally applies to all compensation, including amounts received upon the exercise of stock options and the value of shares or cash paid pursuant to other grants. An exception exists, however, for "performance-based compensation." Stock options generally will meet the requirements of performance-based compensation. Restricted stock granted under the plan will not meet the requirements for performance-based compensation under section 162(m).

Employment, Change of Control and Termination of Employment Arrangements

  All of our employees, including our officers, are given employment offer letters providing for their base compensation as well as potential additional compensation in the form of bonuses or equity compensation pursuant to our equity compensation plan. Some of the employment offer letters also provide for severance payments covering periods of up to six months. In addition, our equity compensation plan, as described elsewhere in this prospectus, contains provisions concerning accelerated vesting of options and restricted stock in connection with certain corporate changes. Except for such accelerated vesting of their options or restricted stock upon such changes, none of our officers, except for Dr. U'Prichard, has any compensatory plan or arrangement whereby a resignation, retirement or other termination or a change in control could result in payments to such officer exceeding $100,000.

  In addition, in September 1999, we entered into an employment offer letter with David C. U'Prichard, Ph.D., our Chief Executive Officer. Pursuant to his employment offer letter, Dr. U'Prichard's annual compensation was initially set at a base salary of $325,000 and a target bonus of 40% of his base salary. In addition, we granted Dr. U'Prichard options to purchase 1,720,000 shares of common stock at an exercise price of $1.05 per share and options to purchase 344,000 shares of our common stock at an exercise price of $2.60. These options vest 25% per year, beginning on the first anniversary of the grant date. During the six months following the date of grant, such options may be exercised early (i.e., without regard to the vesting provisions applicable to such options) and the purchase price of such options may be paid by delivery of a promissory note, bearing interest at the minimum rate necessary to avoid imputed interest, with interest and principal being repayable in four equal installments on the first four anniversaries of the date such options were granted. See "Certain Relationships and Related Transactions". In general, early vesting provisions would apply in the case of certain corporate changes, as provided in our equity compensation plan, however, if a certain transaction occurs within the first year of his date of hire, his early vesting rights under the plan would be limited. In the event that, within two years of the date such options were granted, there is a sale of substantially all our assets or a merger where we are not the surviving entity, and such options are not assumed, the minimum worth of all such options which are vested will be deemed to be not less than $1.5 million, as determined by our board of directors, and we will, if necessary, make a cash payment to Dr. U'Prichard. In the event Dr. U'Prichard's employment is terminated without cause, he will receive a severance compensation equal to his base salary and payment of health insurance premiums for up to 12 months or until he begins new full-time employment (except in the nonprofit sector), whichever occurs first, and a payment in each month of such period of an additional amount equal to one-twelfth of his prior year's bonus, if any (annualized in respect of the bonus payment for 1999), times the portion of the current fiscal year that has expired up to the date of his termination. In addition, with respect to the 25% of his options vesting on the next anniversary following termination, such options will be deemed to have been subject to vesting in equal monthly portions during the twelve months prior to such anniversary. If such a termination without cause occurs within 12 months after a sale of our company, then the continued salary referred to in the preceding sentence will be paid in a lump sum, and Dr. U'Prichard will be entitled to a further lump-sum payment equal to the prior year's bonus payment, annualized in respect of the bonus payment for 1999.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Management and Others

  Series A-5 Preferred Stock Financing. In March 2000, we issued 9,572,248 shares of series A-5 preferred stock for $3.00 per share to eleven accredited investors. Included in the amount were 3,451,165 shares issued upon the conversion of the November 1999 Bridge Financing. The series A-5 preferred
stock will automatically convert into an aggregate of     shares of common
stock upon the closing of this offering. Investors owning 5% or more of our shares and directors and officers who participated in this transaction include:

                                                         Number of Shares of
                                   Number of Shares of    Common Stock upon
                                       Series A-5      Conversion of Series A-5
Investor                             Preferred Stock       Preferred Stock
--------                           ------------------- ------------------------
HealthCareVentures III, L.P. .....      1,067,100
HealthCareVentures IV, L.P. ......        313,366
HealthCareVentures V, L.P.........      1,022,253
Rho Management Trust II...........      1,702,016
Abingworth Bioventures SICAV......        576,459
Biotech Growth SA.................      3,878,170

  Dr. Cavanaugh and Mr. Werner, two of our directors, are general partners of HealthCare Partners III, L.P., HealthCare Partners IV, L.P. and HealthCare Partners V, L.P., which are the general partners of HealthCare Ventures III, L.P., HealthCare Ventures IV, L.P. and HealthCare Ventures V, L.P., respectively. In this prospectus we refer to HealthCare Ventures III, L.P., HealthCare Ventures IV, L.P. and HealthCare Ventures V, L.P., collectively, as funds affiliated with HealthCare Ventures.

  Mr. Ruch, one of our directors, is the Chairman and Chief Executive Officer of Rho Management Company, Inc., financial advisor to Rho Management Trust II.

  Dr. Bunting, one of our directors, is a director of Abingworth Management Limited in London, UK. Abingworth Management Limited is the investment adviser to Abingworth Bioventures SICAV.

  1999 Bridge Loan Financing. In November 1999, we issued and sold $10,000,000 of secured convertible promissory notes to eight accredited investors. The promissory notes carried an interest rate of prime plus one percent per year and under their terms automatically converted into 3,451,165 shares of series A-5 preferred stock in March 2000. In connection with this financing, we issued warrants to purchase 3,500,000 shares of our common stock at an exercise price of $1.25 per share. Investors owning 5% or more of our capital stock and directors and officers who participated in this transaction include:

                                                             Number of Shares of
                                                                Common Stock
Investor                                     Promissory Note Underlying Warrants
--------                                     --------------- -------------------
HealthCare Ventures III, L.P. ..............   $3,092,000         1,082,200
HealthCare Ventures IV, L.P. ...............      908,000           317,800
Rho Management Trust II.....................    3,000,000         1,050,000
Abingworth Bioventures SICAV................      884,732           309,656
Biotech Growth SA...........................    1,578,706           552,547

  Series A-4 Preferred Stock Financing. In January 1998, we issued 4,000,000 shares of series A-4 preferred stock for $2.60 per share to Biotech Growth SA. The series A-4 preferred stock will automatically convert into an aggregate of shares of common stock upon the closing of this offering.

  Series A-3 Preferred Stock Financing. In March 1997 we issued 10,304,264 shares of series A-3 preferred stock for $1.21 per share to twelve accredited investors. The series A-3 preferred stock will automatically convert into an
aggregate of    shares of common stock upon the closing of this offering.
Investors owning 5% or more of our shares and directors and officers who participated in this transaction include:

                                                               Number of Shares
                                                               of Common Stock
                                           Number of Shares of upon Conversion
                                               Series A-3       of Series A-3
Investor                                     Preferred Stock   Preferred Stock
--------                                   ------------------- ----------------
HealthCareVentures III, L.P. .............        318,608
HealthCareVentures IV, L.P. ..............         93,563
Rho Management Trust II...................      2,640,089
Abingworth Bioventures SICAV..............      2,060,853
State of Michigan Retirement Systems......      2,473,023


  1996 Bridge Loan Financing. In September 1996, we issued and sold $500,000 of promissory notes to five accredited investors. The promissory notes carried an interest rate of ten percent per year. In March 1997, we repaid the notes, together with accrued interest of $23,014. In connection with this financing, in March 1997 we issued warrants to purchase 100,000 shares of our common stock at an exercise price of $0.01 per share. Investors owning 5% or more of our capital stock and directors and officers who participated in this transaction include:

                                                             Number of Shares of
                                                                Common Stock
Investor                                     Promissory Note Underlying Warrants
--------                                     --------------- -------------------
HealthCare Ventures III, L.P. ..............    $316,288           63,257
HealthCare Ventures IV, L.P. ...............      92,882           18,577
Rho Management Trust II.....................      74,709           14,941

Other Agreements With Officers And Directors

  In February 1997, we made a loan of $106,250 at 6.28% to F. Raymond Salemme, our President and Chief Scientific Officer, to purchase 425,000 shares of our restricted stock awarded to him under our equity compensation plan for a purchase price of $0.25 per share. In September 1997, we made a loan of $75,000 at 6.14% to Michael J. Wassil, our Vice President and Chief Financial Officer, to purchase 75,000 shares of our restricted stock awarded to him under our equity compensation plan for a purchase price of $1.00 per share. Our compensation committee has the discretion to forgive the loans to Dr. Salemme and Mr. Wassil. Over the last two years, our compensation committee has forgiven the loans at a rate of 25% of the outstanding principal and interest per year. As of March 31, 2000, the outstanding principal amount of Dr. Salemme's loan was $26,563 and the outstanding principal amount of Mr. Wassil's loan was $37,500. In March 2000, we made a loan of $519,505 at 6.69% to David
C. U'Prichard, Ph.D., our Chief Executive Officer, to exercise options to purchase 495,238 shares of our restricted stock at a purchase price of $1.05 per share, as provided under the terms of his employment offer letter. These shares are subject to repurchase restrictions which lapse over the same period as the predecessor stock options would have vested.

  Drs. Canavan and Horovitz, two of our directors, each have received grants of options to purchase 50,000 shares of our common stock under our Equity Compensation Plan in connection with their service as directors. In addition, Mr. King, one of our directors, received a restricted stock grant in connection with his service as a director of 20,000 shares of common stock for an aggregate purchase price of $45,000. All of the option grants and restricted stock awards for our directors vest in equal annual installments over a period of four years.

Certain Business Relationships

  David R. King, one of our directors, is a partner at Morgan, Lewis & Bockius LLP, a law firm which has provided legal services for us in each of our last three fiscal years.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth information with respect to the beneficial ownership of our common stock as of May 23, 2000, and after the sale of shares in this offering, by:

  . each person or entity who beneficially owns more than 5% of our stock;

  . each of our named executive officers;

  . each of our directors; and

  . all of our directors and executive officers as a group.

  Unless otherwise indicated, the address for each stockholder is care of 3-Dimensional Pharmaceuticals, Inc., 665 Stockton Drive, Exton, Pennsylvania 19341. Beneficial ownership is determined in accordance with the rules of the SEC governing the determination of beneficial ownership of securities.

  Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities for which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be the beneficial owner of securities as to which such person has no economic interest.

                                                      Percentage of Shares
                                                       Beneficially Owned
                                                      -------------------------
Name and Address of Beneficial      Number of Shares    Before         After
Owner                              Beneficially Owned  Offering       Offering
------------------------------     ------------------ -----------    ----------
5% Stockholders
Funds Affiliated with HealthCare       12,570,688            29.95%
 Ventures(1).....................
 44 Nassau Street
 Princeton, New Jersey 08542
Rho Management Trust II(2).......       7,373,260            18.03
 152 West 57th street
 New York, NY 10019
State of Michigan Retirement            2,473,023             6.25
 Systems.........................
 Department of Treasury, Treasury
 Building
 30 West Allegan
 East Lansing, Michigan 48922
Abingworth Bioventures SICAV(3)..       2,946,968             7.39
 c/o Sanne & Cie
 Boite Postale 566
 L-2015 Luxembourg
Biotech Growth SA(4).............       8,430,717            21.01
 c/o Bellevue Asset Management AG
 Graftenauweg 4
 CH-6301 Zug
 Switzerland

                                                     Percentage of Shares
                                                      Beneficially Owned
                                                     ------------------------
                                   Number of Shares    Before        After
Directors and Executive Officers  Beneficially Owned  Offering      Offering
--------------------------------  ------------------ -----------   ----------
David C. U'Prichard, Ph.D. .....         495,238             1.25
F. Raymond Salemme, Ph.D.(5)....       1,413,273             3.52
Michael J. Wassil(6)............         184,128           *
Roger F. Bone, Ph.D.(7).........         171,792           *
David G. Fehr(8)................          82,857           *
Scott M. Horvitz(9).............         197,033           *
Richard M. Soll, Ph.D.(10)......         157,554           *
Stephen Bunting, Ph.D.(3).......       2,946,968             7.39
Bernard Canavan, M.D.(11).......          22,500           *
James H. Cavanaugh, Ph.D.(1)....      12,570,688            29.95
Zola P. Horovitz, Ph.D.(12).....          22,500           *
David R. King...................          20,000           *
Joshua Ruch(2)..................       7,373,260            18.03
Harold R. Werner(1).............      12,570,688            29.95
                                      ----------      -----------    ---------
All executive officers and            26,144,332            58.50
 directors as a group (13
 persons).......................

--------
 *  less than one percent
(1) Includes 8,926,936 shares held by HealthCare Ventures III, L.P., including 1,853,385 shares issuable upon exercise of warrants exercisable within 60 days. Also includes 2,621,499 shares held by HealthCare Ventures IV, L.P., including 544,270 shares issuable upon exercise of warrants exercisable within 60 days. Also includes 1,022,253 shares held by HealthCare Ventures V, L.P. James H. Cavanaugh, Ph.D. and Harold R. Werner are General Partners of the general partner of each of the above-listed investment funds, and share investment and voting power over these shares with the other General Partners of each of the general partners of these funds, none of whom are affiliated with us. Dr. Cavanaugh and Mr. Werner disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein. Does not reflect shares of common stock issuable at the initial public offering price upon the automatic conversion of $528,364 of convertible promissory notes, plus accrued interest, and $155,160 of convertible promissory notes, plus accrued interest, issued to HealthCare Ventures III, L.P. and HealthCare Ventures IV, L.P., respectively, in lieu of cash payment of dividends.
(2) Includes 7,373,260 shares held by Rho Management Trust II, including 1,335,121 shares issuable upon exercise of warrants exercisable within 60 days. Joshua Ruch is the Chairman and Chief Executive Officer of Rho Management Company, Inc., financial advisor to Rho Management Trust II. Mr. Ruch disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Does not reflect shares of common stock issuable at the initial public offering price upon the automatic conversion of $91,422 of convertible promissory notes, plus accrued interest, issued to Rho Management Trust II in lieu of cash payment of dividends.
(3) Includes 2,946,968 shares held by Abingworth Bioventures SICAV, including 309,656 shares issuable upon exercise of warrants exercisable within 60 days. Stephen Bunting, Ph.D. is a director of Abingworth Management Limited, the investment adviser to Abingworth Bioventures SICAV. Dr. Bunting is neither a director nor an officer of Abingworth Bioventures SICAV. Dr. Bunting disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in Abingworth Bioventures SICAV.
(4) Includes 552,547 shares issuable upon exercise of warrants exercisable within 60 days.
(5) Includes 559,523 shares of common stock issuable upon the exercise of stock options exercisable within 60 days.
(6) Includes 109,128 shares of common stock issuable upon the exercise of stock options exercisable within 60 days.
(7) Includes 90,381 shares of common stock issuable upon the exercise of stock options exercisable within 60 days.

(8) Includes 72,857 shares of common stock are issuable upon the exercise of stock options exercisable within 60 days.
(9) Includes 57,033 shares of common stock issuable upon the exercise of stock options exercisable within 60 days.
(10) Includes 155,054 shares of common stock issuable upon the exercise of stock options exercisable within 60 days.
(11) All 22,500 shares of common stock are issuable upon the exercise of stock options exercisable within 60 days.
(12) Includes 17,500 shares of common stock are issuable upon the exercise of stock options exercisable within 60 days.

                          DESCRIPTION OF CAPITAL STOCK

  The following description reflects the amendment and restatement of our certificate of incorporation and our bylaws to be effective immediately prior to the closing of this offering.

  Our authorized capital stock consists of     million shares, of which
million shares are common stock, par value $.001 per share, and     million
shares are preferred stock, par value $.001 per share, which our board of directors has the power and authority to designate into classes or series. Immediately after the sale of the shares of common stock in this offering, we
will have     shares of common stock outstanding and no shares of preferred stock outstanding. The following is a summary of various provisions of our common stock and preferred stock.

Common Stock

  The following summarizes the rights of holders of our common stock:

 Voting:

  . one vote for each share held of record on all matters submitted to a vote of stockholders

  . no cumulative voting rights

  . election of directors by plurality of votes cast

  . approval of all other matters by majority of votes cast

 Dividends:

  . subject to preferential dividend rights of outstanding shares of preferred stock, if any, common stockholders are entitled to receive declared dividends

  . the board of directors may only declare dividends out of legally available funds

 Additional Rights:

  . subject to the preferential liquidation rights of outstanding shares of preferred stock, if any, common stockholders are entitled to receive ratably net assets, available after the payment of all debts and liabilities, upon our liquidation, dissolution or winding up

  . no preemptive rights

  . no subscription rights

  . no redemption rights

  . no sinking fund rights

  . no conversion rights

  The rights and preferences of common stockholders are subject to the rights of the holders of any series of preferred stock we may issue in the future.

Preferred Stock

  We may, by resolution of our board of directors, and without any further vote or action by our stockholders, authorize and issue, subject to limitations
prescribed by law, up to an aggregate of    million shares of preferred stock.
The preferred stock may be issued in one or more classes or series of shares of any class or series. With respect to any classes or series, the board of directors may determine the designation and the number of shares, preferences, limitations and special rights, including dividend rights, conversion rights, voting rights, redemption rights and liquidation preferences.

  Prior to this offering, we had 6,686,986 shares of series A-1 preferred stock, 4,333,990 shares of Series A-2 preferred stock, 10,304,264 shares of series A-3 preferred stock, 4,000,000 shares of A-4 preferred stock,

9,572,248 shares of series A-5 preferred stock, 1,000,000 shares of series B preferred stock, 400,000 shares of series C preferred stock and 625,000 shares of series D preferred stock issued and outstanding. Upon the completion of this offering, all of our outstanding shares of preferred stock will automatically
convert into a total of     shares of common stock.

Registration Rights

  Following completion of this offering and following the expiration of applicable lock-up periods in connection with the offering, holders of shares of common stock will have the right to require us to register their shares under the Securities Act of 1933. The holders of at least 50% of the shares of our common stock to be issued upon the conversion of our outstanding series A preferred stock and certain warrants to acquire common stock may require that we file up to four registration statements under the Securities Act. In addition, when we are qualified to use Form S-3, each of these holders may request an unlimited number of registrations on Form S-3. Beginning 12 months after the effective date of this offering, the holder of the shares of our common stock to be issued upon the conversion of our outstanding series B preferred stock may request that we file one registration statement. Subject to the preference rights of the holders of common stock to be issued upon the conversion of the series A preferred stock and subject to certain limitations, beginning 12 months after the effective date of this offering, the holders of the shares of our common stock to be issued upon the conversion of our outstanding series C or D preferred stock may require that we file one registration statement. They may also request that we file an unlimited number of registrations on Form S-3, subject to preference rights of the holders of common stock to be issued upon the conversion of the series A preferred stock. Upon such a request, we generally will be required to use our best efforts to effect any such registration. In addition, if we propose to register any of our common stock, either for our own account or the account of stockholders, we are required to notify the holders described above and, subject to certain limitations, to include in such registration the shares of our common stock acquired upon conversion of the preferred stock requested to be included. Registration of shares of common stock pursuant to the exercise of these registration rights would result in such shares becoming freely tradable without restriction under the Securities Act of 1933 immediately upon the effectiveness of such registration and may adversely affect our stock price. In addition, we are generally obligated to bear the expenses, other than underwriting discounts and sales commissions, of any such registration. The registration rights associated with the series A preferred stock terminate on December 31, 2007. The registration rights associated with the series B and C preferred stock terminate six years following the effective date of this offering and the registration rights associated with the series D preferred stock terminate three years following such date.

Stockholders' Meeting

  Our next annual meeting of stockholders will be held in 2001.

Limitations on Liability

  Our certificate of incorporation limits or eliminates the liability of our directors to us or our stockholders for monetary damage to the fullest extent permitted by the Delaware General Corporation Law. As permitted by the Delaware General Corporation Law, our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability:

  . for any breach of such person's duty of loyalty;

  . for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; and

  . for any transaction resulting in receipt by such person of an improper personal benefit.

  Our certificate of incorporation also contains provisions indemnifying our directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

Anti-Takeover Effects of Provisions of Charter Documents and Delaware Law

  Upon completion of this offering our certificate of incorporation will provide for the division of our board of directors into three classes. Each class must be as nearly equal in number as possible. Additionally, each class must serve a three-year term. The terms of each class are staggered so that each term ends in a different year over a three-year period. A director may only be removed for cause and only by the vote of more than 50% of the shares entitled to vote for the election of directors.

  Our certificate of incorporation also provides that our board of directors may establish the rights of, and cause us to issue, substantial amounts of preferred stock without the need for stockholder approval. Further, our board of directors may determine the terms, conditions, rights, privileges and preferences of the preferred stock. Our board is required to exercise its business judgment when making such determinations. Our board of directors' use of the preferred stock may inhibit the ability of third parties to acquire us. Additionally, our board may use the preferred stock to dilute the common stock of entities seeking to obtain control of us. The rights of the holders of common stock will be subject to, and may be adversely affected by, any preferred stock that may be issued in the future. Our preferred stock provides desirable flexibility in connection with possible acquisitions, financings and other corporate transactions. However, it may have the effect of discouraging, delaying or preventing a change in control of us. We have no present plans to issue any shares of preferred stock.

  The existence of the foregoing provisions in our certificate of incorporation could make it more difficult for third parties to acquire or attempt to acquire control of us or substantial amounts of our common stock.

  After this offering is completed, Section 203 of the Delaware General Corporation Law will apply to us. Section 203 of the Delaware General Corporation Law generally prohibits specific business combinations between a Delaware corporation and an interested stockholder. An interested stockholder is generally defined as a person who, together with any affiliates or associates of such person, beneficially owns, or within three years did own, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. The statute broadly defines business combinations to include:

  . mergers;

  . consolidations;

  . sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation or aggregate market value of all outstanding stock of the corporation; and

  . certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation.

  The statute prohibits any such business combination for a period of three years commencing on the date the interested stockholder becomes an interested stockholder, unless:

  . the business combination is approved by the corporation's board of directors prior to the date the interested stockholder becomes an interested stockholder;

  . the interested stockholder acquired at least 85% of the voting stock of the corporation, other than stock held by directors who are also officers or by certain employee stock plans, in the transaction in which it becomes an interested stockholder; and

  . the business combination is approved by a majority of the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

  The Delaware General Corporation Law contains provisions enabling a corporation to avoid Section 203's restrictions if stockholders holding a majority of the corporation's voting stock approve an amendment to the corporation's certificate of incorporation or bylaws to avoid the restrictions. In addition, the restrictions contained in Section 203 are not applicable to any of our existing stockholders. We have not and do not currently intend to elect out of the application of Section 203 of the Delaware General Corporation Law.

Nasdaq National Market

  We have applied to list our common stock on the Nasdaq National Market under the trading symbol DDDP.

Transfer Agent and Registrar

  The transfer agent and registrar for our common stock is    .

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices. Since no shares will be available for sale shortly after this offering because of the contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

  Upon completion of this offering, we will have outstanding an aggregate of shares of common stock, assuming no exercise of the underwriters' over-
allotment option, excluding     shares issuable upon exercise of outstanding
options. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, unless such shares are purchased by affiliates as that term is defined in Rule 144 under the Securities Act. The remaining shares of
common stock, excluding     shares issuable upon exercise of outstanding
options, held by existing stockholders are restricted securities as that term is defined in Rule 144 under the Securities Act. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration described below under Rules 144, 144(k) or 701 promulgated under the Securities Act.

  Beginning 180 days after the date of this prospectus, approximately restricted shares subject to lock-up agreements between the underwriters and most of our stockholders, including officers and directors, will become eligible for sale in the public market under Rule 144(k), Rule 144 or Rule 701. The lock-up agreements provide that the stockholders will not, directly or indirectly, sell or otherwise dispose of any shares of common stock without the prior written consent of Bear, Stearns & Co. Inc. for a period of 180 days from the date of this prospectus. Bona fide gifts by individuals to immediate family members or transfers by a partnership to its partners are excepted from the restrictions of the lock-up agreements, provided the transferee agrees to be bound by similar restrictions. Bear, Stearns & Co. Inc. may release all or any portion of the securities subject to the lock-up agreements without notice.

Rule 144

  Under Rule 144, beginning 90 days after the date the registration statement of which this prospectus is a part is declared effective, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, which includes the holding period of any prior owner other than an affiliate, would generally be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the outstanding shares of our common stock then outstanding, which
    will equal approximately     shares immediately after this offering; or

  . the average weekly trading volume of our common stock on the Nasdaq
    National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

  Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

  Under Rule 144(k), a person who was not an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, which includes the holding period of any prior owner except an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701

  In general, under Rule 701 of the Securities Act, any of our employees, consultants or advisors, other than affiliates, who purchase or receives shares from us in connection with a compensatory stock purchase plan or option plan or other written agreement will be eligible to resell such shares beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject only to the manner of sale provisions of Rule 144, and by affiliates under Rule 144 without compliance with its holding period.

Registration Rights

  Upon completion of this offering, the holders of    shares of common stock,
or their transferees, will be entitled to certain rights with respect to the registration of such shares under the Securities Act. When these shares are registered under the Securities Act, they will be freely tradable unless held by affiliates.

Stock Options

  We intend to file a registration statement under the Securities Act covering shares of common stock reserved for issuance under our equity compensation plan 180 days following completion of this offering. Thereafter, shares which are issued under the plan will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, beginning approximately 180 days after the closing of this offering.

                                  UNDERWRITING

  Subject to the terms and conditions set forth in an agreement among the underwriters and us, each of the underwriters named below, through their representatives, Bear, Stearns & Co. Inc., Chase Securities Inc. and U.S. Bancorp Piper Jaffray Inc., have severally agreed to purchase from us the aggregate number of shares of our common stock set forth opposite its name below:

                                                                        Number
   Underwriter                                                         Of Shares
   -----------                                                         ---------
   Bear, Stearns & Co. Inc............................................
   Chase Securities Inc...............................................
   U.S. Bancorp Piper Jaffray Inc.....................................
                                                                          ---
       Total..........................................................
                                                                          ===

  The underwriting agreement provides that the obligations of the several underwriters are subject to approval of various legal matters by their counsel and to various other conditions, including delivery of legal opinions by our counsel, the delivery of a letter by our independent auditors and the accuracy of the representations and warranties made by us in the underwriting agreement. Under the underwriting agreement, the underwriters are obliged to purchase and pay for all of the above shares of our common stock if any are purchased.

Public Offering Price

  The underwriters propose to offer the shares of common stock directly to the public at the offering price set forth on the cover page of this prospectus and
at that price less a concession not in excess of $   per share of common stock
to other dealers who are members of the National Association of Securities Dealers, Inc. The underwriters may allow, and those dealers may reallow,
concessions not in excess of $   per share of common stock to other dealers.
After this offering, the offering price, concessions and other selling terms may be changed by the underwriters. Our common stock is offered subject to receipt and acceptance by the underwriters and subject to other conditions, including the right to reject orders in whole or in part. The underwriters have informed us that the underwriters do not expect to confirm sales of common stock to any accounts over which they exercise discretionary authority.

  The following table summarizes the per share and total public offering price of the shares of common stock in the offering, the underwriting compensation to be paid to the underwriters by us and the proceeds of the offering, before expenses, to us. The information presented assumes either no exercise or full exercise by the underwriters of their over-allotment option.

                                                               Total
                                                      ------------------------
                                                 Per  Without Over- With Over-
                                                Share   Allotment   Allotment
                                                ----- ------------- ----------
Public offering price.......................... $         $            $
Underwriting discounts and commissions payable
 by us.........................................
Proceeds, before expenses, to us...............

  The underwriting discount and commission per share is equal to the public offering price per share of our common stock less the amount paid by the underwriters to us per share of common stock.

  We estimate total expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $1.2 million.

Over-Allotment Option To Purchase Additional Shares

  We have granted a 30-day over-allotment option to the underwriters to
purchase up to an aggregate of     additional shares of our common stock
exercisable at the offering price less the underwriting discounts and commissions, each as set forth on the cover page of this prospectus. If the underwriters exercise this option in whole or in part, then each of the underwriters will be obligated to purchase additional shares of common stock in proportion to their respective purchase commitments as shown in the table set forth above, subject to various conditions.

Indemnification And Contribution

  The underwriting agreement provides that we will indemnify the underwriters against liabilities specified in the underwriting agreement under the Securities Act or will contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-Up Agreements

  Our directors and officers and stockholders holding    shares have agreed
that they will not offer, sell or agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock in the public market without the prior written consent of Bear, Stearns & Co. Inc. for a period of 180 days from the date of this prospectus. Bona fide gifts by individuals to immediate family members or transfers by a partnership to its partners are excepted from the restrictions of the lock-up agreements, provided the transferee agrees to be bound by similar restrictions.

  In addition, we have agreed that for a period of 180 days from the date of this prospectus, we will not, without the prior written consent of Bear, Stearns & Co. Inc., offer, sell or otherwise dispose of any shares of common stock, except that we may issue, and grant options to purchase, shares of common stock and restricted stock under our equity compensation plan. During this lock-up period, subject to various conditions, we may also issue additional equity securities in connection with collaborative and licensing arrangements or to pay for possible acquisitions, so long as the recipients of such securities are also subject to the 180 day lock-up period.

Nasdaq National Market Quotation

  Prior to this offering, there has been no public market for our common stock. Consequently, the initial offering price for the common stock will be determined by negotiations between us and the representatives of the underwriters. Among the factors to be considered in those negotiations, the primary factors will be our results of operations in recent periods, estimates of our prospects and the industry in which we compete, an assessment of our management, the general state of the securities markets at the time of this offering and the prices of similar securities of generally comparable companies. We have applied for approval for the quotation of our common stock on the Nasdaq National Market, under the symbol "DDDP." We cannot assure you, however, that an active or orderly trading market will develop for the common stock or that the common stock will trade in the public market subsequent to this offering at or above the initial offering price.

Stabilization, Syndicate Short Position And Penalty Bids

  In order to facilitate this offering, persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after this offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than we have actually sold to them. The underwriters may elect to cover any such short position by purchasing shares of common stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares of common stock previously distributed in this offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

Reserved Share Program

  At our request, the underwriters have reserved for sale at the initial public
offering price up to     shares of common stock to be sold in this offering for
sale to our directors, officers, employees, business associates, business and legal advisors, vendors and related persons. Purchases of reserved shares are to be made through an account at Bear, Stearns & Co. Inc. in accordance with Bear, Stearns & Co. Inc.'s procedures for opening an account and transacting in securities. The number of shares available for sale to the general public will be reduced to the extent that any reserved shares are purchased. Any reserved shares not purchased by our directors, officers, employees, business associates, business and legal advisors, vendors and related persons will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

                               ----------------

  Bear, Stearns & Co. Inc. was previously retained by us to identify and provide advice with respect to potential transactions. Bear, Stearns & Co. Inc. would be entitled to a fee, based on the value of the transaction as defined in the engagement letter, if there is an agreement in respect of a covered transaction prior to December 31, 2000.

                                 LEGAL MATTERS

  The validity of the shares of common stock offered hereby will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. Certain legal matters will be passed upon for the Underwriters by Coudert Brothers, New York, New York.

                                    EXPERTS

  Our financial statements and schedule included in this prospectus and elsewhere in the registration statement as of December 31, 1999 (consolidated) and 1998 and for the years ended December 1999, 1998 and 1997 have been audited by Richard A. Eisner & Company, LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein and therein in reliance on said reports given upon the authority of said firm as experts in accounting and auditing.

                        ADDITIONAL INFORMATION ABOUT US

  We have filed with the Securities and Exchange Commission a registration statement on Form S-1 with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to us and our common stock, reference is made to the registration statement and the exhibits and schedules. You may read and copy any document we file at the Securities and Exchange Commission's public reference facilities in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from the Securities and Exchange Commission's web site at http://www.sec.gov. Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the Securities and Exchange Commission's public reference rooms and the web site of the Securities and Exchange Commission referred to above.

                      3-DIMENSIONAL PHARMACEUTICALS, INC.

                                    Contents

                                                                           Page
                                                                           ----
Financial Statements

  Independent auditors' report............................................ F-2

  Balance sheets as of March 31, 2000 (consolidated) (unaudited) and
   December 31, 1999 (consolidated) and 1998.............................. F-3

  Statements of operations for the three-month periods ended March 31,
   2000 (consolidated) and 1999 (unaudited) and the years ended December
   31, 1999, 1998 and 1997................................................ F-4

  Statements of changes in capital deficiency for the three-month period ended March 31, 2000 (consolidated) (unaudited) and the years ended
   December 31, 1999, 1998 and 1997....................................... F-5

  Statements of cash flows for the three-month periods ended March 31,
   2000 (consolidated) and 1999 (unaudited) and the years ended December
   31, 1999, 1998 and 1997................................................ F-6

  Notes to financial statements........................................... F-7

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
3-Dimensional Pharmaceuticals, Inc.
Exton, Pennsylvania

  We have audited the accompanying balance sheets of 3-Dimensional Pharmaceuticals, Inc. as of December 31, 1999 (consolidated) and 1998, and the related statements of operations, changes in capital deficiency and cash flows for each of the years in the three-year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of 3-Dimensional Pharmaceuticals, Inc. as of December 31, 1999 (consolidated) and 1998, and the results of operations and cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.

Richard A. Eisner & Company, LLP

New York, New York
February 25, 2000

                      3-DIMENSIONAL PHARMACEUTICALS, INC.

                                 BALANCE SHEETS

                                                           December 31,
                                        March 31,    --------------------------
                                           2000          1999          1998
                                       ------------  ------------  ------------
                                       (unaudited)
                                            (consolidated)
ASSETS
Current assets:
  Cash and cash equivalents..........  $ 22,038,000  $  7,620,000  $  2,439,000
  Marketable securities..............                                 7,287,000
  Prepaid expenses and other current
   assets............................       298,000       243,000       271,000
  Grants and contracts receivable....       257,000        94,000       378,000
                                       ------------  ------------  ------------
   Total current assets..............    22,593,000     7,957,000    10,375,000
Property and equipment, net..........     3,997,000     4,314,000     5,210,000
Other assets.........................       215,000       209,000       127,000
Notes receivable from officers.......       589,000        70,000       121,000
                                       ------------  ------------  ------------
                                       $ 27,394,000  $ 12,550,000  $ 15,833,000
                                       ============  ============  ============
LIABILITIES AND CAPITAL DEFICIENCY
Current liabilities:
  Accounts payable and accrued
   expenses..........................  $  1,917,000  $  2,737,000  $  1,272,000
  Deferred income....................     1,839,000       888,000       543,000
  Current portion of long-term debt..     1,140,000     1,139,000     1,033,000
  Current portion of settlement
   accrual...........................     1,000,000     1,000,000
                                       ------------  ------------  ------------
   Total current liabilities.........     5,896,000     5,764,000     2,848,000
  Notes payable--dividends and
   accrued interest..................       701,000       685,000       144,000
  Long-term debt, less current
   portion...........................     2,020,000     2,330,000     3,270,000
  Convertible notes payable and
   accrued interest..................                  10,115,000
  Long-term portion of settlement
   accrual...........................                     500,000
                                       ------------  ------------  ------------
                                          8,617,000    19,394,000     6,262,000
                                       ------------  ------------  ------------
Commitment and contingency (Notes L
 and M)
Redeemable Convertible Series A
 preferred stock--$.001 par value;
 35,136,963 shares authorized,
 34,897,488, 25,325,240 and
 25,325,240 issued and outstanding at
 March 31, 2000 and December 31, 1999
 and 1998, respectively (aggregate
 liquidating preference $63,721,218
 at March 31, 2000 and $35,004,474 at
 December 31, 1999 and 1998).........    63,550,000    34,834,000    34,834,000
                                       ------------  ------------  ------------
Capital deficiency:
  Convertible preferred stock--$.001
   par value; 6,000,000 shares
   authorized in aggregate, 1,400,000
   issued and outstanding at March
   31, 2000 and December 31, 1999 and
   1998 (aggregate liquidating
   preference $3,250,000)............         1,000         1,000         1,000
  Common stock--$.001 par value;
   44,784,915 shares authorized,
   2,620,923, 2,087,168, and
   2,055,139 shares outstanding at
   March 31, 2000 and December 31,
   1999 and 1998, respectively.......         3,000         2,000         2,000
  Additional paid-in capital.........     4,590,000     3,428,000     3,874,000
  Deferred compensation..............      (516,000)
  Accumulated deficit................   (48,851,000)  (45,109,000)  (29,140,000)
                                       ------------  ------------  ------------
   Total capital deficiency..........   (44,773,000)  (41,678,000)  (25,263,000)
                                       ============  ============  ============
                                       $ 27,394,000  $ 12,550,000  $ 15,833,000
                                       ============  ============  ============

                       See notes to financial statements

                      3-DIMENSIONAL PHARMACEUTICALS, INC.

                            STATEMENTS OF OPERATIONS

                              Three Months Ended
                                  March 31,                  Year ended December 31,
                          --------------------------  ---------------------------------------
                               2000         1999          1999          1998         1997
                          -------------- -----------  ------------  ------------  -----------
                          (consolidated)
                                 (unaudited)
Grant and research
 revenue................   $ 1,484,000   $ 1,379,000  $  4,489,000  $  5,095,000  $ 3,580,000
                           -----------   -----------  ------------  ------------  -----------
Costs and expenses:
  Research and
   development..........     3,425,000     2,975,000    12,136,000    10,984,000    6,517,000
  General and
   administrative.......     1,537,000     1,155,000     6,525,000     4,458,000    3,000,000
  Litigation
   settlement...........                                 1,500,000
                           -----------   -----------  ------------  ------------  -----------
                             4,962,000     4,130,000    20,161,000    15,442,000    9,517,000
                           -----------   -----------  ------------  ------------  -----------
Loss from operations....    (3,478,000)   (2,751,000)  (15,672,000)  (10,347,000)  (5,937,000)
Interest income.........        87,000       125,000       328,000       868,000      521,000
Interest expense........      (351,000)     (114,000)     (625,000)     (232,000)    (149,000)
                           -----------   -----------  ------------  ------------  -----------
Net loss................    (3,742,000)   (2,740,000)  (15,969,000)   (9,711,000)  (5,565,000)
Declared and accrued
 cumulative dividends on
 preferred stock........      (167,000)     (167,000)     (669,000)     (144,000)
                           -----------   -----------  ------------  ------------  -----------
Net loss applicable to
 common stock...........   $(3,909,000)  $(2,907,000) $(16,638,000) $ (9,855,000) $(5,565,000)
                           ===========   ===========  ============  ============  ===========
Basic and diluted net
 loss per common share--
 historical.............   $     (2.11)  $     (1.79) $      (9.78) $      (7.93) $     (9.83)
                           -----------   -----------  ------------  ------------  -----------
Weighted average common
 shares outstanding--
 historical.............     1,849,000     1,624,000     1,701,000     1,243,000      566,000
                           -----------   -----------  ------------  ------------  -----------
Basic and diluted net
 loss per common share--
 pro forma..............   $      (.13)               $       (.56)
                           ===========                ============
Weighted average common
 shares outstanding--pro
 forma..................    28,808,000                  28,555,000
                           ===========                ============



                       See notes to financial statements

                      3-DIMENSIONAL PHARMACEUTICALS, INC.

                  STATEMENTS OF CHANGES IN CAPITAL DEFICIENCY

                          Preferred Stock    Common Stock
                          ---------------- ----------------- Additional                                Total
                                     Par               Par    Paid-in    Accumulated     Deferred     Capital
                           Shares   Value   Shares    Value   Capital      Deficit     Compensation  Deficiency
                          --------- ------ ---------  ------ ----------  ------------  ------------ ------------
Balance--December 31,
 1996...................  1,000,000 $1,000 1,166,128  $1,000 $2,663,000  $(13,864,000)              $(11,199,000)
Common stock issued
 pursuant to exercise of
 stock options, warrants
 and stock grants.......                   1,105,467   1,000    324,000                                  325,000
Issuance of Series C
 preferred stock, net of
 offering costs of
 $12,000................    400,000                             988,000                                  988,000
Net loss for the year...                                                   (5,565,000)                (5,565,000)
                          --------- ------ ---------  ------ ----------  ------------   ---------   ------------
Balance--December 31,
 1997...................  1,400,000  1,000 2,271,595   2,000  3,975,000   (19,429,000)               (15,451,000)
Common stock issued
 pursuant to exercise of
 stock options, warrants
 and stock grants.......                     296,211             93,000                                   93,000
Common stock reacquired
 from former chief
 executive officer......                    (512,667)          (116,000)                                (116,000)
Dividend declared on
 Series A-1 preferred...                                       (144,000)                                (144,000)
Compensation charge in
 connection with
 acceleration of vesting
 terms on restricted
 shares and options.....                                         66,000                                   66,000
Net loss for the year...                                                   (9,711,000)                (9,711,000)
                          --------- ------ ---------  ------ ----------  ------------   ---------   ------------
Balance--December 31,
 1998...................  1,400,000  1,000 2,055,139   2,000  3,874,000   (29,140,000)               (25,263,000)
Common stock issued
 pursuant to exercise of
 stock options..........                      32,029             11,000                                   11,000
Value of options issued
 as compensation to
 consultants............                                         18,000                                   18,000
Value of warrants issued
 in connection with
 Bridge loan............                                         26,000                                   26,000
Dividends declared on
 Series A-1 preferred...                                       (501,000)                                (501,000)
Net loss for the year...                                                  (15,969,000)               (15,969,000)
                          --------- ------ ---------  ------ ----------  ------------   ---------   ------------
Balance--December 31,
 1999...................  1,400,000  1,000 2,087,168   2,000  3,428,000   (45,109,000)               (41,678,000)
Common stock issued
 pursuant to exercise of
 stock options, warrants
 and stock grants.......                     533,755   1,000    535,000                                  536,000
Value of options issued
 to consultants.........                                        111,000                                  111,000
Deferred compensation
 charge in connection
 with option grant......                                        516,000                 $(516,000)             0
Net loss for the
 period.................                                                   (3,742,000)                (3,742,000)
                          --------- ------ ---------  ------ ----------  ------------   ---------   ------------
Balance--March 31, 2000
 (unaudited)............  1,400,000 $1,000 2,620,923  $3,000 $4,590,000  $(48,851,000)  $(516,000)  $(44,773,000)
                          ========= ====== =========  ====== ==========  ============   =========   ============

                       See notes to financial statements

                      3-DIMENSIONAL PHARMACEUTICALS, INC.

                            STATEMENTS OF CASH FLOWS

                             Three Months Ended
                                 March 31,                 Year Ended December 31,
                         --------------------------  --------------------------------------
                              2000         1999          1999         1998         1997
                         -------------- -----------  ------------  -----------  -----------
                         (consolidated)
                                (unaudited)
Cash flows from
 operating activities:
Net loss...............   $(3,742,000)  $(2,740,000) $(15,969,000) $(9,711,000) $(5,565,000)
Adjustments to
 reconcile net loss to
 net cash used in
 operating activities:
 Depreciation and
  amortization.........       364,000       405,000     1,565,000    1,486,000      860,000
 Amortization of
  premium of short-term
  investments..........                      11,000        19,000       62,000       43,000
 Valuation of options
  and warrants.........       111,000                      44,000
 Interest paid with
  preferred stock......       353,000                                                23,000
 Compensation charge in
  connection with
  acceleration of
  vesting of options
  and stock............                                                 66,000
 Changes in:
  Grants and contracts
   receivable..........      (163,000)       46,000       284,000      (78,000)    (247,000)
  Other assets.........       (60,000)     (202,000)       (3,000)     336,000     (461,000)
  Accounts payable and
   accrued expenses....      (917,000)      (64,000)    1,620,000      106,000      356,000
  Settlement accrual...      (500,000)                  1,500,000
  Deferred income......       951,000      (194,000)      345,000     (675,000)   1,217,000
                          -----------   -----------  ------------  -----------  -----------
   Net cash used in
    operating
    activities.........    (3,603,000)   (2,738,000)  (10,595,000)  (8,408,000)  (3,774,000)
                          -----------   -----------  ------------  -----------  -----------
Cash flows from
 investing activities:
 Purchases of
  investment
  securities...........                                             (8,334,000)  (9,558,000)
 Sale and maturities of
  investment
  securities...........                   1,500,000     7,267,000    7,500,000    3,000,000
 Capital expenditures..       (48,000)      (84,000)     (278,000)  (3,999,000)    (686,000)
 Loan made to officer..      (520,000)                                             (251,000)
                          -----------   -----------  ------------  -----------  -----------
   Net cash provided by
    (used in) investing
    activities.........      (568,000)    1,416,000     6,989,000   (4,833,000)  (7,495,000)
                          -----------   -----------  ------------  -----------  -----------
Cash flows from
 financing activities:
 Proceeds from sale of
  stock and exercise of
  options and
  warrants.............    18,898,000                      11,000   10,490,000   13,235,000
 Payment for stock
  repurchased..........                                                (49,000)
 Proceeds from issuance
  of long-term debt and
  notes payable........                                              3,924,000
 Proceeds from issuance
  of short-term debt...                                10,000,000
 Reduction of long-term
  debt and notes
  payable..............      (309,000)     (323,000)   (1,224,000)  (1,123,000)    (840,000)
                          -----------   -----------  ------------  -----------  -----------
   Net cash (used in)
    provided by
    financing
    activities.........    18,589,000      (323,000)    8,787,000   13,242,000   12,395,000
                          -----------   -----------  ------------  -----------  -----------
Net increase (decrease)
 in cash and cash
 equivalents...........    14,418,000    (1,645,000)    5,181,000        1,000    1,126,000
Cash and cash
 equivalents--beginning
 of period.............     7,620,000     2,439,000     2,439,000    2,438,000    1,312,000
                          -----------   -----------  ------------  -----------  -----------
Cash and cash
 equivalents--end of
 period................   $22,038,000   $   794,000  $  7,620,000  $ 2,439,000  $ 2,438,000
                          ===========   ===========  ============  ===========  ===========
Supplemental
 disclosures of cash
 flow information:
 Cash paid for
  interest.............   $    95,000   $   110,000  $    446,000  $   232,000  $   139,000
 Noncash investing and
  financing activities:
 Equipment purchased
  under capital
  leases...............                 $   390,000  $    390,000               $ 1,044,000
 Dividend declared but
  not paid.............                 $   167,000  $    501,000  $   144,000
 Note receivable
  exchanged for common
  stock................                                            $    66,000
 Notes payable
  (including interest
  due of $23,000)
  exchanged for
  redeemable preferred
  stock................                                                         $   523,000
 Notes payable
  (including interest
  due of $353,000)
  exchanged for
  redeemable preferred
  stock................   $10,353,000

                       See notes to financial statements

                      3-DIMENSIONAL PHARMACEUTICALS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                           December 31, 1999 and 1998
  (Unaudited with respect to March 31, 2000 and the three-month periods ended
                            March 31, 2000 and 1999)

NOTE A--DESCRIPTION OF BUSINESS

  3-Dimensional Pharmaceuticals, Inc. (the "Company") was incorporated on March 11, 1993. The Company is integrating advanced technologies in structural biology, combinatorial chemistry, high throughput screening and computerized drug design, for the cost-effective discovery of small molecule pharmaceuticals.

  The Company has incurred net losses since inception and may incur additional losses for at least the next several years. Through March 31, 2000, substantially all of the Company's revenue has been derived from corporate collaborations, license agreements and government grants. The Company expects that substantially all of its revenue for the foreseeable future will result from payments from these sources and from the outlicensing of technologies and of internally developed preclinical and clinical drug candidates. The Company expects to spend significant amounts to enhance its drug discovery technologies and to fund research and development of its internal pipeline of drug candidates. In order to achieve profitability the Company must continue to develop products and technologies from which it can derive revenue, including through existing and future collaborations. Accordingly, the Company may never achieve profitability.

NOTE B--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

[1] Principles of Consolidation

  The consolidated financial statements at December 31, 1999 and March 31, 2000 and for the three months ended March 31, 2000 include the accounts of the Company and its wholly-owned subsidiary. All material intercompany balances and transactions have been eliminated in consolidation.

[2] Cash and cash equivalents and marketable securities:

  The Company considers all highly liquid investment instruments purchased with a maturity of three months or less to be cash equivalents.

  Marketable securities include investments with original maturities of greater than three months having a remaining maturity of less than 24 months. These marketable securities are treated for accounting purposes as available-for-sale and as such are reported at their fair market values. At December 31, 1998 the securities are carried at amortized cost which approximates fair market value.

[3] Property and equipment:

  Property and equipment are recorded at cost and depreciated using the straight-line method over estimated useful lives of 2 to 5 years. Equipment acquired under capital lease agreements is amortized over the term of the lease. Leasehold improvements are amortized over the lesser of the economic useful life of the improvement or the term of the lease.

[4] Concentration of credit risk:

  The Company invests its excess cash in U.S. and U.S. Government agency securities and debt instruments of financial institutions and corporations with strong credit ratings. The Company has established guidelines regarding diversification of its investments and their maturities which should maintain safety and liquidity. The Company has not experienced any losses on its investments. At December 31, 1998, marketable securities consisted of corporate debt securities with maturities of one year or less.

[5] Research and development:

  Research and development costs are expensed as incurred.

                      3-DIMENSIONAL PHARMACEUTICALS, INC.

                           December 31, 1999 and 1998
  (Unaudited with respect to March 31, 2000 and the three-month periods ended
                            March 31, 2000 and 1999)

[6] Patent costs:

  Patent application costs are expensed as incurred.

[7] Revenue recognition:

  Revenue from corporate collaborations, including periodic payments for research and development activities and related nonrefundable up-front technology access fees and/or technology or software licensing fees, is recognized over the period that the Company performs research and development activities under the terms of the agreements. Revenue from nonrefundable up-front fees for the licensing of technology, products or software under agreements which do not require the Company to perform research or development activities or other significant future performance obligations is recognized at the time the agreement is executed or the software is delivered. Revenue resulting from the achievement of milestone events stipulated in the agreements is recognized when the milestone is achieved. Up-front fees and other amounts received in excess of revenue recognized are recorded as deferred income.

  In the year ended December 31, 1999, the Company changed its method of recognizing revenue with respect to nonrefundable up-front fees received under corporate collaboration research agreements to the method described above to conform with the requirements of an accounting bulletin on revenue recognition issued by the staff of the Securities and Exchange Commission in December 1999 and retroactively restated its prior years financial statements to reflect the application of the new method. Prior to the change the Company recognized revenue from such fees upon the execution of the agreement.

[8] Accounting for stock-based compensation:

  The Company accounts for its stock-based compensation plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." In October 1995, the Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), which establishes a fair value-based method of accounting for stock-based compensation plans. The Company has adopted the disclosure-only alternative under SFAS No. 123, which requires disclosure of the pro forma effects on net loss and net loss per share as if stock-based employee compensation was measured under SFAS No. 123, as well as certain other information (see Note J[2]). The Company accounts for stock based compensation to nonemployees using the fair value method in accordance with SFAS No. 123 and Emerging Issues Task Force (EITF) 96-18. The Company has recognized deferred stock compensation related to certain stock option grants (see Note J[2]).

[9] Use of estimates:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

[10] Per share data:

  Historical basic and diluted net loss per common share is computed by dividing the net loss increased by declared and accrued cumulative dividends on the Series A-1 preferred stock for the period by the weighted average number of common shares outstanding during the period, exclusive of outstanding common stock

                      3-DIMENSIONAL PHARMACEUTICALS, INC.

                           December 31, 1999 and 1998
  (Unaudited with respect to March 31, 2000 and the three-month periods ended
                            March 31, 2000 and 1999)

which are subject to repurchase and are nonvested. As their effects would be anti-dilutive, shares of common stock issuable upon conversion of preferred stock and exercise of outstanding options and warrants as well as outstanding common shares which are nonvested during the periods were not included in computing diluted net loss per common share. Securities and the related number of common shares not included in the diluted computation that could potentially dilute basic earnings per share, if any, in the future are as follows:

                                                           Dilutive Potential
                                                              Common Shares
                                                         -----------------------
                                                         March 31,  December 31,
                                                            2000        1999
                                                         ---------- ------------
   Preferred stock (see below).......................... 36,297,488  26,725,240
   Options..............................................  5,835,911   5,664,005
   Warrants.............................................  5,160,101   5,160,101
   Common stock--subject to repurchase..................    686,488     321,875
                                                         ----------  ----------
                                                         47,979,988  37,871,221
                                                         ==========  ==========

  The preferred stock will automatically convert into common stock on a 1 for 1 basis and certain nonvested common stock will automatically become vested upon completion of an initial public offering of the Company's common stock. Accordingly, pro forma basic and diluted net loss per common share has been calculated by dividing net loss by the weighted average outstanding common shares as if the preferred stock were converted into common stock, and certain nonvested common stock was vested, as of the original date of issuance. Unpaid cumulative dividends converted into notes payable together with accrued interest will also automatically convert into common stock upon completion of an initial public offering based on the initial public offering price. No common stock issuable in connection therewith have been included in the pro forma computation as their effect could not be significant.

[11] Comprehensive loss:

  Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" requires the reporting of all changes in equity of an enterprise that result from recognized transactions and other economic events of the period other than transactions with owners in their capacity as owners. The Company had no such other comprehensive items to report.

[12] Unaudited interim financial statements:

  The financial information presented as of March 31, 2000 and for the three-month periods ended March 31, 2000 and 1999 is unaudited, but in the opinion of management contains all adjustments (consisting only of normally recurring adjustments) necessary for a fair presentation of such financial information. Results of operations for interim periods are not necessarily indicative of those to be achieved for full fiscal years.

NOTE C--RESEARCH AND COLLABORATION AGREEMENTS

  In August 1995, the Company commenced a research project in which it was the recipient of a three-year Advanced Technology Program ("ATP") award totalling up to $2 million. The ATP is sponsored by the National Institute of Standards and Technology. During 1998, the project was completed and all available funding was utilized.

                      3-DIMENSIONAL PHARMACEUTICALS, INC.

                           December 31, 1999 and 1998
  (Unaudited with respect to March 31, 2000 and the three-month periods ended
                            March 31, 2000 and 1999)

  In September 1996, the Company commenced a research project in which it was the recipient of a two-year Small Business Innovative Research ("SBIR") award totalling $750,000. The SBIR is sponsored by the National Institute of Health. During 1998, the project was completed and all available funding was utilized.

  In October 1996, the Company entered into a research collaboration with Merck KGaA ("Merck"). During the initial two year term of the agreement and subsequent one year extension, Merck provided research and development funding. In addition, Merck agreed to pay the Company product development milestone payments and royalties on the sales of certain resulting products. In 1996, Merck made an equity investment in the Company, purchasing 1,000,000 shares of preferred stock at $2.25 per share. The agreement expired in October 1999.

  In June 1997, the Company entered into license agreements with Wyeth-Ayerst Laboratories ("Wyeth"), for the development and marketing of the Company's small molecule thrombin inhibitors. On June 1, 1999 the parties agreed to terminate the agreements with all rights to the program returning to the Company. Upon the signing of the original agreements, Wyeth made a $1 million equity investment in the Company, consisting of 400,000 shares of preferred stock at $2.50 per share. During the term of the agreements, the Company also received additional monies for research and development funding.

  In December 1997, the Company entered into a research collaboration with Heska Corporation ("Heska") to assist in the discovery and development of new veterinary therapeutic agents. The agreement originally had a two year term and has been extended until July 2000. The Company has received up-front payments and research funding. In addition, Heska has agreed to pay the Company certain additional research funding and product development milestone payments and royalties on the sales of certain resulting products.

  In October 1998, the Company entered into a collaborative research and license agreement with the Agricultural Products Division of E.I. DuPont de Nemours ("DuPont") which allows DuPont to utilize the Company's DirectedDiversity(R) Technology to develop and refine agrochemicals. The Company received an up-front license fee and is eligible to receive additional technology licensing fees, potential milestone payments and royalties on the sales of any resulting products.

  In October 1999, the Company entered into a research collaboration and license agreement with AgrEvo GmbH, now known as Aventis Crop Protection GmbH ("Aventis") pursuant to which the Company will utilize its DirectedDiversity(R) Technology in the discovery of compounds applicable to plant and pest management and animal health. The initial term of the agreement is for two years. Under the terms of the agreement, the Company is to receive payments for delivery of compounds, research and development funding and license fees totaling $3.6 million. In addition, AgrEvo has agreed to pay the Company royalties on the sales of certain resulting products.

  In December 1999, the Company granted an option to Boehringer Ingelheim Pharmaceuticals, Inc. ("BIPI") to enter into an alliance with the Company to use DirectedDiversity(R) Technology to assist BIPI in the discovery of new drugs. In February 2000 BIPI exercised its option and entered into an agreement with an initial term of two years. During the initial term of agreement, the Company is to receive payments for technology access and research funding totaling $3.25 million. In addition, BIPI has agreed to pay the Company product development milestone payments and royalties on the sales of certain resulting products.

                      3-DIMENSIONAL PHARMACEUTICALS, INC.

                           December 31, 1999 and 1998
  (Unaudited with respect to March 31, 2000 and the three-month periods ended
                            March 31, 2000 and 1999)

  On February 11, 2000, the Company entered into a collaboration with DuPont Pharmaceuticals Company ("Dupont Pharmaceuticals") pursuant to which the Company would utilize its DirectedDiversity(R) Technology to develop new drugs for specific biological targets. The agreement provides for the Company to receive payments for technology access, research funding and milestone and royalty payments on any resulting products. The Company also entered into an additional agreement, which gives Dupont Pharmaceuticals an option for a non-exclusive license to the Company's DirectedDiversity(R) patents in support of their internal and collaborative research programs.

  On March 1, 2000, the Company was awarded and commenced a research project in which it was the recipient of a two-year Small Business Innovative Research ("SBIR") Award totaling up to $1 million. The SBIR is sponsored by the National Institutes of Health.

  Revenue from foreign corporate collaborators comprised 25%, 23%, 17% and 20% of total collaboration revenues for the three months ended March 31, 2000 and the years ended December 31, 1999, 1998 and 1997, respectively.

NOTE D--PROPERTY AND EQUIPMENT

  Property and equipment, stated at cost, is summarized as follows:

                                                            December 31,
                                             March 31,  ---------------------
                                                2000       1999       1998
                                             ---------- ---------- ----------
   Laboratory equipment, computer software
    and office equipment.................... $7,122,000 $7,075,000 $6,438,000
   Leasehold improvements...................  2,340,000  2,340,000  2,308,000
                                             ---------- ---------- ----------
                                              9,462,000  9,415,000  8,746,000
   Less accumulated depreciation and
    amortization............................  5,465,000  5,101,000  3,536,000
                                             ---------- ---------- ----------
                                             $3,997,000 $4,314,000 $5,210,000
                                             ========== ========== ==========

NOTE E--NOTES RECEIVABLE FROM OFFICERS

  At December 31, 1999 the Company has notes receivable from three officers aggregating $70,000 which are collateralized by the officers' beneficial interest in an aggregate of 166,250 shares of common stock of the Company. Under the terms of the notes, interest accrues on the unpaid principal at approximately 6% per annum. Principal and accrued interest is to be paid in four equal installments on the anniversary dates of the loans. In February 1998, 1999 and 2000, the Company forgave the first, second and third installments of the principal and interest due on two of the loans. In September 1998 and 1999, the Company forgave the first and second installment on the third loan. In connection with forgiving certain portions of principal and interest related to these loans, compensation expense was recorded in 1999 and 1998, respectively, in the amount of approximately $58,000 and $77,000.

  The notes mature as follows:

   2000................................................................. $19,000
   2001.................................................................  51,000

                      3-DIMENSIONAL PHARMACEUTICALS, INC.

                           December 31, 1999 and 1998
  (Unaudited with respect to March 31, 2000 and the three-month periods ended
                            March 31, 2000 and 1999)

  In March 2000, the Company made a loan to an additional officer in the amount of $520,000 to purchase 495,238 restricted shares of the Company's common stock. The loan is collateralized by the officer's beneficial interest in such shares. Under the terms of the note, interest accrues on the unpaid principal at approximately 7% per annum. Principal and accrued interest is to be paid in four equal installments, with the first installment due six months from the date of the loan and subsequent installments due on the anniversary dates of the first loan payment.

NOTE F--ACCOUNTS PAYABLE AND ACCRUED EXPENSES

  Accounts payable and accrued expenses consist of the following:

                                                              December 31,
                                               March 31,  ---------------------
                                                  2000       1999       1998
                                               ---------- ---------- ----------
   Professional fees.......................... $  981,000 $1,454,000 $  186,000
   Equipment..................................    119,000    120,000    100,000
   Payroll and related expenses...............    366,000    739,000    393,000
   Trade......................................    451,000    424,000    593,000
                                               ---------- ---------- ----------
                                               $1,917,000 $2,737,000 $1,272,000
                                               ========== ========== ==========

NOTE G--DEBT

[1] Convertible notes payable:

  On November 18, 1999, the Company closed on a convertible note financing for $10 million. The notes bear interest at the rate of prime + 1% per annum (9.5% through December 31, 1999). Principal and interest are due on the first anniversary of the closing date (the "Maturity Date"). If prior to the Maturity Date, the Company raises an additional $10 million through the sale of preferred stock, the notes and any unpaid accrued interest will convert into the preferred stock on the same terms and conditions as given to the new investors. In the event of any consolidation or merger of the Company or in the event of any sale of substantially all of the assets of the Company, at the election of the holders of the notes the Company will (a) repay any unpaid amount, or (b) convert the notes into preferred stock with terms substantially comparable to the currently outstanding Series A-4 preferred stock. In the event that the holders of the notes elect for the notes to be repaid, (option
(a) above), the Company must pay the holder of the notes a premium equal to 25% of the outstanding principal amount of the notes. The Company has granted to the buyers of the notes a security interest in certain property and assets of the Company, including all accounts, equipment and fixtures and all patents, patent licenses, trademarks and trademark licenses. This security interest was terminated upon conversion of the notes in March 2000 into Series A-5 preferred shares (see below) and all rights granted under the security interest have reverted to the Company. In connection with this transaction, the Company issued warrants to purchase 3,500,000 shares of common stock exercisable at $1.25 per share for a period of one year. The Company recorded a noncash interest charge in connection with these warrants of $26,000 for the year ended December 31, 1999.

  On March 31, 2000, the Company raised $18.4 million through the sale of 6,121,083 shares of Series A-5 preferred stock at $3.00 per share. In connection therewith, the holders of the convertible notes of $10 million of principal converted their notes and $353,000 of accrued interest into 3,451,165 of Series A-5 preferred

                      3-DIMENSIONAL PHARMACEUTICALS, INC.

                           December 31, 1999 and 1998
  (Unaudited with respect to March 31, 2000 and the three-month periods ended
                            March 31, 2000 and 1999)

shares. Accordingly, the convertible notes and accrued interest of $115,000 have been reclassified to noncurrent liabilities as of December 31, 1999.

[2] Long-term debt:

  Long-term debt, including capital lease obligations was as follows:

                                                              December 31,
                                               March 31,  ---------------------
                                                  2000       1999       1998
                                               ---------- ---------- ----------
   Loans payable.............................. $2,676,000 $2,889,000 $3,290,000
   Capital lease obligations (Note I).........    484,000    580,000  1,013,000
                                               ---------- ---------- ----------
                                                3,160,000  3,469,000  4,303,000
   Current portion of long-term debt..........  1,140,000  1,139,000  1,033,000
                                               ---------- ---------- ----------
   Long-term debt............................. $2,020,000 $2,330,000 $3,270,000
                                               ========== ========== ==========

  During 1998 and 1999, the Company entered into a series of 48-month loans to finance an aggregate of $4,005,000 of laboratory equipment, office equipment and certain tenant improvements at interest rates varying between 10.68% and 11.65%. The loans are payable in monthly installments of principal and interest aggregating $98,000 with final payments in 2002 and 2003 aggregating $362,000 and $39,000. Borrowings related to the purchase of laboratory and office equipment are collateralized by the equipment.

  Long-term debt at December 31, 1999 is payable as follows:

   2000.............................................................. $1,139,000
   2001..............................................................  1,231,000
   2002..............................................................  1,052,000
   2003..............................................................     47,000
                                                                      ----------
   Total............................................................. $3,469,000
                                                                      ==========

NOTE H--FAIR VALUE OF FINANCIAL INSTRUMENTS

  Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires the Company to disclose estimated fair value for its financial instruments. The carrying amounts reported in the balance sheet for cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short-term duration of those items. The carrying amounts of convertible notes, debt and notes payable--dividends approximate fair value because the interest rates on such debt approximate the market rate.

NOTE I--CAPITAL LEASE OBLIGATIONS

  The Company has entered into a series of 48-month lease agreements to finance $3,183,000 of laboratory and office equipment purchases. All of the equipment leased under these agreements are accounted for as capital leases. The net book value of the equipment held under capital leases was $463,000, $555,000 and $993,000 at March 31, 2000, December 31, 1999 and 1998, respectively.

                      3-DIMENSIONAL PHARMACEUTICALS, INC.

                           December 31, 1999 and 1998
  (Unaudited with respect to March 31, 2000 and the three-month periods ended
                            March 31, 2000 and 1999)

  Future lease payments as of December 31, 1999 are as follows:

      Year Ending
      December 31,                                                      Amount
      ------------                                                     --------
        2000.......................................................... $383,000
        2001..........................................................  251,000
                                                                       --------
      Total minimum lease payments....................................  634,000
      Less amounts representing interest..............................   54,000
                                                                       --------
      Present value of future lease payments at end of year........... $580,000
                                                                       ========

  In conjunction with these agreements, the Company granted its leasing companies warrants expiring in 2004 to purchase 187,625 shares of Series A-1 preferred stock at an exercise price of $1.00 per share and 12,600 shares of common stock at an exercise price of $2.50 per share. The value of these warrants was not considered significant at the dates of grant.

NOTE J--REDEEMABLE PREFERRED STOCK AND EQUITY SECURITIES

[1] Preferred stock:

  Redeemable convertible preferred Series A consists of:

                                                            December 31,
                                            March 31,  -----------------------
                                              2000        1999        1998
                                           ----------- ----------- -----------
Redeemable convertible Series A-1--$.001
 par value;
 6,926,461 shares authorized, 6,686,986
 shares issued and outstanding,
 (liquidating preference $6,686,986)...... $ 6,611,000 $ 6,611,000 $ 6,611,000
Redeemable convertible Series A-2--$.001
 par value;
 4,333,990 shares authorized, 4,333,990
 shares issued and outstanding,
 (liquidating preference $5,417,488)......   5,405,000   5,405,000   5,405,000
Redeemable convertible Series A-3--$.001
 par value;
 10,304,264 shares authorized, 10,304,264
 shares issued and outstanding,
 (liquidating preference $12,500,000).....  12,446,000  12,446,000  12,446,000
Redeemable convertible Series A-4--$.001
 par value;
 4,000,000 shares authorized, 4,000,000
 shares issued and outstanding,
 (liquidating preference $10,400,000).....  10,372,000  10,372,000  10,372,000
Redeemable convertible Series A-5, $.001
 par value;
 9,572,248 shares authorized, 9,572,248
 shares issued and outstanding,
 (liquidating preference $28,716,744).....  28,716,000
                                           ----------- ----------- -----------
                                           $63,550,000 $34,834,000 $34,834,000
                                           =========== =========== ===========

  Convertible preferred stock consists of convertible Series B--$.001 par value, 1,000,000 shares authorized, 1,000,000 shares issued and outstanding, liquidating preference of $2,250,000 and convertible Series C--$.001 par value, 5,000,000 shares authorized, 400,000 shares issued and outstanding, liquidating preference of $1,000,000.

                      3-DIMENSIONAL PHARMACEUTICALS, INC.

                           December 31, 1999 and 1998
  (Unaudited with respect to March 31, 2000 and the three-month periods ended
                            March 31, 2000 and 1999)

  The Series A-1, A-2, A-3, A-4, A-5, B, and C preferred shares have a liquidation preference of $1.00, $1.25, $1.21, $2.60, $3.00, $2.25 and $2.50
per share, respectively, plus an amount equal to any accrued but unpaid cumulative dividends and any declared but unpaid dividends. The Series A-1, A-2, A-3, A-4 and A-5 shares are redeemable at the option of the stockholder in 25% annual increments commencing on March 12, 2002 at their original purchase price, plus an amount equal to any accrued but unpaid cumulative dividends and any declared but unpaid dividends. The shares of all series are convertible into common shares of the Company on a 1 to 1 basis, subject to certain adjustments based on future issuances of common stock. In addition, all outstanding Series A, B and C preferred shares will automatically convert into common shares of the Company on a 1 to 1 basis upon completion of an initial public offering of the Company's common stock. The shares of all series are entitled to one vote per share. The Series A shares provide for cumulative dividends of 10% per share per annum (based on the original issue price), first commencing for the Series A-1 shares on October 14, 1998. The Series A-2 through A-5 shares, which were issued from 1996 through 2000, provide for 10% annual cumulative dividends from and after the fifth anniversary of the date each such series was originally issued.

  In December 1998, the Company declared a 10% per share dividend (based on the original issue price) payable on January 1, 1999 for the Series A-1 shares for the portion of the quarterly period beginning October 14, 1998 and ending December 31, 1998. Thereafter the Company has declared dividends at each calendar quarter through September 30, 1999. The Company's board did not declare a dividend at December 31, 1999, therefore dividends of $167,000 were in arrears at year-end 1999. On April 20, 2000, the Company's board declared a dividend for $334,000 covering the period beginning October 1, 1999 and ending March 31, 2000 and issued a note payable for such dividend. All dividends declared during 1999 were paid during 1999 by issuing to each holder of Series A-1 stock a note payable for the amount of the declared dividend. The notes bear interest at 10% per annum and principal and interest are due no later than five years from the date of issuance. Principal and interest are convertible into common stock at the closing date of an initial public offering ("IPO"), as defined, at the IPO price.

[2] Equity compensation plan:

  The Company's equity compensation plan (the "Plan"), as amended, provides for the issuance of restricted stock and the granting of both incentive stock options and nonqualified stock options to purchase a total of 8,075,000 shares of common stock. The options vest over various periods, not exceeding five years, and expire no later than ten years from date of grant. On March 30, 2000, the Company increased the number of shares under the Plan by 1,250,000 to 9,325,000 shares of common stock.

  The Plan is administered by a committee of the Board of Directors. The committee has the authority to determine the term during which an option may be exercised (provided that no option may have a term of more than 10 years), the exercise price of an option and the rate at which options may be exercised. Incentive stock options may be granted only to employees of the Company. Nonqualified stock options may be granted to employees, directors, or consultants of the Company. For incentive stock options, the exercise price may not be less than the fair value of the stock on the date of grant.

  The Company applies APB 25 in accounting for its employee stock options awards, which requires the recognition of compensation expense for the difference between the fair value of the underlying common stock and the exercise price of the option at the grant date.

                      3-DIMENSIONAL PHARMACEUTICALS, INC.

                           December 31, 1999 and 1998
  (Unaudited with respect to March 31, 2000 and the three-month periods ended
                            March 31, 2000 and 1999)


  Pro forma information regarding net loss and loss per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The weighted average fair value of options granted during years ended December 31, 1999 and 1998 is estimated to be $.35 and $.30, respectively. The fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                          Three Months
                                              Ended            Year Ended
                                            March 31,         December 31,
                                         --------------- -----------------------
                                          2000    1999    1999    1998    1997
                                         ------- ------- ------- ------- -------
   Risk-free interest rate..............   6%     5.5%    6.6%    5.5%     6%
   Expected life........................ 6 years 6 years 6 years 6 years 7 years
   Expected volatility..................   10%     10%     10%     10%     10%
   Dividend yield.......................   0%      0%      0%      0%      0%

  Had compensation cost for the Company's stock options been determined based upon the fair value at the grant date for awards under the Plan consistent with the methodology prescribed under SFAS No. 123, the Company's net loss and net loss per share would be as follows:

                          Three Months Ended                Year Ended
                               March 31,                   December 31,
                         ----------------------  -----------------------------------
                            2000        1999        1999         1998        1997
                         ----------  ----------  -----------  ----------  ----------
Net loss:
  Historical............ $3,742,000  $2,740,000  $15,969,000  $9,711,000  $5,565,000
  Pro forma.............  3,877,000   2,847,000   16,398,000   9,880,000   5,670,000
Basic and diluted net
 loss per share:
  Historical............ $    (2.11) $    (1.79) $     (9.78) $    (7.93) $    (9.83)
  Pro forma............. $    (2.19) $    (1.86) $    (10.03) $    (8.06) $   (10.02)

                      3-DIMENSIONAL PHARMACEUTICALS, INC.

                           December 31, 1999 and 1998
  (Unaudited with respect to March 31, 2000 and the three-month periods ended
                            March 31, 2000 and 1999)

  The following table summarizes information about stock option activity during the periods indicated:

                                     Incentive Options   Nonqualified Options
                                     ------------------- ------------------------
                                                Weighted              Weighted
                                                Average                Average
                                                Exercise              Exercise
                                      Shares     Price     Shares       Price
                                     ---------  -------- -----------  -----------
Balance--December 31, 1996..........   691,820   $0.198      194,100   $  0.143
Granted............................. 1,760,516    0.665       55,000      0.414
Exercised...........................   (63,767)   0.178      (16,700)     0.084
Terminated..........................   (71,464)   0.233
                                     ---------           -----------

Balance--December 31, 1997.......... 2,317,105   $0.550      232,400   $  0.210
Granted............................. 1,138,588    1.050      248,662      1.050
Exercised...........................  (239,511)   0.268      (31,700)     0.079
Terminated..........................  (359,766)   0.802
                                     ---------           -----------

Balance--December 31, 1998.......... 2,856,416    0.743      449,362      0.685
Granted.............................   441,237    1.050    2,037,333      1.312
Exercised...........................   (32,029)   0.345
Terminated..........................   (88,314)   0.946
                                     ---------           -----------

Balance--December 31, 1999.......... 3,177,310    0.784    2,486,695      1.198
Granted.............................   596,500    2.234      177,500      2.250
Exercised...........................  (127,088)   0.891     (406,667)     1.038
Terminated..........................   (68,339)   0.844
                                     ---------           -----------

Balance--March 31, 2000............. 3,578,383    1.020    2,257,528      1.310
                                     =========           ===========

                      3-DIMENSIONAL PHARMACEUTICALS, INC.

                           December 31, 1999 and 1998
  (Unaudited with respect to March 31, 2000 and the three-month periods ended
                            March 31, 2000 and 1999)


  In addition to the stock option activity, the Company issued net of 512,667 and 52,500 shares that were reacquired in 1998 and 1994, respectively, 1,585,333 shares of restricted stock at $.01-$1.05 per share under the Plan through March 31, 2000.

  As of March 31, 2000 and December 31, 1999, options and restricted stock for 880,140 and 335,801 common shares, respectively, were available for future grant under the Plan.

  At March 31, 2000 and December 31, 1999, the weighted average remaining contractual life of options outstanding was 8.33 years and 7.95 years, respectively.

  The following table presents information relating to stock options outstanding and exercisable at December 31, 1999 and March 31, 2000:

                                             December 31, 1999
                          -------------------------------------------------------
                                 Options Outstanding         Options Exercisable
                          ---------------------------------- --------------------
                                        Weighted
                                         Average    Weighted             Weighted
                                        Remaining   Average              Average
                            Number     Contractual  Exercise   Number    Exercise
                          Outstanding Life in Years  Price   Exercisable  Price
                          ----------- ------------- -------- ----------- --------
Incentive stock options:
  $0.01 to $1.00........   1,756,649      7.15       $0.568     919,207   $0.544
  $1.01 to $1.05........   1,420,661      8.58       $1.05      288,640   $1.05
                           ---------                          ---------
                           3,177,310                 $0.784   1,207,847   $0.665
                           =========                 ======   =========   ======
Nonqualified stock
 options:
  $0.01 to $1.00........     200,700      5.85       $0.232     172,367   $0.205
  $1.01 to $2.60........   2,285,995      9.56       $1.283     150,745   $1.05
                           ---------                          ---------
                           2,486,695                 $1.198     323,112   $0.599
                           =========                 ======   =========   ======

                                             March 31, 2000
                           ---------------------------------------------------
                                Options Outstanding       Options Exercisable
                           ------------------------------ --------------------
                                       Weighted
                                        Average  Weighted             Weighted
                                       Remaining Average              Average
                             Number     Life in  Exercise   Number    Exercise
Range of Exercise Price    Outstanding   Years    Price   Exercisable  Price
-----------------------    ----------- --------- -------- ----------- --------
Incentive stock options:
  $0.01 to $1.00..........  1,700,442    6.91     $0.573     956,416   $0.534
  $1.01 to $2.25..........  1,877,941    8.80     $1.426     431,275   $1.050
                            ---------                      ---------
                            3,578,383             $1.020   1,387,691   $0.694
                            =========             ======   =========   ======
Nonqualified stock
 options:
  $0.01 to $1.00..........    194,033    5.55     $0.230     179,033   $0.207
  $1.01 to $2.60..........  2,063,495    9.34     $1.412     150,745   $1.050
                            ---------                      ---------
                            2,257,528             $1.310     329,778   $0.593
                            =========             ======   =========   ======

                      3-DIMENSIONAL PHARMACEUTICALS, INC.

                           December 31, 1999 and 1998
  (Unaudited with respect to March 31, 2000 and the three-month periods ended
                            March 31, 2000 and 1999)

  In 1998, the Company entered into an agreement with a former officer in which the Company repurchased 265,625 shares of common stock, which collateralized a note receivable held by the Company. In addition, the Company also accelerated vesting on 90,791 shares of restricted stock and incentive stock options in connection with the termination of this officer. In conjunction with this modification of terms to the original grants, the Company recorded a charge to compensation expense of $66,000 as of the date of termination.

  During the three months ended March 31, 2000 in connection with the grant of options to employees, the Company recorded deferred stock compensation of $516,000, representing the difference between the exercise price and the fair value of the Company's common stock as estimated by the Company's management for financial reporting purposes on the date such stock options were granted. Deferred compensation is included as a component of stockholders deficit and is being amortized to expense over the vesting period of the stock options.

[3] Warrants:

  At March 31, 2000 and December 31, 1999, the Company has outstanding warrants, all of which are exercisable, as follows:

      Exercise                                             Expiration Number of
      Price                                                   Date    Warrants
      --------                                             ---------- ---------
       $1.25..............................................    2000    3,500,000
       $1.00..............................................    2004       60,125*
       $1.00..............................................    2004      179,350*
       $0.01..............................................    2005      300,000
       $0.01..............................................    2006    1,008,026
       $0.01..............................................    2007      100,000
       $2.50..............................................    2004       12,600
                                                                      ---------
                                                                      5,160,101
                                                                      =========

     --------
     * Exercisable into Series A-1 preferred stock.

  The weighted average exercise price at March 31, 2000 and December 31, 1999 was $.90. At March 31, 2000 and December 31, 1999, the weighted average remaining contractual life of warrants outstanding was 2.30 and 2.55 years, respectively.

[4] Common stock subject to repurchase:

  As of March 31, 2000 and December 31, 1999, respectively, 686,488 and 321,875 shares of common stock are subject to repurchase by the Company. The shares are subject to repurchase at the original purchase prices, ranging from $.25 to $1.05, in the event that the purchaser's relationship with the Company is terminated. The number of shares subject to repurchase by the Company decreases by 25% on the one-year anniversary of the sale, and further reduces upon subsequent anniversary dates. In addition, 128,750 shares of the 686,488 shares subject to repurchase, vest with the purchaser at the completion of the Company's initial public offering.

                      3-DIMENSIONAL PHARMACEUTICALS, INC.

                           December 31, 1999 and 1998
  (Unaudited with respect to March 31, 2000 and the three-month periods ended
                            March 31, 2000 and 1999)


NOTE K--401(K) PLAN

  The Company maintains a defined contribution 401(k) plan available to eligible employees. Employee contributions are voluntary and are determined on an individual basis, limited to the maximum amount allowable under federal tax regulations. The Company at its discretion may make certain contributions to the plan. However, no such contributions have been made through December 31, 1999 and for the three-month period ended March 31, 2000.

NOTE L--COMMITMENT

  During 1995, the Company entered into a 10-year operating lease for office and laboratory facilities. In November 1997, the Company amended and restated its lease to provide additional office and laboratory space. The amended and restated lease will expire in June 2008. In connection with this transaction, the Company agreed to pay for one half of the anticipated leasehold improvement costs. The Company's portion of these costs was approximately $900,000, which has been recorded as leasehold improvements, to be amortized over the term of the lease. The amended and restated lease provides for minimum annual rentals as follows:

                            Year Ending
                            December 31,                                Amount
                            ------------                              ----------
      2000........................................................... $  516,000
      2001...........................................................    516,000
      2002...........................................................    516,000
      2003...........................................................    516,000
      2004...........................................................    516,000
      Thereafter.....................................................  1,545,000
                                                                      ----------
                                                                      $4,125,000
                                                                      ==========

  The lease provides for escalations for increases in real estate taxes and certain operating expenses.

  Rent expense was $129,000, $129,000, $516,000, $401,000 and $267,000 for the
three months ended March 31, 2000 and 1999 and the years ended December 31, 1999, 1998 and 1997, respectively.

NOTE M--CONTINGENCY

  In October 1998, a complaint was filed in the United States District Court for the District of Delaware, by Scriptgen Pharmaceuticals, Inc. alleging that the Company infringed two Scriptgen U.S. Patents. On March 7, 2000 (the "Effective Date"), the Company and Scriptgen entered into a Settlement Agreement for a total of $1.5 million for settlement of the litigation. The amount is payable by the Company in three equal installments of $500,000 on each of the following dates: (a) the Effective Date; (b) six months after the Effective Date; and (c) the first anniversary of the Effective Date. The amount payable was accrued as of December 31, 1999.

NOTE N--INCOME TAXES

  At December 31, 1999 the Company has a net operating loss carryforward and a research and development credit carryforward for federal income tax purposes of approximately $40,370,000 and $831,000, respectively, which expires through 2019.

                      3-DIMENSIONAL PHARMACEUTICALS, INC.

                           December 31, 1999 and 1998
  (Unaudited with respect to March 31, 2000 and the three-month periods ended
                            March 31, 2000 and 1999)


  Temporary differences at December 31, 1999 and March 31, 2000 result primarily from certain operating expenses, which were capitalized and amortized as start-up costs for federal income tax purposes and expensed for financial reporting purposes. At December 31, 1999 and March 31, 2000 the Company has deferred tax assets of approximately $19,168,000 and $20,894,000, respectively. The Company has not recorded a benefit from its net operating loss or research and development credit carryforwards or capitalized start-up costs, because realization of the benefit is uncertain and, therefore, a valuation allowance of $19,168,000 and $20,894,000 has been provided for the deferred tax asset at December 31, 1999 and March 31, 2000, respectively. The difference between the statutory tax rate of 34% and the Company's effective tax rate of 0% is due to the increase in the valuation allowance of $6,805,000 (1999), $4,040,000
(1998), $2,415,000 (1997), $1,726,000 (3 months--2000) and $997,000 (3 months--
1999).

  The Company may be subject to an annual limitation on the utilization of its net operating loss and research and development tax credit carryforwards pursuant to Section 382 of the Internal Revenue Code.

NOTE O--SUBSEQUENT EVENT (UNAUDITED)

  In May 2000, the Company entered into a license and research agreement with Schering AG, Germany, in which Schering AG obtained, for human therapeutic uses, exclusive worldwide rights to our urokinase inhibitor compounds. During the initial two year research and development term the Company is to receive payments for research funding totaling $5 million. In addition, Schering AG has agreed to pay the Company product development milestone payments and royalties on the sales of resulting products. In conjunction with the agreement, an affiliate of Schering AG made a $5 million equity investment consisting of 625,000 shares of Series D preferred stock at $8.00 per share.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

You should only rely on the information contained in this prospectus. We have not authorized any person to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

Until       , 2000, all dealers that effect transactions of these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a pro-spectus when acting as underwriters and with respect to their unsold allot-ments or subscriptions.

                             ---------------------
                               TABLE OF CONTENTS
                             ---------------------

                                                                          Page
                                                                          ----
Summary..................................................................   1
Risk Factors.............................................................   7
Forward-Looking Statements...............................................  21
Use of Proceeds..........................................................  21
Dividend Policy..........................................................  22
Capitalization...........................................................  23
Dilution.................................................................  24
Selected Consolidated Financial Information..............................  25
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  26
Our Business.............................................................  30
Management...............................................................  52
Certain Relationships and Related Transactions...........................  63
Principal Stockholders...................................................  65
Description of Capital Stock.............................................  68
Shares Eligible for Future Sale..........................................  71
Underwriting.............................................................  73
Legal Matters............................................................  76
Experts..................................................................  76
Additional Information About Us..........................................  76
Financial Statements..................................................... F-1

-------------------------------------------------------------------------------
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                                    [LOGO]

                                 Common Stock

                                  -----------
                                  PROSPECTUS
                                  -----------

                           Bear, Stearns & Co. Inc.

                                   Chase H&Q

                          U.S. Bancorp Piper Jaffray

                                       , 2000

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The expenses (other than underwriting discounts and commissions) payable in connection with this offering are as follows:

   Securities and Exchange Commission registration fee................ $18,480
   NASD filing fee....................................................   7,500
   Nasdaq filing fee..................................................       *
   Printing and engraving expenses....................................       *
   Legal fees and expenses............................................       *
   Accounting fees and expenses.......................................       *
   Blue Sky fees and expenses (including legal fees)..................       *
   Transfer agent and rights agent and registrar fees and expenses....       *
   Premium paid on policy that indemnifies directors and officers
    against liabilities in this offering..............................       *
   Miscellaneous......................................................       *
                                                                       -------
     Total............................................................       *
                                                                       =======

--------
*To be filed by amendment

  All expenses are estimated except for the SEC fee and the NASD fee.

Item 14. Indemnification of Directors and Officers

  The Registrant's Certificate of Incorporation permits indemnification to the fullest extent permitted by Delaware law. The Registrant's bylaws require the Registrant to indemnify any person who was or is an authorized representative of the Registrant, and who was or is a party or is threatened to be made a party to any corporate proceeding, by reason of the fact that such person was or is an authorized representative of the Registrant, against judgments, penalties, fines and amounts paid in settlement and expenses actually and reasonably incurred by such person in connection with such third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Registrant and, with respect to any criminal third party proceeding (including any action or investigation which could or does lead to a criminal third party proceedings) had no reasonable cause to believe such conduct was unlawful. The Registrant shall also indemnify any person who was or is an authorized representative of the Registrant and who was or is a party or is threatened to be made a party to any corporate proceeding by reason of the fact that that such person was or is an authorized representative of the Registrant, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such corporate action if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Delaware Court of Chancery or the court in which such corporate proceeding was pending shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such authorized representative is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Such indemnification is mandatory under the Registrant' bylaws as to expenses actually and reasonably incurred to the extent that an authorized representative of the Registrant had been successful on the merits or otherwise in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein. The determination of whether an individual is entitled to indemnification may be made by a majority of disinterested directors, independent legal counsel in a written legal opinion or the stockholders. Delaware law also permits indemnification in connection with a proceeding brought by or in the right of the Registrant to procure a judgment in its favor. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

  The Underwriting Agreement provides that the underwriters are obligated, under certain circumstances, to indemnify directors, officers, and controlling persons of the Registrant against certain liabilities, including liabilities under the Act. Reference is made to the form of Underwriting Agreement which will be filed by amendment as Exhibit 1.1 hereto.

Item 15. Recent Sales of Unregistered Securities

  Since our inception, we have issued the following securities that were not registered under the Act:

  Since our inception, we have issued an aggregate of 2,645,881 shares of common stock, par value $0.001 per share. These shares include 11,974 shares of common stock issued in July 1996 at a purchase price per share of $0.01 for a total of $120, 1,028,574 shares of common stock issued upon exercise of options granted under our equity compensation plan at a weighted average exercise price of $0.63 per share and 2,170,500 shares of common stock issued in the form of restricted stock grants under our equity compensation plan at a weighted average purchase price of $0.24 per share, of which 565,167 shares have been repurchased by the Company. All such sales and issuances were deemed to be exempt from registration under Section 4(2) of the Act and/or Rule 701, or Regulation D or Regulation S promulgated thereunder.

  Since our inception we have also issued an aggregate of 36,922,488 shares of preferred stock, par value of $0.001 per share. These shares include (i) 6,686,986 shares of series A-1 preferred stock prior to 1996 at a purchase price per share of $1.00, for a total of approximately $6.7 million; (ii) 4,333,990 shares of series A-2 preferred stock issued in October 1996 at a purchase price per share of $1.25, for a total of approximately $5.4 million;
(iii) 10,304,264 shares of series A-3 preferred stock issued in March 1997 at a purchase price per share of $1.21, for a total of approximately $12.5 million;
(iv) 4,000,000 shares of series A-4 issued in January 1998 at a purchase price per share of $2.60 for a total of approximately $10.4 million; (v) 9,572,248 shares of series A-5 preferred stock issued in March 2000 at a purchase price per share of $3.00, for a total of approximately $28.7 million, which amount includes 3,451,165 shares issued upon the conversion of convertible promissory notes issued in November 1999; (vi) 1,000,000 shares of series B preferred stock issued in October 1996 at a purchase price per share of $2.25 for a total of approximately $2.3 million; (viii) 400,000 shares of series C preferred stock issued in June 1997 at a purchase price per share of $2.50 for a total of approximately $1.0 million; and (ix) 625,000 shares of series D preferred stock issued in May 2000 at a purchase price per share of $8.00 for a total of approximately $5.0 million. All such sales and issuances were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2), Regulation D or Regulation S promulgated thereunder.

  Since our inception, we have issued warrants to purchase a total of 4,932,600 shares of common stock and 239,475 shares of series A-1 preferred stock which will either be exercised prior to the completion of this offering or become exercisable for 239,475 shares of common stock upon the completion of this offering.

  The warrants we have issued consist of warrants to purchase a total of 1,320,000 shares of common stock issued prior to 1997 at an exercise price of $0.01 per share, including warrants to purchase 11,974 shares which were exercised in July 1996, and warrants to purchase (i) 3,500,000 shares of common stock at an exercise price of $1.25 per share issued in November 1999; (ii) 12,600 shares of common stock at an exercise price of $2.50 per share issued in June 1997; (iii) 239,475 shares of series A-1 preferred stock, which will either be exercised prior to the completion of this offering or become exercisable for 239,475 shares of common stock at an exercise price of $1.00 per share reissued in July 1998; and (iv) 100,000 shares of common stock at an exercise price of $0.01 per share issued in March 1997. All such sales and issuances were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2), Regulation D or Regulation S promulgated thereunder.

  Pursuant to our equity compensation plan, as of May 23, 2000, 5,797,124 shares are issuable upon the exercise of options outstanding under the plan at a weighted average exercise price of $1.14 per share and 2,633,907 shares have been issued under the plan, including 706,488 shares subject to repurchase at a weighted average purchase price of $0.92 per share. For a more detailed description of our equity compensation plan, see Management--Equity Compensation Plan. In granting the options and selling the underlying securities upon exercises of the options, we are relying upon exemption from registration set forth in Section 4(2) of the Act and/or Rule 701, Regulation D or Regulation S promulgated thereunder.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits:

 Exhibit
 Number                               Description
 -------                              -----------
  1.1    Form of Underwriting Agreement.#

  3.1    Amended and Restated Certificate of Incorporation of the Company.#

  3.2    Amended and Restated Bylaws of the Company.#

  4.1    Form of Common Stock Certificate of Company.#

  5.1    Opinion of Morgan, Lewis & Bockius LLP.#

 10.1 3-Dimensional Pharmaceuticals, Inc. Equity Compensation Plan, as amended.#

 10.2    Third Amended and Restated Stockholders' Agreement by and among the
         Company and the Stockholders identified therein, dated March 31, 2000.*

 10.3    Series B Preferred Stock Purchase Agreement between the Company and
         Merck KgaA, dated October 11, 1996.*

 10.4    Series C Preferred Stock Purchase Agreement between the Company and
         American Home Products Corporation, dated June 13, 1997.*

 10.5    Series D Preferred Stock Purchase Agreement between the Company and
         Schering Berlin Venture Corporation, dated May 17, 2000.#

 10.6    Warrant to Purchase Common Stock of the Company issued to HealthCare
         Ventures III, L.P., dated November 18, 1999.*

 10.7    Warrant to Purchase Common Stock of the Company issued to HealthCare
         Ventures IV, L.P., dated November 18, 1999.*

 10.8    Warrant to Purchase Common Stock of the Company issued to Rho
         Management Trust II, dated November 18, 1999.*

 10.9    Warrant to Purchase Common Stock of the Company issued to Aetna Life
         Insurance Company, dated November 18, 1999.*

 10.10   Warrant to Purchase Common Stock of the Company issued to Henry
         Rothman, dated November 18, 1999.*

 10.11   Warrant to Purchase Common Stock of the Company issued to Abingworth
         Bioventures SICAV, dated November 18, 1999.*

 Exhibit
 Number                                Description
 -------                               -----------
 10.12   Warrant to Purchase Common Stock of the Company issued to Sentron
         Medical, Inc., dated November 18, 1999.*

 10.13   Warrant to Purchase Common Stock of the Company issued to Biotech
         Growth S.A., dated November 18, 1999.*

 10.14   Employment Offer Letter to David C. U'Prichard, dated September 1,
         1999.#

 10.15   Settlement Agreement between the Company and Scriptgen
         Pharmaceuticals, Inc., dated March 7, 2000.*@

 10.16   Research Collaboration Agreement between the Company and Biocryst
         Pharmaceuticals, Inc., dated October 18, 1996, and Amendment No.1 thereto, dated October 18, 1996.*@

 10.17   Collaborative Discovery and Lead Optimization Agreement between the
         Company and Boehringer Ingelheim Pharmaceuticals, Inc., dated December
         17, 1999.*@

 10.18   Collaborative Research and License Agreement between the Company and
         Hoechst Schering AgrEvo GmbH, now a part of Aventis Crop Science CmbH, dated October 18, 1999.*@

 10.19   Collaborative Research and License Agreement between the Company and
         E.I. DuPont de Nemours & Co., dated October 12, 1998.*@

 10.20   Collaborative Discovery and Lead Optimization Agreement between the
         Company and DuPont Pharmaceuticals Company, dated February 11, 2000.#@

 10.21   Nonexclusive Patent License Agreement between the Company and DuPont
         Pharmaceuticals Company, dated February 11, 2000.#@

 10.22   Research and License Agreement between the Company and the Heska
         Corporation, dated December 18, 1997, and Amendment No.1 thereto, dated December 18, 1997.*@

 10.23   License and Research Agreement between the Company and Schering AG,
         Germany, dated May 17, 2000.#@

 10.24   Master Loan and Security Agreement between the Company and Phoenixcor,
         Inc., dated June 18, 1998.#

 10.25   Amended and Restated Lease for Combination Office/Laboratory/Light
         Manufacturing Space at Eagleview Corporate Center Lot 28 between the
         Company and Eagleview Technology Partners, dated December 12, 1997.#

 10.26   Master Lease Agreement between the Company and Transamerica Business
         Credit Corporation, dated June 12, 1997.#

 10.27   Warrant to Purchase Common Stock of the Company issued to Transamerica
         Business Credit Corporation, dated June 12, 1997.#

 10.28 Master Lease Agreement, Loan Agreement and Subordination Agreement between the Company and Comdisco, Inc., dated March 7, 1994.#

 10.29   Warrant to Purchase Series A Preferred Stock, originally dated March
         7, 1994 and reissued to CDC Realty, Inc., dated July 21, 1998.#

 Exhibit
 Number                               Description
 -------                              -----------
 10.30   Warrant to Purchase Series A Preferred Stock, originally dated March
         7, 1994 and reissued to Gregory Stento, dated July 21, 1998.#

 10.31   Warrant to Purchase Series A Preferred Stock, originally dated April
         25, 1995 and reissued to Comdisco, Inc., dated July 21, 1998.#

 10.32   Warrant to Purchase Series A Preferred Stock, originally dated April
         25, 1995 and reissued to Gregory Stento, dated July 21, 1998.#

 21.1    Subsidiaries of the Registrant.*

 23.1    Consent of Richard A. Eisner & Company, LLP.*

 23.2    Consent of Morgan, Lewis & Bockius LLP (to be included in Exhibit
         5.1).#

 24.1    Power of Attorney (included on signature page).*

 27.1    Financial Data Schedule.*

--------
*  Filed herewith.
#  To be filed by amendment.
@ Confidential treatment will be requested with respect to portions of this exhibit. Omitted portions will be filed separately with the Securities and Exchange Commission.

  (b) Financial Statement Schedules

     Schedule II--Valuation and Qualifying accounts.

  All other information for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission is either included in the financial statements or is not required under the related instructions or is inapplicable, and therefore has been omitted.

Item 17. Undertakings.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933, the Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes (1) to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser; (2) for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430(A) and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Exton, Pennsylvania, on May 23, 2000.

                                          3-Dimensional Pharmaceuticals, Inc.

                                                /s/ David C. U'Prichard
                                          By___________________________________
                                                    David C. U'Prichard
                                                  Chief Executive Officer

  Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below in so signing also makes, constitutes and appoints David C. U'Prichard and F. Raymond Salemme and each of them acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement and a related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and in each case to file the same, with all exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

     /s/ David C. U'prichard           Chief Executive Officer       May 23, 2000
______________________________________  and Director (Principal
         David C. U'Prichard            Executive Officer)

      /s/ Michael J. Wassil            Vice President and Chief      May 23, 2000
______________________________________  Financial Officer
          Michael J. Wassil             (Principal Financial
                                        Officer)

       /s/ Scott M. Horvitz            Vice President, Finance       May 23, 2000
______________________________________  and Administration
           Scott M. Horvitz             (Principal Accounting
                                        Officer)

      /s/ F. Raymond Salemme           President, Chief              May 23, 2000
______________________________________  Scientific Officer and
          F. Raymond Salemme            Director

       /s/ Stephen Bunting             Director                      May 23, 2000
______________________________________
           Stephen Bunting

              Signature                          Title                   Date
              ---------                          -----                   ----

       /s/ Bernard Canavan             Director                      May 23, 2000
______________________________________
           Bernard Canavan

      /s/ James H. Cavanaugh           Director                      May 23, 2000
______________________________________
          James H. Cavanaugh

       /s/ Zola P. Horovitz            Director                      May 23, 2000
______________________________________
           Zola P. Horovitz

        /s/ David R. King              Director                      May 23, 2000
______________________________________
            David R. King

         /s/ Joshua Ruch               Director                      May 23, 2000
______________________________________
             Joshua Ruch

       /s/ Harold R. Werner            Director                      May 23, 2000
______________________________________
           Harold R. Werner

                  INDEPENDENT AUDITORS' REPORT ON SCHEDULE II

Board of Directors and Stockholders
3-Dimensional Pharmaceuticals, Inc.

  Our audits were conducted for the purpose of forming an opinion on the basic financial statements of 3-Dimensional Pharmaceuticals, Inc. as of December 31, 1999 (consolidated) and 1998 and for each of the years in the three-year period ended December 31, 1999 taken as a whole. The information included on Schedule II is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole. Also, such schedule presents fairly the information set forth therein in compliance with the applicable accounting regulations of the Securities and Exchange Commission.

New York, New York
February 25, 2000

                      3-DIMENSIONAL PHARMACEUTICALS, INC.

                 Schedule II--Valuation and Qualifying Accounts
                                 (in thousands)

        Column A           Column B           Column C             Column D   Column E
        --------          ---------- --------------------------- ------------ ---------
                          Balance at Charged in    Charge to                   Balance
                          Beginning  Costs and  Other Accounts-- Deductions-- at End of
      Description         of Period   Expenses      Describe       Describe    Period
      -----------         ---------- ---------- ---------------- ------------ ---------
Accumulated depreciation
 and amortization:
  Year ended December
   31, 1997.............   $ 1,190     $  860        $  --          $  --      $ 2,050
  Year ended December
   31, 1998.............     2,050      1,486           --             --        3,536
  Year ended December
   31, 1999.............     3,536      1,565           --             --        5,101
Tax asset valuation
 allowance:
  Year ended December
   31, 1997.............   $ 5,908     $2,415        $  --          $  --      $ 8,323
  Year ended December
   31, 1998.............     8,323      4,040           --             --       12,363
  Year ended December
   31, 1999.............    12,363      6,805           --             --       19,168

                                 EXHIBIT INDEX

 Exhibit
 Number                                Description
 -------                               -----------
  1.1    Form of Underwriting Agreement.#

  3.1    Amended and Restated Certificate of Incorporation of the Company.#

  3.2    Amended and Restated Bylaws of the Company.#

  4.1    Form of Common Stock Certificate of Company.#

  5.1    Opinion of Morgan, Lewis & Bockius LLP.#

 10.1 3-Dimensional Pharmaceuticals, Inc. Equity Compensation Plan, as amended.#

 10.2    Third Amended and Restated Stockholders' Agreement by and among the
         Company and the Stockholders identified therein, dated March 31, 2000.*

 10.3    Series B Preferred Stock Purchase Agreement between the Company and
         Merck KgaA, dated October 11, 1996.*

 10.4    Series C Preferred Stock Purchase Agreement between the Company and
         American Home Products Corporation, dated June 13, 1997.*

 10.5    Series D Preferred Stock Purchase Agreement between the Company and
         Schering Berlin Venture Corporation, dated May 17, 2000.#

 10.6    Warrant to Purchase Common Stock of the Company issued to HealthCare
         Ventures III, L.P., dated November 18, 1999.*

 10.7    Warrant to Purchase Common Stock of the Company issued to HealthCare
         Ventures IV, L.P., dated November 18, 1999.*

 10.8    Warrant to Purchase Common Stock of the Company issued to Rho
         Management Trust II, dated November 18, 1999.*

 10.9    Warrant to Purchase Common Stock of the Company issued to Aetna Life
         Insurance Company, dated November 18, 1999.*

 10.10   Warrant to Purchase Common Stock of the Company issued to Henry
         Rothman, dated November 18, 1999.*

 10.11   Warrant to Purchase Common Stock of the Company issued to Abingworth
         Bioventures SICAV, dated November 18, 1999.*

 10.12   Warrant to Purchase Common Stock of the Company issued to Sentron
         Medical, Inc., dated November 18, 1999.*

 10.13   Warrant to Purchase Common Stock of the Company issued to Biotech
         Growth S.A., dated November 18, 1999.*

 10.14   Employment Offer Letter to David C. U'Prichard, dated September 1,
         1999.#

 10.15   Settlement Agreement between the Company and Scriptgen
         Pharmaceuticals, Inc., dated March 7, 2000.*@

 10.16   Research Collaboration Agreement between the Company and Biocryst
         Pharmaceuticals, Inc., dated October 18, 1996, and Amendment No.1 thereto, dated October 18, 1996.*@

 10.17   Collaborative Discovery and Lead Optimization Agreement between the
         Company and Boehringer Ingelheim Pharmaceuticals, Inc., dated December
         17, 1999.*@

 10.18   Collaborative Research and License Agreement between the Company and
         Hoechst Schering AgrEvo GmbH, now a part of Aventis Crop Science CmbH, dated October 18, 1999.*@

 Exhibit
 Number                                Description
 -------                               -----------
 10.19   Collaborative Research and License Agreement between the Company and
         E.I. DuPont de Nemours & Co., dated October 12, 1998.*@

 10.20   Collaborative Discovery and Lead Optimization Agreement between the
         Company and DuPont Pharmaceuticals Company, dated February 11, 2000.#@

 10.21   Nonexclusive Patent License Agreement between the Company and DuPont
         Pharmaceuticals Company, dated February 11, 2000.#@

 10.22   Research and License Agreement between the Company and the Heska
         Corporation, dated December 18, 1997, and Amendment No.1 thereto, dated December 18, 1997.*@

 10.23   License and Research Agreement between the Company and Schering AG,
         Germany, dated May 17, 2000.#@

 10.24   Master Loan and Security Agreement between the Company and Phoenixcor,
         Inc., dated June 18, 1998.#

 10.25   Amended and Restated Lease for Combination Office/Laboratory/Light
         Manufacturing Space at Eagleview Corporate Center Lot 28 between the
         Company and Eagleview Technology Partners, dated December 12, 1997.#

 10.26   Master Lease Agreement between the Company and Transamerica Business
         Credit Corporation, dated June 12, 1997.#

 10.27   Warrant to Purchase Common Stock of the Company issued to Transamerica
         Business Credit Corporation, dated June 12, 1997.#

 10.28 Master Lease Agreement, Loan Agreement and Subordination Agreement between the Company and Comdisco, Inc., dated March 7, 1994.#

 10.29   Warrant to Purchase Series A Preferred Stock, originally dated March
         7, 1994 and reissued to CDC Realty, Inc., dated July 21, 1998.#

 10.30   Warrant to Purchase Series A Preferred Stock, originally dated March
         7, 1994 and reissued to Gregory Stento, dated July 21, 1998.#

 10.31   Warrant to Purchase Series A Preferred Stock, originally dated April
         25, 1995 and reissued to Comdisco, Inc., dated July 21, 1998.#

 10.32   Warrant to Purchase Series A Preferred Stock, originally dated April
         25, 1995 and reissued to Gregory Stento, dated July 21, 1998.#

 21.1    Subsidiaries of the Registrant.*

 23.1    Consent of Richard A. Eisner & Company, LLP.*

 23.2    Consent of Morgan, Lewis & Bockius LLP (to be included in Exhibit
         5.1).#

 24.1    Power of Attorney (included on signature page).*

 27.1    Financial Data Schedule.*

--------
*  Filed herewith.
#  To be filed by amendment.
@ Confidential treatment will be requested with respect to portions of this exhibit. Omitted portions will be filed separately with the Securities and Exchange Commission.